                                AMENDMENT NO. 3
                                      to
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Alliance Resources PLC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Alliance Resources PLC
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:
        Ordinary Shares

     2) Aggregate number of securities to which transaction applies:
        28,083,300

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined). The fee has been calculated based on $.28 per Ordinary Share which, to the best knowledge of the Company, was the last sale price in the United States over the counter market for the Ordinary Shares prior to April 28, 1998.

     4) Proposed maximum aggregate value of transaction: $7,863,324

     5) Total fee paid: $2,325.00

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

Alliance Resources PLC
4200 East Skelly Drive
Suite 1000
Tulsa, Oklahoma 74135
                                                                   July 13, 1998

To the Shareholders of Alliance Resources PLC:

  You are cordially invited to attend an Extraordinary General Meeting of the Shareholders (the "Extraordinary General Meeting") of Alliance Resources PLC (the "Company") to be held on July 29, 1998, at 2:00 p.m., United Kingdom time, at the Royal Automobile Club, 89 Pall Mall, London SW1Y 5HS.

  At the Extraordinary General Meeting, you will be asked to consider and vote upon proposals to approve the acquisition by the Company of all of the issued and outstanding shares of the capital stock of Difco Limited ("Difco"), in exchange for at least 7,020,825 and as many as 28,083,300 ordinary shares of the Company, the acquisition by Difco of certain oil and gas interests in the East Irish Sea (the "U.K. Interests") from Burlington Resources (Irish Sea) Limited for a cash consideration of approximately $34.0 million (collectively, the "Acquisitions"), the latter of which will be funded from the proceeds of a proposed issue of senior notes, and related matters. The Board of Directors of the Company has determined that the Acquisitions are fair to the shareholders of the Company.

  The Difco shareholders will initially be entitled to receive approximately 18.3% of the outstanding shares of the Company and could receive up to 45.0% of the outstanding shares of the Company based upon the production from, or reserves attributable to, the U.K. Interests. Based upon the average closing prices for the ordinary shares of the Company as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the ordinary shares on the London Stock Exchange was suspended at the request of the Company, these shares would have a value of approximately $2,977,000 (7,020,825 ordinary shares) to $11,907,000 (28,083,300 ordinary shares). Based upon these values, and the cash consideration to be paid to acquire the U.K. Interests, the total consideration to be paid to consummate the Acquisitions ranges from approximately $36,977,000 to $45,907,000. Please see "The Acquisitions and Related Matters" in the attached Proxy Statement for a more detailed discussion of the Acquisitions.

  Enclosed are a Notice of Extraordinary General Meeting of Shareholders, Proxy Statement which describes the Acquisitions and a form of proxy card. You are urged to read all of these materials carefully. In order to satisfy the requirements of the City Code on Takeovers, the Chairman of the Extraordinary General Meeting will, in accordance with the Company's Articles of Association, demand a poll be held at the meeting for the purpose of deciding the resolutions.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE ACQUISITIONS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSALS TO BE CONSIDERED AT THE EXTRAORDINARY GENERAL MEETING.

  PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. TO BE VALID, THE ENCLOSED PROXY CARD MUST BE COMPLETED, SIGNED AND RETURNED SO THAT IT ARRIVES AT THE COMPANY'S REGISTRARS NOT LATER THAN 2:00 P.M. ON JULY 27, 1998. IF YOU ATTEND THE EXTRAORDINARY GENERAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

  The Board and I urge you to vote "FOR" the Acquisitions and the related matters to be considered at the Extraordinary General Meeting.

  Thank you, and we look forward to seeing you at the Extraordinary General Meeting.

                                       Sincerely,

                                       JOHN A. KEENAN
                                       Chairman and Managing Director

Tulsa, Oklahoma
July 13, 1998

                  NOTICE OF AN EXTRAORDINARY GENERAL MEETING

                            ALLIANCE RESOURCES PLC
                 (REGISTERED IN ENGLAND AND WALES NO. 2532955)

  NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the Company will be held at the Royal Automobile Club, 89 Pall Mall, London SW1Y 5HS at 2:00 p.m., United Kingdom time on 29 July, 1998, for the purpose of considering and, if thought fit, passing the following resolutions each of which will be proposed as ordinary resolutions:

  1. That:

    (a) the acquisition:

      (i) by Alliance Resources PLC of the whole of the issued share capital of Difco Limited; and

      (ii) by Difco Limited of an undivided 20 per cent of the right, title and interest of Burlington Resources (Irish Sea) Limited in and to 13 blocks in the East Irish Sea and Liverpool Bay areas off the West Coast of the United Kingdom;

  (together the "Acquisitions") in each case pursuant to and on the terms and subject to the conditions of acquisition agreements dated 29 June, 1998, be and are hereby approved (or upon such terms and subject to such conditions as are approved by the Directors or any duly authorized committee thereof and with authority to the Directors or such committee to waive, amend, revise, vary or extend any of the terms or conditions of the Acquisitions other than in any material respect) and the entering into or performance or (as the case may be) grant by the Company and/or any of its subsidiaries and/or subsidiary undertakings and/or associates of all acts, agreements, arrangements and indemnities which the Directors or such committee consider necessary or desirable for the purposes of or in connection with the Acquisitions be and are hereby approved;

    (b) approval be and is hereby granted to a dispensation in favour of the existing shareholders of Difco Limited from any obligation to make a general offer to the shareholders of the Company to acquire their shares (which obligations would otherwise arise under Rule 9 of the U.K. City Code on Takeovers and Mergers) which arises from the acquisition by any of them of new Ordinary Shares in the Company:

      (i) as consideration for the sale by them of any shares in Difco Limited pursuant to the agreement referred to at sub-paragraph (a)(i) above; and/or

      (ii) on the conversion of the convertible restricted voting shares of 40p each in the capital of the Company as a result of which they would hold up to 28,083,300 Ordinary Shares in the capital of the Company in aggregate (representing 45 per cent of the issued ordinary share capital of the Company).

  2. That, conditional upon the Acquisitions (as defined in Resolution 1 above) becoming unconditional (save insofar, in each case, as conditional on this Resolution):

    (a) the authorized share capital of the Company be increased from (Pounds)18,400,000 to (Pounds)30,616,660 by the creation of 14,041,650 new convertible restricted voting shares of 40p each and 16,500,000 new ordinary shares of 40p each in the capital of the Company; and

    (b) the Directors be generally and unconditionally authorized in accordance with section 80 of the Companies Act 1985 (as amended) (the "Act"), to exercise all the powers of the Company to allot relevant securities (as defined in section 80(2) of the Act) up to an aggregate nominal amount of (Pounds)15,456,918 PROVIDED THAT:

      (i) in the case of any allotment (other than an allotment of relevant securities in pursuance of the Acquisitions or as a consequence of the exercise of existing warrants or the conversion of existing loan notes) the authority hereby conferred shall be limited to the allotment of relevant securities up to an aggregate nominal amount equal to one third ( 1/3) of the aggregate nominal amount of all ordinary shares of 40p each in the Company either issued and fully paid or unconditionally allotted and fully paid immediately after this Resolution becomes unconditional; and

      (ii) this authority (unless previously revoked, varied or renewed) shall expire on 29 July, 2003 (save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired);

  such authority to be in substitution for any and all authorities previously conferred upon the Directors for the purposes of Section 80 of the Act; and

    (c) pursuant to Article 94.2 of the Company's Articles of Association, the borrowing powers of the Directors be increased from the current maximum of two and a half (2 1/2) times the amount calculated in accordance with that Article 94.2 to a sum not exceeding fifteen (15) times such an amount.

                                          BY ORDER OF THE BOARD

                                          Secretary

Registered Office:
Kingsbury House
15-17 King Street
London SW1Y 6QU

Note:

  A member entitled to attend and vote at the above meeting may appoint a proxy or proxies who need not be a member of the Company to attend and on a poll vote instead of him or her.

                                PROXY STATEMENT

                                      FOR

                            ALLIANCE RESOURCES PLC

                 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                                 JULY 29, 1998

  This Proxy Statement of Alliance Resources PLC, a public limited company organized under the laws of England and Wales ("Alliance" or the "Company"), is being furnished to holders of the Company's ordinary shares, par value (Pounds)0.4 per share ("Shares"), in the United States in accordance with the rules of the Securities and Exchange Commission, in Canada in accordance with the provisions of the Securities Act (Ontario), and in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at an Extraordinary General Meeting of Shareholders of the Company (the "Extraordinary General Meeting") to be held on July 29, 1998, at 2:00 p.m., United Kingdom time, at the Royal Automobile Club, 89 Pall Mall, London SW1Y 5HS, and any adjournment thereof.

  At the Extraordinary General Meeting, you will be asked to consider and vote upon a proposal to approve the acquisition by the Company of all of the issued and outstanding shares of the capital stock of Difco Limited, a private limited company organized under the laws of England and Wales ("Difco"), in exchange for at least 7,020,825 and as many as 28,083,300 Shares, the acquisition by Difco of certain oil and gas interests in the East Irish Sea from Burlington Resources (Irish Sea) Limited for a cash consideration of approximately $34.0 million (collectively, the "Acquisitions"), the latter of which will be funded from the proceeds of a proposed issue of senior notes, and related matters. Company shareholders should particularly note that no right of dissent or appraisal is available to holders of Shares.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. THE PROPOSED ACQUISITIONS ARE COMPLEX TRANSACTIONS. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

  This Proxy Statement and the accompanying proxy card are first being mailed to the shareholders of the Company on or about July 13, 1998.

              THE DATE OF THIS PROXY STATEMENT IS JULY 13, 1998.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY..................................................................   1
  General................................................................   1
  The Acquisitions.......................................................   2
  The Meeting; Votes Required............................................   5
  Market Price Data......................................................   5
SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED
 FINANCIAL AND RESERVE INFORMATION.......................................   7
  Summary Oil and Gas Reserve Information................................   8
RISK FACTORS.............................................................   9
  Significant Leverage and Debt Service..................................   9
  Consummation of the Offering; Approvals................................   9
  Substantial Capital Requirements.......................................  10
  Potential Inability to Purchase Notes upon a Change of Control Offer...  10
  Uncertainty of Reserve Information and Future Net Revenue Estimates....  10
  Volatility of Oil and Gas Prices.......................................  11
  Need to Replace Reserves...............................................  11
  Drilling and Operating Risks...........................................  11
  Acquisition Risks and Risks of International Operations................  12
  Foreign Currency Exchange Rates........................................  12
  Dependence on Third-Party Operators....................................  12
  Transporting, Processing and Marketing of Oil and Gas From U.K.
   Interests.............................................................  13
  Competition............................................................  13
  Governmental and Environmental Regulation..............................  13
  Issues Related to the Year 2000........................................  14
  Possible Changes in U.K. Taxation......................................  14
  Cautionary Statement Regarding Forward-looking Statements..............  14
THE EXTRAORDINARY GENERAL MEETING........................................  15
  General................................................................  15
  Purpose of the Meeting.................................................  15
  Voting Rights; Solicitation of Proxies.................................  15
  Recommendation.........................................................  16
THE ACQUISITIONS AND RELATED MATTERS.....................................  17
  General................................................................  17
  Effective Time.........................................................  17
  Background of the Acquisitions.........................................  17
  Reasons for the Acquisitions; Recommendation of the Board of
   Directors.............................................................  18
  Terms of the Difco Acquisition.........................................  19
  Other Provisions of the Difco Acquisition Agreement....................  21
  Terms of the Interests Acquisition Agreement...........................  22
  Other Provisions of the Interests Acquisition Agreement................  22
  Interests of Certain Persons in the Acquisitions.......................  23
  Governmental and Regulatory Approvals..................................  23
  Material Income Tax Consequences.......................................  23
  Accounting Treatment...................................................  24
  Shares Eligible for Future Sale; Registration Rights...................  24
  Appraisal Rights.......................................................  24
  Related Matters........................................................  24

                                                                          PAGE
                                                                          ----
PRICE RANGE OF ORDINARY SHARES...........................................  26
  Exchange Rates.........................................................  26
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.......................  27
SELECTED FINANCIAL DATA OF ALLIANCE......................................  32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  34
  General................................................................  34
  Results of Operations..................................................  34
  Capital Resources and Liquidity........................................  37
  Seasonality............................................................  40
  Inflation and Prices; Hedging..........................................  40
  Currency Exchange Rates................................................  41
  Issues Related to the Year 2000........................................  41
INFORMATION WITH RESPECT TO ALLIANCE.....................................  42
  Business Strategy......................................................  42
  The Company's United States Properties.................................  43
  Employees..............................................................  48
  Competition............................................................  48
  Legal Proceedings......................................................  48
INFORMATION WITH RESPECT TO DIFCO AND THE U.K. PROPERTIES................  50
  General................................................................  50
  U.K. Properties........................................................  50
  U.K. Tax Regime........................................................  58
PRINCIPAL SHAREHOLDERS OF ALLIANCE.......................................  60
DESCRIPTION OF ALLIANCE CAPITAL STOCK....................................  62
  Dividends..............................................................  62
  Liquidation Rights.....................................................  62
  Voting Rights..........................................................  62
  Pre-emptive Rights.....................................................  63
  Variation of Rights....................................................  63
  Conversion of Acquisition Shares.......................................  63
  Disclosure of Interests................................................  63
  Exchange Controls and Other Limitations Affecting Security Holders.....  63
OTHER MATTERS............................................................  64
SHAREHOLDER PROPOSALS FOR ALLIANCE 1999 ANNUAL MEETING...................  64
INDEX TO FINANCIAL STATEMENTS............................................ F-1

APPENDIX AGLOSSARY
APPENDIX BRESERVE REPORT OF GAFFNEY, CLINE & ASSOCIATES, INC.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial information appearing elsewhere in this Proxy Statement. Unless the context clearly suggests otherwise, references to the "Company" or "Alliance" include Alliance Resources PLC and its subsidiaries, collectively, and references to the "Acquisitions" relate to the acquisition of the U.K. Interests (as defined herein) and the acquisition of all of the capital stock of Difco Limited, collectively. Certain terms relating to the oil and gas business are defined in the "Glossary" included as Appendix A in this Proxy Statement. Shareholders should carefully consider the matters discussed under the caption "Risk Factors."

GENERAL

  Alliance is a United Kingdom public limited company whose principal activities are the acquisition, exploration, development and production of oil and gas properties. The Company currently owns producing oil and gas properties in the United States, with a majority of its proved reserves located in the states of Alabama, Louisiana, Mississippi, Oklahoma and Texas. Since 1996, the Company has focused its efforts on maximizing the value of its properties in the U.S. and on acquiring and developing suitable international opportunities. Upon receiving shareholder approval, Alliance will acquire, for approximately $34.0 million, a 20% working interest (the "U.K. Interests") in 13 offshore blocks located in the East Irish Sea off the west coast of the U.K. (the "U.K. Properties") from Burlington Resources (Irish Sea) Limited ("Burlington"), an indirect wholly owned subsidiary of Burlington Resources, Inc. ("Burlington Resources"). After giving effect to the acquisition of the U.K. Interests, the Company's proved oil and gas reserves on a pro forma basis as of January 1, 1998, will consist of approximately 223 Bcfe of gas with a Pre-tax PV10 value of approximately $146.5 million and a Standardized Measure of approximately $114.8 million. Of the Company's pro forma proved reserves, 69% will be located in the East Irish Sea and 81% will be gas. See "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests," and "Information With Respect to Alliance--The Company's United States Properties."

  The U.K. Interests consist of certain undivided, non-operated working interests in the U.K. Properties. Burlington is the operator of ten of the blocks and holds non-operated interests in three of the blocks. The 13 offshore blocks included in the U.K. Properties include five proved gas accumulations in seven fields, traditionally split into the Rivers sour gas complex (comprising the Hodder, Calder, Crossans, Darwen and Asland fields), and the Millom and Dalton sweet gas fields. The U.K. Properties are located approximately 28 miles offshore in water depths of less than 200 feet. The nearest developments are the Morecambe fields located approximately six to ten miles to the east, which are operated by Centrica Plc ("Centrica"), and the Liverpool Bay development located approximately five to 15 miles to the south, which is operated by a subsidiary of Broken Hill Proprietary Pty ("BHP").

  The Company's independent petroleum engineers have estimated that the U.K. Properties have gross proved reserves at January 1, 1998 of approximately 764 Bcf (153 Bcf net), with a gross Pre-tax PV10 value of approximately $433.3 million ( $86.7 million net) and a Standardized Measure of approximately $312.5 million ( $62.5 million net). Burlington acquired substantially all of its interests in these blocks from British Gas Exploration and Production PLC ("BG") in December 1997 for approximately $157.6 million. The U.K. Properties include five proven gas accumulations in seven fields discovered by a predecessor of BG, from 1982 to 1993. Through 1997, BG had spent approximately $140 million to drill 13 exploratory and appraisal wells and acquire and interpret three dimensional ("3D") seismic data on six of the seven fields and nine of the 11 undrilled exploratory prospects included in the U.K. Properties. The U.K. Properties are not currently producing and were not developed because they were satellite fields to the South and North Morecambe Fields, which are owned by Centrica. The U.K. Properties had reduced strategic value to BG because it no longer held an interest in the South and North Morecambe Fields. See "Information With Respect to Difco and the U.K. Properties--U.K. Properties."

  The U.K. Properties will be developed pursuant to a joint operating agreement with Burlington. The Company anticipates that development of the U.K. Properties will begin in the fourth quarter of 1998, with first production anticipated in the fourth quarter of 1999. Due to the location of the U.K. Interests and the existence of the considerable infrastructure in both the Morecambe and Liverpool Bay areas of the East Irish Sea, the Company has several options for the transportation and processing of gas produced from the U.K. Interests. The Company believes that development of the fields and commercial sales of oil and gas from the U.K. Interests can occur by utilizing existing facilities and infrastructure, construction of new facilities and infrastructure, or a combination of the foregoing. The available development alternatives present multiple opportunities to market the production from the U.K. Interests to the U.K. gas market, including sales to individual companies, power generation plants, or industrial end-users. The Company's net share of expected capital expenditures to implement development of the proved reserves attributable to the U.K. Interests is estimated by the Company's independent petroleum engineers to be approximately $73.0 million. See "Information With Respect to Difco and the U.K. Properties--U.K. Properties."

THE ACQUISITIONS

 General

  Alliance will acquire all of the issued and outstanding capital stock of Difco Limited ("Difco"), and then acquire the U.K. Interests pursuant to Difco's agreement with Burlington. Mr. F. Fox Benton, Jr., until recently the non-Executive Chairman of Burlington Resources International, Inc. (a subsidiary of Burlington Resources) and an advisor to Burlington Resources, and members of his immediate family own, directly or indirectly, all of the issued and outstanding capital stock of Difco. Difco's sole asset is a contract to acquire the U.K. Interests for a purchase price of approximately $33.0 million in cash, effective January 1, 1998, from Burlington plus its pro rata share of expenditures incurred by Burlington and interest from January 1, 1998, which are anticipated to be approximately $1.0 million. This agreement terminates on July 31, 1998, unless extended by Difco and Burlington.

  On June 29, 1998, Alliance and the shareholders of Difco entered into a Sale and Purchase Agreement (the "Difco Acquisition Agreement"), under which Alliance will acquire all of the issued and outstanding capital stock of Difco, and indirectly a contract to acquire the U.K. Interests, in exchange for 14,041,650 newly created convertible restricted voting shares (the "Acquisition Shares"), convertible into between 7,020,825 and 14,041,650 Shares, and a contingent right to receive up to 14,041,650 additional Shares, based upon the sales production actually achieved from, or reserves value attributable to, the U.K. Interests. The Difco shareholders will receive only 7,020,825 Shares if none of the production targets are achieved, will receive 28,083,300 Shares if all the production targets or reserve values are achieved and all of the loan notes and warrants are converted and will receive a number of Shares within this range if only some of the production targets or reserve valuations are achieved and/or some of the loan notes or warrants are converted. See "The Acquisitions and Related Matters--Terms of the Difco Acquisition." Until converted, each Acquisition Share will be entitled to one-half vote on all matters on which the Shares are entitled to vote and otherwise will have rights identical to the Shares, except for certain restrictions on transfer. The shareholders of Difco will receive a minimum of 18.3% of the issued and outstanding Shares of the Company and a maximum of 45.0% of the issued and outstanding Shares of the Company, pursuant to the terms of the Difco Acquisition Agreement. The Acquisition Shares will not be listed on any exchange for trading and the holders of such shares will have certain limited rights to participate in registered offerings of Shares by the Company, if any. The Company has, however, agreed to list the Shares resulting from the conversion of the Acquisition Shares on the London Stock Exchange. See "The Acquisitions and Related Matters--Terms of the Difco Acquisition" and "--Shares Eligible for Future Sale; Registration Rights."

  In determining how many Acquisition Shares the Company should issue to acquire Difco (and indirectly, the U.K. Interests), and the number of Shares into which the Acquisition Shares would be convertible, the Board of Directors considered a variety of factors, including the risks associated with the undeveloped proved oil and gas reserves in the U.K. Interests and the discounted future net cash flows of the U.K. Interests. In determining the consideration payable to the Difco shareholders, the Board also considered the Pre-tax PV10 value of the Company's 20% interest in the U.K. Properties prepared by Gaffney Cline ( $86.7 million) compared with the Pre-tax PV10 value of the Company's existing U.S. properties prepared by Lee Keeling ( $59.787 million). Based on the information it reviewed, the Board of Directors determined that it was appropriate to issue securities of the Company that would entitle the Difco shareholders to receive Shares entitling them to a minimum percentage of the Company prior to any production from the U.K. Interests and an increasing percentage of the Company based upon a combination of sales production levels and reserves value ultimately attributable to the U.K. Interests. The Difco shareholders will initially be entitled to receive approximately 18.3% of the outstanding Shares and will receive up to 45.0% of the outstanding Shares, based upon the production from, or reserves attributable to, the U.K. Interests. See "The Acquisitions and Related Matters--Reasons for the Acquisitions; Recommendation of the Board of Directors" and "--Terms of the Difco Acquisition" for a more detailed description of the circumstances under which the Difco shareholders will receive varying amounts of Shares. Based upon the average closing prices for the Shares, as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the Shares on the London Stock Exchange was suspended at the request of the Company, these Shares would have a value of approximately $2,977,000 to $11,907,000. Based upon these values, and the cash consideration to be paid to acquire the U.K. Interests, the total consideration to be paid to consummate the Acquisitions ranges from approximately $36,977,000 to $45,907,000.

  The purpose of the Acquisitions is to acquire the U.K. Interests. Alliance intends to finance the acquisition of the U.K. Interests, and a portion of the development costs of the U.K. Interests, through the proposed issuance of at least $100.0 million of Senior Notes (the "Notes"). In addition, the Company has renegotiated its credit facility with its current lender, which will become effective simultaneously with the completion of the Acquisitions and the issuance of the Notes (the "Amended Credit Facility"). There is no assurance, however, that the Company will be able to issue the Notes on terms that the Company believes are satisfactory. The Company has the right not to acquire Difco if it is unable to issue the Notes on satisfactory terms.

  The Difco Acquisition Agreement and the Sale and Purchase Agreement between Difco and Burlington (the "Interests Acquisition Agreement" and, with the Difco Acquisition Agreement, the "Acquisition Agreements") set forth the principal terms by which the Acquisitions will be consummated. The Acquisition Agreements contain representations, warranties and agreements of the parties, and provide specific conditions to the consummation of the Acquisitions and terms under which each Acquisition Agreement may be terminated or abandoned. See "The Acquisitions and Related Matters--Other Provisions of the Difco Acquisition Agreement" and "--Other Provisions of the Interests Acquisition Agreement."

 Effective Time

  Following the satisfaction or waiver of all conditions contained in the Acquisition Agreements, the Acquisitions will be consummated on the date and time of the execution and delivery of all documents required to effect the Acquisitions (the "Effective Time"). See "The Acquisitions and Related Matters--Effective Time."

 Conditions to the Completion of the Acquisitions

  Completion of the Acquisitions is subject to certain conditions, including the approval of the Acquisitions and the other matters to be considered at an Extraordinary General Meeting by the requisite holders of Shares; the completion of debt financing by the Company; approval of the acquisition of the U.K. Interests on behalf of the U.K. Department of Trade and Industry (the "U.K. DTI") by the Secretary of State for Trade and Industry; and certain other customary closing conditions. There can be no assurance as to when or if the conditions will be satisfied (or, where permissible, waived) or that the Acquisitions will be consummated. See "The Acquisitions and Related Matters-- Other Provisions of the Difco Acquisition Agreement--Conditions to Difco Acquisition,"

"--Other Provisions of the Interests Acquisition Agreement--Conditions to U.K. Interests Acquisition" and "--Governmental and Regulatory Approvals."

 Termination of the Acquisition Agreements

  The Acquisition Agreements may each be terminated at any time before the Effective Time, notwithstanding the vote of the Company's shareholders, under certain circumstances. See "The Acquisitions and Related Matters--Other Provisions of the Difco Acquisition Agreement--Amendments; Waiver; Termination" and "--Other Provisions of the Interests Acquisition Agreement--Amendments; Waiver; Termination."

 Waiver and Amendment

  The parties to the Acquisition Agreements generally may waive or amend the terms of their respective Acquisition Agreements. Upon a waiver or amendment by the Company of a material term of either of the Acquisition Agreements the Company will circulate an amended proxy statement and re-solicit the shareholders of the Company to approve the Acquisitions and related matters. See "The Acquisitions and Related Matters--Other Provisions of the Difco Acquisition Agreement--Amendments; Waiver; Termination" and "--Other Provisions of the Interests Acquisition Agreement--Amendments; Waiver; Termination."

 Interests of Certain Persons in the Acquisitions

  Certain members of the Company's management and the Board of Directors may have interests in the Acquisitions that are in addition to their interests generally as management or shareholders of the Company. In particular, Michael
E. Humphries, a director of the Company, is a Senior Vice President of Rothschild Natural Resources, LLC, an affiliate of N M Rothschild & Sons Limited which is acting as "sponsor" of the Company in connection with the listing particulars of the Company being published in the U.K. as a consequence of the Acquisitions and for purposes of U.K. regulatory requirements. Mr. Humphries is not a shareholder of NM Rothschild & Sons Limited or of the Company.

  The Board was aware of these interests and considered them, among other matters, in approving the Acquisitions and the related transactions. See "The Acquisitions and Related Matters--Interests of Certain Persons in the Acquisitions."

 Expenses

  The Company expects to incur expenses of approximately $6.5 million in connection with the Extraordinary General Meeting, the debt financing, the consummation of the Acquisitions and related matters.

 Regulatory Matters

  The Company is not aware of any U.S. governmental or regulatory approvals required for completion of the Acquisitions in the U.S., other than compliance with U.S. federal and applicable state securities laws. To the extent that any governmental or regulatory requirements arise in the U.S., the Company does not expect them to materially affect the completion of the Acquisitions or the benefits to be obtained therefrom. See "The Acquisitions and Related Matters-- Governmental and Regulatory Approvals."

  Pursuant to the listing rules of the London Stock Exchange, the Acquisitions may not be completed until and unless the Company's shareholders have approved the Acquisitions. The U.K. DTI must also approve the acquisition of the U.K. Interests from Burlington. The Company has met with the U.K. DTI to discuss the acquisition of the U.K. Interests. The necessary U.K. DTI approval will be subject, among other things, to completion of the Acquisitions. See "The Acquisitions and Related Matters--Governmental and Regulatory Approvals." In addition, development of the U.K. Properties will be subject to subsequent U.K. DTI approval.

  Under Rule 9 of the U.K. City Code on Takeovers and Mergers, any person who acquires shares which (taken together with any shares already held or acquired by persons acting in concert with them) carry 30% or more of the voting rights of a company to which the Code applies (which includes Alliance) is required by the Panel on Take-overs and Mergers (the "Panel") to make a general offer to the shareholders of that company. The Panel has agreed, subject to the approval of the Difco Acquisition by Alliance's shareholders, to waive any requirements under Rule 9 of the Code for such a general offer to be made by Difco shareholders as a consequence of the conversion of the Acquisition Shares and the issuance of additional shares pursuant to the Difco Acquisition Agreement. See "The Acquisitions and Related Matters--Governmental and Regulatory Approvals."

 Material Income Tax Consequences

  Neither the Company nor any of its existing shareholders will recognize any gain or loss under U.S. or U.K. tax laws as a result of the completion of the Acquisitions. See "The Acquisitions and Related Matters--Material Income Tax Consequences."

 Accounting Treatment

  The Acquisitions are intended to be accounted for as a "purchase" under U.S. GAAP. See "The Acquisitions and Related Matters--Accounting Treatment."

 Dissenters' Rights

  No right of dissent or appraisal is available to holders of Shares. See "The Acquisitions and Related Matters--Appraisal Rights."

 Recommendation of the Board of Directors

  The Directors consider that the Difco Acquisition and the U.K. Interests Acquisition (collectively, the "Acquisitions") are in the best interests of Alliance and its shareholders as a whole and are fair to the shareholders of Alliance. Your Directors, therefore, unanimously recommend all shareholders to vote in favor of all the resolutions, as they intend to do in respect of their own beneficial holdings, which together amount to approximately 1.3% of the present issued share capital of the Company. See "The Acquisitions and Related Matters--Background of the Acquisitions" and "The Acquisitions and Related Matters--Reasons for the Acquisitions; Recommendation of the Board of Directors."

THE MEETING; VOTES REQUIRED

  The Extraordinary General Meeting will be held on July 29, 1998, at 2:00 p.m., United Kingdom time, at the Royal Automobile Club, 89 Pall Mall, London SW1Y 5HS. At the Extraordinary General Meeting, shareholders of the Company will be asked to consider and vote upon a proposal to approve the Acquisitions and related matters. In order to satisfy the requirements of the U.K. City Code on Takeovers and Mergers, the Chairman of the Extraordinary General Meeting will, in accordance with the Company's Articles of Association, demand a poll be held at the meeting for the purpose of deciding the resolutions. Completion of the Acquisitions is conditioned upon, among other things, the Company's shareholders approving the Acquisitions and the other matters to be considered at the Extraordinary General Meeting. All shareholders of record at the time of the Extraordinary General Meeting are entitled to vote at the meeting.

MARKET PRICE DATA

  The Shares are traded on the London Stock Exchange under the symbol "ARS." Since completion of the Company's acquisition (the "LaTex Merger") of LaTex Resources, Inc. ("LaTex") on May 1, 1997, the Shares have also traded from time to time in the U.S. in the over-the-counter market under the trading symbol "ACREF." The table below sets forth the high and low prices for Shares as reported on the London Stock Exchange and the high and low closing bid prices for the Shares of the Company in the over-the-counter market as reported by the National Association of Securities Dealers' ("NASD") for the calendar periods indicated, after giving effect to a 40-to-1 reverse stock split of the Shares that occurred on May 1, 1997. The quotations for the over-the-counter market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. At the date of this Proxy Statement the Company has not declared or paid any cash dividends and the terms of the Company's current credit facility prohibit the payment of any dividends. At the request of Alliance, the trading of the Shares on the London Stock Exchange was suspended upon the announcement of the LaTex Merger agreement on August 10, 1996 and remained suspended until completion of the LaTex Merger on May 1, 1997. In addition, at the request of Alliance, the trading of the Shares on the London Stock Exchange was suspended upon the announcement by Alliance of discussions regarding the Acquisitions on April 29, 1998 and will remain suspended until the Acquisitions are completed or terminated.

                                             LONDON STOCK         OTC BULLETIN
                                                EXCHANGE              BOARD
                                      --------------------------- -------------
                                          HIGH           LOW       HIGH   LOW
                                      ------------- ------------- ------ ------
   1996.............................. (Pounds).0500 (Pounds).0176 $  N/A $  N/A
   1997..............................         .6000         .2300 0.5500 0.2500
   1998 (through April 28, 1998 for
    the London Stock Exchange and
    June 24, 1998 for the OTC
    Bulletin Board)..................         .3250         .2100 0.5000 0.2300

              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL AND RESERVE INFORMATION

  The summary historical financial information and the unaudited pro forma condensed combined financial information presented below is qualified in its entirety and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Pro Forma Condensed Combined Financial Information," and the "Consolidated Financial Statements" on page F-1. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the financial position or results of operations of the Company would actually have been if the Acquisitions and the debt financing, the effects of which they illustrate, had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period.

                                                  NINE MONTHS
                                 YEAR ENDED          ENDED       YEAR ENDED
                                  JULY 31,         APRIL 30,   APRIL 30, 1998
                            --------------------- ----------- -----------------
                                                                         PRO
                            1995(1)(5) 1996(1)(5) 1997(1)(5)  ACTUAL   FORMA(2)
                            ---------- ---------- ----------- -------  --------
                                      (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
 DATA:
  Total revenues...........  $ 9,809    $ 12,520    $ 5,845   $10,210  $10,210
  Lease operating
   expenses................    4,643       5,472      3,117     5,506    5,506
  General and
   administrative
   expenses................    2,736       2,893      3,481     3,364    3,364
  Depreciation, depletion
   and amortization........    3,364       3,511      1,542     2,598    2,598
  Loss from operations.....   (1,678)     (2,936)    (2,311)   (2,386)  (2,386)
  Net loss.................   (3,306)    (11,330)    (4,389)   (4,729)  (9,214)
OTHER FINANCIAL DATA:
  Capital expenditures(3)..   27,185       3,877        350    11,414   57,671
  Ratio of earnings to
   fixed charges(4)........      --          --         --        --       --

                                                               APRIL 30, 1998
                                                              -----------------
                                                                         PRO
                                                              ACTUAL   FORMA(2)
                                                              -------  --------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents.................................. $   408  $ 19,329
  Working capital (deficit)..................................  (9,480)   22,528
  Oil and gas properties and other fixed assets, net.........  29,808    76,065
  Total assets...............................................  34,760   121,728
  Total debt.................................................  21,067   100,000
  Convertible subordinated unsecured loan notes..............   1,551     1,551
  Total stockholders' equity.................................   2,183    10,218

--------
(1) On May 1, 1997, Alliance completed its acquisition of LaTex pursuant to the LaTex Merger. For accounting and financial reporting purposes LaTex is treated as having acquired Alliance as the LaTex shareholders had a controlling interest in the combined companies. Accordingly, the assets and liabilities of Alliance have been recorded at their fair value for the period beginning May 1, 1997 while the assets and liabilities of LaTex have been recorded at their historical cost as shown in LaTex's existing financial statements. The historical financial information for all financial periods to April 30, 1997 reflect the results of operations and assets and liabilities of LaTex. LaTex's fiscal year end was July 31, whereas that of Alliance was April 30. As a result, the fiscal year end changed from July 31 to April 30, effective April 30, 1997.
(2) The unaudited pro forma condensed combined financial information illustrates the acquisition of the U.K. Interests for the period ended and as of April 30, 1998.
(3) Capital expenditures include expenditures on fixed assets acquired in connection with the acquisition of subsidiaries as well as expenditures on other additions to fixed assets.

(4) For purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense including amortization of deferred debt issuance costs. The Company's earnings were inadequate to cover fixed charges for the years ended July 31, 1995 and 1996, for the nine months ended April 30, 1997, for the year ended April 30, 1998 and pro forma for the year ended April 30, 1998 by $3.306 million, $11.330 million, $4.389 million, $4.729 million and $9.214 million, respectively.
(5) Results reported for the nine months ended April 30, 1997 and all prior periods have been restated to reflect the change in accounting policy for oil and gas assets to full cost accounting in that period from LaTex's previous policy of successful efforts accounting. The effects of the accounting change on the years ended July 31, 1995 and 1996 and for the nine months ended April 30, 1997 were to increase (decrease) the net loss by $0.814 million, $1.100 million and $(2.373) million, respectively.

SUMMARY OIL AND GAS RESERVE INFORMATION

  The estimates of net proved oil and gas reserves as of January 1, 1998 and April 30, 1998, with respect to the Company's existing properties have been prepared by Lee Keeling & Associates, Inc. ("Lee Keeling"), independent petroleum engineers. The estimates of net proved oil and gas reserves as of January 1, 1998, with respect to the U.K. Interests have been prepared by Gaffney, Cline & Associates, Inc. ("Gaffney Cline"), independent petroleum engineers. The information with respect to oil and gas production represents production from LaTex properties for the nine months ended April 30, 1997, and production from the Company's properties for the year ended April 30, 1998. Additional information about oil and gas reserves is discussed in "Information With Respect to Alliance," "Information With Respect to Difco and the U.K. Properties," and Note 17 to the Consolidated Financial Statements of the Company.

                                                  PRO FORMA AS
                                AS OF JANUARY 1,  OF JANUARY 1,      AS OF
                                      1998          1998(1)(2)   APRIL 30, 1998
                                ----------------- -------------- --------------
Estimated Proved Reserves(1):
  Oil (MBbls)..................        7,219            7,219         6,494
  Gas (MMcf)...................       26,576          179,376        26,322
  MMcfe (6 Mcf/Bbl)............       69,890          222,690        65,286
  Percent proved developed
   reserves....................           71%              22%           78%
  Pre-tax PV10 value (in
   thousands)..................      $59,787         $146,487       $48,600
  Standardized Measure (in
   thousands)..................      $52,277         $114,777       $45,106

--------
(1) NYMEX benchmark prices used in determining the proved reserves and future net cash flow estimates at January 1, 1998 and April 30, 1998 were $18.32 and $15.39, respectively, per Bbl for oil and $2.41 and $2.22, respectively, per MMBtu for gas for the U.S. properties and 16.05p per therm (approximately $2.65 per MMBtu) for the U.K. Interests.
(2) Gives effect to the Acquisitions as if they had occurred as of January 1, 1998.

                                                              NINE
                                                             MONTHS
                                       YEAR ENDED JULY 31,   ENDED    YEAR ENDED
                                       ------------------- APRIL 30,  APRIL 30,
                                         1995      1996       1997       1998
                                       --------- --------- ---------- ----------
Production Data:
  Oil (MBls)..........................       359       405     190        396
  Gas (MMcf)..........................     2,612     3,481   1,640      1,689
  MMcfe (6 Mcf/Bbl)...................     4,766     5,911   2,780      4,065

                                 RISK FACTORS

  Completion of the Acquisitions involves certain risks that are different from or greater than those involved in the Company's existing operations. Shareholders should particularly note the following factors.

SIGNIFICANT LEVERAGE AND DEBT SERVICE

  The Company has been and, following the Acquisitions and the issuance of the Notes, will continue to be, highly leveraged. As of April 30, 1998, after giving effect to the Acquisitions and the issuance of the Notes, on a pro forma basis, the Company's total debt and shareholders' equity would have been approximately $101.6 million and $10.2 million, respectively. In addition, the Amended Credit Facility will initially afford the Company $20.0 million of available borrowing capacity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."

  The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Amended Credit Facility and the indenture pursuant to which the Notes will be issued (the "Indenture") will require the Company to meet certain financial tests, and other restrictions may limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."

  The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, including the development of and receipt of cash flow from the U.K. Interests, which will be subject to general economic conditions and to operational, financial, business and other factors affecting the U.K. Interests and the operations of the Company, many of which are beyond its control. There can be no assurance that the Company will generate cash flow sufficient for these purposes. If the Company is unable to generate cash flow in the future sufficient to cover its fixed charges (including interest on the Notes) and is unable to borrow sufficient funds from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there by any assurance as to the timing of any asset sales or the proceeds that the Company could realize therefrom. In addition, the terms of the Indenture and the Amended Credit Facility will restrict the Company's ability to sell assets and the use of the proceeds therefrom. Additionally, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay shareholders only after all indebtedness of the Company has been paid in full. There can be no assurance that there will be sufficient assets to pay amounts to shareholders.

  The Company's cash flow from operations is currently not sufficient to make interest payments on the Notes. If the Company does not develop the U.K. Interests and receive cash flow from the operation of the U.K. Interests subsequent to the payment of the first four semi-annual interest payments, there can be no assurance that the Company will be able to make required interest payments on the Notes.

CONSUMMATION OF THE OFFERING; APPROVALS

  The consummation of the offering of the Notes is dependent upon the consummation of the Acquisitions. The consummation of the Acquisitions is dependent upon, among other things, the fulfillment or waiver of various closing conditions, including that the Acquisitions be approved by a majority of the outstanding Shares, and approved on behalf of the U.K. DTI by the Secretary of State for Trade and Industry.

  The Company has met with the U.K. DTI to discuss the acquisition of the U.K. Interests. The Company has been advised that the U.K. DTI approval will be subject, among other things, to completion of the Acquisitions. In addition, development of the U.K. Interests will be subject to subsequent U.K. DTI approval. The Company has not, and understands that Burlington has not submitted a development plan to the U.K. DTI. There can be no assurance that the U.K. DTI will approve the Acquisitions or development of the U.K. Interests.

SUBSTANTIAL CAPITAL REQUIREMENTS

  The Company will be required to make substantial capital expenditures in connection with the acquisition, development and exploitation of the U.K. Interests. The purchase of the U.K. Interests pursuant to the Interests Acquisition Agreement will require the payment of approximately $33.0 million in cash plus its pro rata share of expenditures incurred by Burlington and interest from January 1, 1998, which are anticipated to be approximately $1.0 million. In addition, it is currently anticipated by the Company that approximately $73.0 million (net to the Company's interest in the U.K. Properties) will be required in the period commencing upon the closing of the Acquisitions to the end of the year 2005 in connection with the development plans for the U.K. Properties under the assumptions described in "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests," of which amount approximately $21.5 million is forecast to be required through December 31, 1999. It is anticipated that most of the remaining development expenditures incurred after 1999 will be funded from the cash flow from the U.K. Interests, with initial production currently forecast to occur in late 1999. However, the forecast development plans and expenditures are subject to change and there can be no assurance that the U.K. Interests will be developed according to the plans described herein or that a significantly higher level of expenditures will not be required due to numerous factors, including regulatory approvals, gas processing and sales arrangements and rig and equipment availability.

POTENTIAL INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL OFFER

  Upon a change of control of the Company, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of Notes tendered, or that restrictions in the Amended Credit Facility will allow the Company to make such required repurchases.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

  The accuracy of the reserve information and the future cash flows from those reserves set forth in this Proxy Statement depend on a number of factors, including the accuracy of the engineering data and its interpretation, future rates of production, future oil and gas prices, the amount and timing of future development and operating costs, hydrocarbon drainage, severance and excise taxes, and the effects of government regulation, all of which may in fact vary considerably from those assumed in making the estimates. Any significant variance in these matters could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and these variances may be material. See "Information With Respect to Alliance" and "Information With Respect to Difco and the U.K. Properties."

  The present value of future net revenues (Pre-tax PV10 value and Standardized Measure) referred to in this Proxy Statement should not be construed as the current market value of the estimated oil and gas reserves attributable to the U.K. Interests or the Company's U.S. properties. In accordance with applicable requirements of the Securities and Exchange Commission (the "Commission"), the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by gas and oil purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

VOLATILITY OF OIL AND GAS PRICES

  The Company's financial results and, therefore, its ability to service its debt, including the Notes, are significantly affected by the price received for the Company's oil and gas production. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Prices of oil and gas are subject to wide fluctuations in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond the control of the Company. These factors include domestic and foreign political conditions, the overall level of supply of and demand for oil and gas, the price of imported oil and gas, weather conditions, the price and availability of alternative fuels and overall economic conditions. The Company's future financial condition and the results of operations will be dependent, in part, upon the prices received for the Company's oil and gas production, as well as the costs of acquiring, finding, developing and producing reserves. To reduce its exposure to price risks in the sale of its oil and gas, the Company enters into hedging arrangements from time to time. Although the Company currently hedges a significant portion of its production, any substantial or extended decline in the price of oil and gas would have a material adverse effect on the Company's financial condition and results of operations, as well as reduce the amount of the Company's oil and gas that could be produced economically. Moreover, if oil and gas prices fall materially below their current levels, the availability of funds and the Company's ability to repay outstanding debt, including the Notes, could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED TO REPLACE RESERVES

  In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Company conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that the Company's future exploration, development and acquisition activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

DRILLING AND OPERATING RISKS

  Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered or that operations may be affected by matters beyond the Company's control. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial condition. Additionally, the Company is not fully insured against drilling risks, nor are all such risks insurable. The Company considers current levels of liability insurance adequate, although the nature of these risks is such that liabilities could exceed policy limits or, as in the case of environmental fines, be uninsurable, in which event the Company could incur significant costs.

ACQUISITION RISKS AND RISKS OF INTERNATIONAL OPERATIONS

  The Company intends to continue to grow via the acquisition of oil and gas properties. The Company expects to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to the Company. The successful acquisition of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such an assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company is generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

  The Company intends to explore and develop projects in the U.S., Europe and other countries, some of which may have less developed regulatory schemes. Such international projects would be subject to political, economic and other uncertainties, including, inter alia, risk of war, revolution, import and export regulations and by U.S. legislation affecting foreign trade, taxation and investment. Furthermore, disputes may subject the Company to the exclusive jurisdiction of foreign courts or the Company may not be successful in subjecting foreign persons to the jurisdictions of courts in the U.K. or in the U.S.

FOREIGN CURRENCY EXCHANGE RATES

  The Company's current operations are entirely in the U.S., therefore, the Company is not currently subject to any currency exchange risk. However, upon completion of the Acquisitions, the Company will have substantial pound sterling denominated liabilities and, upon the commencement of production from the U.K. Interests, substantial sales in pounds sterling. This will subject the Company to currency exchange risk which may adversely affect the financial condition of the Company. Any change in the currency exchange rates that reduces the pounds sterling available to the Company upon the conversion of the U.S. dollars could have a material adverse effect on the Company and its ability to make the planned capital expenditures. Future revenues from the U.K. Interests will be largely denominated in pounds sterling (or other European currencies), but principal and interest on the Notes will be payable in U.S. dollars. Therefore the ability of the Company to pay interest and principal on the Notes when due is dependent, in part, on the then current exchange rate between pounds sterling, on the one hand, and U.S. dollars, on the other hand, which rates are and will be subject to fluctuation. The Company does not currently use financial hedging instruments to manage exchange rate exposure, although in the future the Company may elect to manage exchange rate exposure by entering into certain hedging transactions. There can be no assurance however, that exchange rate fluctuations will not have a material adverse effect on the Company's ability to make principal and interest payments when due.

  Stage III of the European Economic and Monetary Union ("Stage III") is due to commence on January 1, 1999, in certain Member States (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxemburg, the Netherlands, Portugal and Spain ("Participating States")) of the European Union ("EU"). Part of Stage III is the locking of exchange rates and the introduction of a single currency ("Euro"), which is intended to replace the national currencies of the Participating States and the transfer of authority for conducting monetary policy for such EU Member States to the European Central Bank. The Company cannot predict what effect, if any, conversion to the Euro will have on currency exchange rates, the Notes or the business of the Company.

DEPENDENCE ON THIRD-PARTY OPERATORS

  Burlington will be the operator for a majority of the U.K. Interests. Although the U.K. Interests operated by Burlington will be governed by a Joint Operating Agreement between Burlington and the Company (the "Operating Agreement") that will generally require concurrence of the Company, the Company will not be able to compel Burlington to undertake any specific development activities.

  The Operating Agreement also will provide for operations in the covered area by less than all parties under certain circumstances ("Sole Risk Operations"). The parties conducting such operations ("Sole Risk Participants") will be responsible for all liabilities, costs and expenses associated with such operations, and also will be entitled to receive all benefits and revenues generated by the operations. If a discovery results from Sole Risk Operations, any party that was not a Sole Risk Participant in the operations may participate in appraisal drilling or a development program relating to the discovery by making a payment to the then existing Sole Risk Participants of its proportionate share of the cost previously incurred with respect to the Sole Risk Operations, plus interest. In addition, the party must make a payment to the then existing Sole Risk Participants of a significant premium calculated by reference to a formula in the Operating Agreement.

  Additionally, the Company owns (and may in the future acquire) working interests in additional properties in which it is not the operator of such properties. In such cases, the Company's ability to explore and develop such interests may be dependent upon the decision of the operator or others. If the Company's partners do not elect to explore, develop and to finance such ventures, the Company may not be able to develop such properties.

TRANSPORTING, PROCESSING AND MARKETING OF OIL AND GAS FROM U.K. INTERESTS

  The Company currently does not have any contracts for the transportation, processing or sale of oil and gas produced from the U.K. Interests. Moreover, completion of the Acquisitions is not contingent on any contracts being executed. The Company believes that it will be able to transport, have processed and sell its production on satisfactory terms at the time the U.K. Interests are developed and ready to begin production. See "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests." However, if the Company is unable to, or does not, enter into satisfactory arrangements, it will not be able to begin production from the U.K. Interests and any cash flow from the U.K. Interests will be delayed until adequate arrangements are made.

COMPETITION

  The oil and gas industry is highly competitive in all of its phases. Alliance competes with other integrated and independent energy companies in all areas of its business (including acquiring properties), as well as in securing employees. Many of these competitors have financial, personnel and other resources substantially greater than those of Alliance. The Company's ability to acquire additional properties to discover reserves and to participate in drilling opportunities in the future will be dependent upon its ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  Oil and gas production is subject to regulation under many international and U.S. federal and state statutes, rules, orders and regulations. Permits for drilling, reworking and recompletion operations, drilling bonds and reports concerning operations are required. Most jurisdictions have regulations governing conservation matters, establishing maximum rates of production and the regulation of the spacing, plugging and abandonment of wells. See "-- Consummation of the Offering; Approvals" and "The Acquisitions and Related Matters--Governmental and Regulatory Approvals."

  Environmental laws and regulations may affect the Company's operations and costs. In particular, production and salt water disposal operations and use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulations. Environmental regulations are subject to frequent change and the Company cannot predict ongoing costs of compliance or the future impact of such regulations on operations.

  Development of new power stations requires U.K. government consent. On June 25, 1998, the U.K. government announced the preliminary conclusions of its review of energy sources for power generation. The U.K. government has proposed a stricter policy on power station consents which is likely to curb the development of new gas fired power stations. The application and duration of this policy is currently uncertain and consequently it is difficult to assess the impact this will have on U.K. gas demand and prices at this time.

ISSUES RELATED TO THE YEAR 2000

  Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Issues Related to the Year 2000" for a discussion of risks to the Company associated with the Year 2000 problem.

POSSIBLE CHANGES IN U.K. TAXATION

  The U.K. government has announced that it will formally consult the oil industry on specific proposals to change the fiscal regime for companies involved in the extraction of U.K. oil and gas. A consultative document is expected to be published during 1998, with the aim of introducing legislation in the next U.K. Finance Bill to ensure that an appropriate share of oil and gas profits are being taxed. An outline of the proposals to be included in the consultative document has been published by the U.K. government. These proposals include the abolition of royalties, the removal of the petroleum revenue tax ("PRT") tariff receipt allowance and either the introduction of a supplementary corporation tax charge on the profits from U.K. oil and gas extraction activities or the extension of the PRT to all fields combined with the introduction of the PRT relief on abortive exploration costs and a reduction in the PRT oil allowance. There can be no assurance that the adoption of any of these proposals (or any other proposals which may ultimately be adopted) will not have a materially adverse effect on the Alliance's future tax burden.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  This Proxy Statement includes certain statements that may be deemed to be "forward-looking statements." All statements included in this Proxy Statement that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including such matters as future drilling and operations, future production of oil and gas, future net cash flows, future capital expenditures and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed in this Proxy Statement, general economic and business conditions, prices of oil and gas, the ability of the Company to sell the oil and gas produced, changes in laws or regulations and other factors, many of which are beyond the control of the Company. The Company cautions that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                       THE EXTRAORDINARY GENERAL MEETING

GENERAL

  This Proxy Statement is being furnished to holders of Shares in connection with the solicitation of proxies by the Board of Directors of Alliance for use at the Extraordinary General Meeting to be held on July 29, 1998, at 2:00 p.m., United Kingdom time, at the Royal Automobile Club, 89 Pall Mall, London SW1Y 5HS.

  This Proxy Statement, the Notice of Meeting and the accompanying form of proxy are first being mailed to shareholders of the Company on or about July 13, 1998.

PURPOSE OF THE MEETING

  At the Extraordinary General Meeting, you will be asked to consider and vote upon a proposal to approve the Acquisitions and related matters.

VOTING RIGHTS; SOLICITATION OF PROXIES

  Each Share entitles its holder to one vote on all matters to be acted upon at the Extraordinary General Meeting. The presence, in person or by proxy, of two shareholders entitled to vote at the meeting is necessary to constitute a quorum to transact business. All shareholders of record at the time of the Extraordinary General Meeting are entitled to vote at the meeting.

  In order to satisfy the requirements of the U.K. City Code on Takeovers and Mergers, the Chairman of the Extraordinary General Meeting will, in accordance with the Company's Articles of Association, demand a poll be held at the meeting for the purpose of deciding the resolutions. The directors and executive officers of the Company beneficially own and have the right to vote approximately 1.3% of the outstanding Shares and have indicated their intention to vote in favor of the approval and adoption of the Acquisitions and the other matters to be considered at the Extraordinary General Meeting.

  When proxies in the accompanying form are properly executed and received, the Shares represented will be voted at the Extraordinary General Meeting in accordance with the directions noted. If no direction is indicated, Shares will be voted in favor of the Acquisitions and the other matters to be considered at the Extraordinary General Meeting, and in the discretion of the proxies with respect to any other matter that is properly brought before the meeting. The deposit of an instrument of proxy shall not preclude a shareholder from attending and voting in person at the Extraordinary General Meeting.

  A form of proxy for use at the Extraordinary General Meeting is enclosed with this Proxy Statement. Whether or not you intend to be present at the meeting, you are requested to complete and return the form of proxy in accordance with the instructions thereon so as to arrive as soon as possible at IRG plc, Balfour House, 390/398 High Road, Ilford, Essex IG1 1NQ, but in any event no later than 48 hours before the time appointed for the holding of the meeting. The completion and return of a form of proxy will not preclude you from attending and voting in person at the meeting, if you so wish.

  Any shareholder of the Company giving a proxy may revoke his proxy at any time prior to the voting thereof either in person at the Extraordinary General Meeting or by delivering written notice to the registrar, IRG plc, at Balfour House, 390/398 High Road, Ilford, Essex IG1 1NQ, no later than 48 hours before the time appointed for the holding of the meeting. No notice of revocation will be effective, however, until it has been received by the registrar, and the notice of revocation must be received at or before the Extraordinary General Meeting.

  In addition to the solicitation of proxies by use of the mail and through this Proxy Statement, directors, officers and regular employees of the Company may solicit the return of proxies, either by mail, personal contact, telephone, telecopy or other electronic means. Officers and employees of the Company will not be additionally compensated for their solicitation efforts but will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with shares registered in their names, to forward solicitation materials to the beneficial owners of the Shares.

  Each shareholder can vote personally or on a poll by proxy; a person acting as a proxy need not be a shareholder.

RECOMMENDATION

  THE DIRECTORS CONSIDER THAT THE DIFCO ACQUISITION AND THE INTERESTS ACQUISITION ARE IN THE BEST INTERESTS OF ALLIANCE AND ITS SHAREHOLDERS AS A WHOLE AND ARE FAIR TO THE SHAREHOLDERS OF THE COMPANY. YOUR DIRECTORS, THEREFORE, UNANIMOUSLY RECOMMEND ALL SHAREHOLDERS TO VOTE IN FAVOR OF ALL THE RESOLUTIONS, AS THEY INTEND TO DO IN RESPECT OF THEIR OWN BENEFICIAL HOLDINGS, WHICH TOGETHER AMOUNT TO APPROXIMATELY 1.3 PERCENT OF THE PRESENT ISSUED SHARE CAPITAL OF THE COMPANY.

                     THE ACQUISITIONS AND RELATED MATTERS

GENERAL

  The following is a brief summary of certain aspects of the Acquisition Agreements and the Acquisitions.

EFFECTIVE TIME

  The parties to the Acquisition Agreements anticipate executing and delivering all documents required to complete the Acquisitions as promptly as possible after the adoption of the matters to be considered at the Extraordinary General Meeting and the satisfaction or waiver of the conditions contained in the Acquisition Agreements. See "--Other Provisions of the Difco Acquisition Agreement--Conditions to Difco Acquisition" and "--Other Provisions of the Interests Acquisition Agreement--Conditions to the U.K. Interests Acquisition." The Acquisitions will be completed on the date and time of such execution and delivery (the "Effective Time").

BACKGROUND OF THE ACQUISITIONS

  Since the completion of the LaTex Merger in May 1997, the management of Alliance has internally reviewed and evaluated a number of domestic and international acquisition opportunities in the oil and gas business. In November 1997, Rothschild Natural Resources LLC ("RNR"), financial advisors to Alliance, approached management with the potential acquisition of the U.K. Interests, located in the U.K. sector of the North Sea. On December 22, 1997, Messrs. John A. Keenan, Chairman, Managing Director and Chief Executive Officer of the Company, and Paul R. Fenemore, an executive director and Operations and Business Development Director of the Company, were introduced by Mr. Michael E. Humphries, a Senior Vice President of RNR and a director of the Company to Mr. F. Fox Benton, Jr., who together with members of his immediate family own all of the issued and outstanding capital stock of Difco. During the course of this meeting, Mr. Benton stated that he had discussed the potential acquisition of the U.K. Interests with Burlington Resources and had considered pursuing such potential acquisition through a U.K. public company such as Alliance. There followed further discussion of the U.K. Properties and Alliance, with both parties agreeing to exchange confidentiality agreements followed by information on each others' assets.

  During late December 1997 and early January 1998, a series of telephone conversations took place and both parties exchanged information. On January 9, Mr. Benton, Mr. Keenan and Mr. Humphries met to discuss potential acquisition structures and financing. The parties discussed the relative net asset valuation of both Alliance and the U.K. Interests. Mr. Keenan also met with Bank of America National Trust & Savings Association ("BoA"), Alliance's principal creditor, to discuss the proposed transaction and likely financing sources. BoA suggested that Alliance consider issuing debt securities in connection with any financing.

  In addition, during this period, several phone conversations took place between Mr. Keenan, his fellow directors, Mr. Benton, RNR, BoA, and other potential financial sources, which resulted in presentations being made by several financial institutions regarding possible financing for the proposed Acquisitions. On January 14, Messrs. Keenan and Humphries met with BoA to discuss restructuring the existing BoA credit facility and the likely terms and timing of new debt securities, and continued the discussion by conference call on January 16.

  During the week commencing January 19, 1998, a series of meetings took place in London with N M Rothschild & Sons Limited and Williams de Broe, the Company's stockbrokers, regarding the timing and U.K. regulatory issues involved in a possible transaction.

  During the next thirty day period, Messrs. Keenan and Fenemore and H. Brian
K. Williams, an executive director, the Finance Director and Chief Financial Officer of the Company, participated in presentations with various financial institutions regarding potential sources of financing for the Acquisitions.

  Mr. Keenan, Mr. Benton and the financial and legal advisers of Alliance and Difco, N.M. Rothschild & Sons Limited, Jenkens & Gilchrist, P.C., and Ashurst Morris Crisp for Alliance, and Vinson & Elkins, LLP for

Difco, continued to discuss the possible terms of a transaction and on June 29, 1998, Alliance and Difco entered into the Difco Acquisition Agreement. During the same period, representatives of Difco and Burlington Resources and their financial and legal advisers continued to meet and on June 29, 1998, Difco and Burlington Resources entered into the Interests Acquisition Agreement.

REASONS FOR THE ACQUISITIONS; RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends that the shareholders vote "FOR" the approval of the Acquisitions and the other proposals to be considered at the Extraordinary General Meeting, because the Directors believe that:

  . the Acquisitions enable the Company to significantly increase its proved gas reserves;

  . the U.K. Interests comprise a large block of proved reserves in a well-recognized area of oil and gas production that is located close to a developed gas market infrastructure;

  . owning an interest in the U.K. Properties will provide the Company an association with Mr. Benton and Burlington Resources, whose corporate family constitutes a major independent exploration and production company with an extensive portfolio of international assets, which may have strategic value in connection with the Company's continuing strategy of pursuing international opportunities; and

  . in addition to the proved reserves, the U.K. Interests include a number of potentially attractive exploration blocks in the East Irish Sea.

  In addition, the Board of Directors has reviewed the impact that the debt financing arrangements associated with making the Acquisitions will have on the Company's overall financial condition and consider that those arrangements are favorable because they:

  . permit the Company to pay the cash consideration required to fund the U.K. Interests Acquisition and the related costs;

  . provide for the repayment of the amounts outstanding on the Company's current credit facility (the "Previous Credit Facility"), which amounts will then be available for future use under the Amended Credit Facility; and

  . enable the Company to fund a significant portion of the development costs associated with the U.K. Interests.

  The Board of Directors considered the risks associated with undeveloped proved oil and gas reserves in the East Irish Sea, described in greater detail under "Risk Factors," but believes that the potential benefits justify completing the Acquisitions on the terms described in this Proxy Statement. In particular, the Board of Directors believed that the mature nature of the U.K. gas market, coupled with the projected growth and development of the U.K. gas market, especially the demand for gas for power generation, and the existing proximity of the U.K. Properties to gas processing and distribution facilities, enhance the long-term attractiveness of the Acquisitions.

  In determining the consideration payable to the Difco shareholders, the Board also considered the Pre-tax PV10 value of the Company's 20% interest in the U.K. Properties prepared by Gaffney Cline ( $86.7 million) compared with the Pre-tax PV10 value of the Company's existing U.S. properties prepared by Lee Keeling ($59.787 million) discussed under "Information with Respect to Alliance--The Company's United States Properties--Reserves," and "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests--Overview." Based on the information it reviewed, the Board of Directors determined that it was appropriate to issue securities of the Company that would entitle the Difco shareholders to as much as 45.0% of the outstanding Shares of the Company. The Difco shareholders will initially be entitled to receive only approximately 18.3% of the Company's outstanding Shares and will receive 45.0% of the outstanding Shares only if the U.K. Interests achieve a combination of sales production performance levels and reserves value that indicate they are at least as valuable as the Board of Directors anticipate. See "--Terms of the Difco Acquisition." The Difco shareholders will initially be entitled to receive approximately 18.3% of the outstanding shares of the Company and will receive up to 45.0% of the outstanding shares of the Company based upon the production from, or reserves attributable to, the U.K. Interests. Based upon the average closing prices for the Shares of the Company as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the Shares traded on the London Stock Exchange was suspended at the request of the Company, these Shares would have a value of approximately $2,977,000 to $11,907,000. Based upon these values, and the cash consideration to be paid to acquire the U.K. Interests, the total consideration to be paid to consummate the Acquisitions ranges from approximately $36,977,000 to $45,907,000.

  In view of the wide variety of factors, both positive and negative, considered by the Board of Directors, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

TERMS OF THE DIFCO ACQUISITION

  On June 29, 1998, Alliance and the shareholders of Difco entered into the Difco Acquisition Agreement under which Alliance will acquire all of the capital stock of Difco, and, indirectly a contract to acquire the U.K. Interests, in exchange for 14,041,650 newly created Acquisition Shares and a contingent right to receive additional Shares, subject to certain increases based upon the conversion or exercise of Alliance's currently outstanding convertible loan notes or warrants, as described below, and upon the sales production actually achieved from the U.K. Interests, as set out in the table below. Each Acquisition Share will be entitled to one-half vote on all matters in which the Shares are entitled to vote and otherwise will have rights identical to the Shares, except for certain restrictions on transfer. In addition to the Acquisition Shares, the holders of Difco capital stock will receive a contingent right to acquire up to 14,041,650 Shares over the next five years. The number of Shares that are actually issued as a result of this contingent right will depend on the sales production actually achieved from, or the estimated value attributable to, the U.K. Interests, as described herein and as set out in the table below. The shareholders of Difco will receive a minimum of 18.3% of the issued and outstanding Shares and a maximum of 45.0% of the issued and outstanding Shares, pursuant to the terms of the Difco Acquisition Agreement.

  The Difco shareholders will initially be entitled to receive approximately 18.3% of the outstanding Shares and will receive up to 45.0% of the outstanding Shares based upon the production from, or reserves attributable to, the U.K. Interests. The Difco shareholders will receive only 7,020,825 Shares if none of the production targets are achieved, will receive 28,083,300 Shares if all the production targets or reserve values are achieved and all of the loan notes and warrants are converted and will receive a number of Shares within this range if only some of the production targets or reserve valuations are achieved and/or some of the loan notes or warrants are converted, as set out in the table below. Based upon the average closing prices for the Shares of the Company as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the Shares on the London Stock Exchange was suspended at the request of the Company, these Shares would have a value of approximately $2,977,000 (for 7,020,825 Shares) to $11,907,000 (for 28,083,300 Shares). Based upon these values, and the cash consideration to be paid to acquire the U.K. Interests, the total consideration to be paid to consummate the Acquisitions ranges from approximately $36,977,000 to $45,907,000.

  If any Sustained Production Level (as hereinafter defined) is achieved, the Difco holders will be entitled to exchange that number of Acquisition Shares, on a one-for-one basis, equal to the number of Shares set forth below corresponding to such Sustained Production Level, but in any event into no more Shares than would result in such Difco holders owning a greater percentage of the Shares of the Company than as is set out under the heading "Maximum Applicable Percentage" corresponding to such Sustained Production Level. Once all Acquisition Shares have been converted, then the Difco shareholders shall receive a number of additional Shares which, when aggregated with any Shares issuable on conversion of the Acquisition Shares, equals the number of Shares set forth below corresponding to such Sustained Production Level, but in any event no more additional Shares than would result in such Difco holders owning a greater percentage of the Shares of the Company than as is set out under the heading "Maximum Applicable Percentage" corresponding to such Sustained Production Level. "Sustained Production Level" shall mean sales of production attributable to the U.K. Interests for a period of at least 90 consecutive days at rates equal to or in excess of the levels described in the table set out below.

  If the first three Sustained Production Levels set out below are achieved, but the fourth or fifth Sustained Production Levels set out below are not achieved, but the Reserves Value (as hereinafter defined) is equal to or in excess of that set out below with respect to such Sustained Production Level which has not been achieved, then additional Shares shall be issued to the Difco holders so that the total number of additional Shares issued to the Difco holders is equal to the amount which would have been issued had the Sustained Production Level been achieved which corresponds to such Reserves Value. "Reserves Value" shall mean the net present value of the following reserves, bearing interest or discounted at the rate of 10%, as applicable, net of U.K. corporate tax, and determined in accordance with generally accepted reservoir engineering standards: (i) the proceeds previously received which are attributable to the total volume of reserves produced and sold from the U.K. Interests from and after January 1, 1998, less the aggregate amount of all capital expenditures and operating costs incurred since January 1, 1998 which are attributable to the U.K. Interests and (ii) the proceeds estimated to be received from the production and sale of the total volume of hydrocarbon reserves that geological and engineering data demonstrate, with a greater than 50% certainty, as determined by statistical means, to be recoverable from the U.K. Interests in the future from known reservoirs under existing operating conditions based upon the most recent reserve report prepared by Alliance's third party engineering firm, which report shall be prepared no less often than annually, less the aggregate amount of all capital expenditures and operating costs attributable to such reserves.

                          BASE NUMBER OF        MAXIMUM
SUSTAINED PRODUCTION   ALLIANCE SHARES TO BE   APPLICABLE     RESERVES    ESTIMATED ISSUANCE
        LEVEL                  ISSUED        PERCENTAGE (1)   VALUE (2)         DATE (3)
---------------------  --------------------- -------------- ------------- --------------------
         16
       MMcf/day             10,442,101            23.0%          N/A      First Quarter, 2000
         24
       MMcf/day              3,797,128            28.5%          N/A      First Quarter, 2001
         32
       MMcf/day              3,797,128            34.0%          N/A      Second Quarter, 2001
         40
       MMcf/day              3,797,128            39.5%     $68.3 million Third Quarter, 2001
         48
       MMcf/day              3,797,127            45.0%     $75.0 million Not Applicable

--------
(1) Percentage is to be calculated by dividing the cumulative number of Shares issued (and to be issued at the relevant Sustained Production Level) to the Difco shareholders by the total number of Shares then in issue.
(2) These Reserves Values are not comparable to the Pre-tax PV10 value or the Standardized Measure of the reserves attributable to the Company's properties or to the U.K. Interests described in this Proxy Statement because the calculation of "Reserves Value" is to be made in the manner described in the paragraph preceding this table, which is different than the manner in which the Pre-tax PV10 value and the Standardized Measure are calculated.
(3) The Estimated Issuance Dates are based upon the reserve report prepared by the Company's independent petroleum engineers. There can be no assurances, however, as to the Sustained Production Levels or Reserves Values that will ultimately be attributable to the U.K. Interests. See "Risk Factors-- Uncertainty of Reserve Information and Future Net Revenue Estimates" and "Cautionary Statement Regarding Forward-looking Statements."

  If, by the date which is five years from the completion of the Difco Acquisition, none of the Sustained Production Levels set out above have been achieved, the Acquisition Shares will automatically convert on that date into 7,020,825 Shares and 7,020,825 deferred shares having nominal value and no voting rights. If by such date more than 7,020,825, but less than all of the Acquisition Shares have converted into Shares, then any remaining Acquisition Shares shall automatically convert into deferred shares. The Company shall be entitled to purchase all such deferred shares for an aggregate consideration of (Pounds).01. In addition, the Difco Acquisition Agreement provides that the number of Shares into which the Acquisition Shares are convertible and the number of additional Shares issuable upon achievement of the Sustained Production Levels and/or Reserves Value may be increased on a pro rata basis by as many as 2,452,688 Shares to a total of 28,083,300 Shares upon the issuance by Alliance of Shares as a result of the conversion or exercise of Alliance's currently outstanding convertible loan notes or warrants. These convertible loan notes and warrants were issued by Alliance in connection with the LaTex Merger, and may be converted into or exercised for up to 2,997,730 Shares.

  In connection with the Acquisitions, the Company intends to issue at least $100.0 million of Notes. From the proceeds of the Notes, it is anticipated that a portion of the proceeds will be used to purchase a portfolio of U.S. government securities that, together with the earnings thereon, should be sufficient to pay when due the first four interest payments on the Notes; approximately $34.0 million will be used to pay the purchase price for the U.K. Interests Acquisition and interest and expenditures incurred by Burlington since January 1, 1998; approximately $22.6 million will be used to repay amounts outstanding under the Company's Previous Credit Facility; approximately $6.5 million will be used to pay costs and expenses incurred in connection with the Acquisitions and the issuance of the Notes and the remainder will be used to fund the development of the U.K. Interests and the Company's working capital requirements.

  The Difco Acquisition Agreement sets forth the principal terms by which the Difco Acquisition will be consummated. The Difco Acquisition Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the completion of the Difco Acquisition and terms under which the Difco Acquisition Agreement may be terminated or abandoned. See "--Other Provisions of the Difco Acquisition Agreement."

OTHER PROVISIONS OF THE DIFCO ACQUISITION AGREEMENT

 Certain Covenants

  In the Difco Acquisition Agreement Alliance has agreed that, prior to the Difco Acquisition, it will attempt to secure the financing necessary to acquire the U.K. Interests and pay the development costs attributable to the U.K. Interests.

 Board of Directors

  The Difco Acquisition Agreement also provides that the Difco shareholders will be entitled to appoint one director to the Board of Directors of Alliance. Any such appointment will be in accordance with the Company's Articles of Association. Once an appointment has been made, the Difco shareholders will have no further right to appoint any directors of Alliance. The Difco shareholders have informed the Company that they do not currently have any intention of making any such appointment.

 Conditions to the Difco Acquisition

  Completion of the Difco Acquisition is subject to certain conditions, including the approval of the Acquisitions and the other matters to be considered at the Extraordinary General Meeting by the affirmative vote of the holders of at least 50% of the votes cast at the Extraordinary General Meeting, in person or by proxy; approval of the Acquisitions by the U.K. DTI; the completion of an offering of at least $100.0 million of debt securities by the Company; and certain other customary closing conditions. There can be no assurance as to when or if the conditions will be satisfied (or, where permissible, waived) or that the Difco Acquisition will be consummated. See "--Governmental and Regulatory Approvals."

 Amendments; Waiver; Termination

  Prior to the Effective Time, Alliance and the shareholders of Difco may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts required of them in the Difco Acquisition Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in Difco Acquisition Agreement or in any document delivered pursuant to the Difco Acquisition Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Difco Acquisition Agreement.

  The Difco Acquisition Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the parties thereto and by Alliance upon the breach by the Difco shareholders of the terms of the Difco Acquisition Agreement.

 Fees; Expenses

  All fees and expenses incurred by the parties to the Difco Acquisition Agreement shall be borne by the party that incurred such fee or expense.

 Relationship Agreement

  In compliance with the listing rules of the London Stock Exchange, the Difco shareholders are required to enter into a relationship agreement pursuant to which they will agree that for so long as, individually or collectively, they control the exercise of 30% or more of the rights to vote at general meetings of the Company, the Company and its subsidiaries will operate independently of the Difco shareholders and their associates.

TERMS OF THE INTERESTS ACQUISITION AGREEMENT

  On June 29, 1998, Difco and Burlington entered into the Interests Acquisition Agreement under which Difco will acquire the U.K. Interests for cash consideration of approximately $33.0 million, plus a pro rata share of expenditures incurred by Burlington and interest from January 1, 1998, which are anticipated to be approximately $1.0 million. Burlington and Difco will also enter into a Joint Operating Agreement in conjunction with Difco's acquisition of the U.K. Interests. See "Information With Respect to Difco and the U.K. Properties--Joint Operating Agreement with Burlington."

  The Interests Acquisition Agreement sets forth the principal terms by which the U.K. Interests Acquisition will be consummated. The Interests Acquisition Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the completion of the U.K. Interests Acquisition and terms under which the Interests Acquisition Agreement may be terminated or abandoned. See "--Other Provisions of the Interests Acquisition Agreement."

OTHER PROVISIONS OF THE INTERESTS ACQUISITION AGREEMENT

 Certain Covenants

  Burlington has agreed that, prior to completion of the U.K. Interests Acquisition, (i) it will not agree, without Difco's prior written consent (not to be unreasonably withheld), to amend any agreements related to the U.K. Interests nor execute any new agreements with respect to the U.K. Interests to the extent that any such amendment or new agreement would have a material adverse impact upon the U.K. Interests and (ii) it will carry on its activities in relation to the U.K. Interests in the ordinary and usual course.

 Conditions to the U.K. Interests Acquisition

  Completion of the U.K. Interests Acquisition is subject to certain conditions, including the approval of the Acquisitions and the other matters to be considered at the Extraordinary General Meeting; approval of the acquisition of the U.K. Interests by the U.K. DTI; approval of the U.K. Interests Acquisition by the Boards of Directors of Difco, Burlington and Burlington Resources; and certain other customary closing conditions. There can be no assurance as to when or if the conditions will be satisfied (or, where permissible, waived) or that the U.K. Interests Acquisition will be consummated. See "--Governmental and Regulatory Approvals."

 Amendments; Waiver; Termination

  Prior to the Effective Time, Burlington and Difco, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Interests Acquisition Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Interests Acquisition Agreement or in any document delivered pursuant to the Interests Acquisition Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Interests Acquisition Agreement.

  The Interests Acquisition Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the parties thereto.

 Fees; Expenses

  All fees and expenses incurred by the parties to the Interests Acquisition Agreement shall be borne by the party that incurred such fee or expense.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITIONS

  Certain members of the Company's management and the Board of Directors, may have certain interests in the Acquisitions that are in addition to their interests generally as management or shareholders of the Company. In particular, Michael E. Humphries, a director of the Company, is Senior Vice President of Rothschild Natural Resources, LLC, an affiliate of which is acting as "sponsor" of the Company in connection with the listing particulars of the Company being published in the U.K. as a consequence of the Acquisitions and for purposes of U.K. regulatory requirements. Upon completion of the Acquisitions, N M Rothschild & Sons Limited will be paid a fee of at least (Pounds)600,000. Mr. Humphries is not a shareholder of NM Rothschild & Sons Limited or of the Company.

  The Board was aware of these interests and considered them, among other matters, in approving the Acquisitions and the related transactions.

GOVERNMENTAL AND REGULATORY APPROVALS

  Alliance is not aware of any U.S. governmental or regulatory approvals required for the completion of the Acquisitions, other than compliance with U.S. federal and applicable state securities law. To the extent that any governmental or regulatory requirements arise in the U.S., the Company does not expect them to materially affect the completion of the Acquisitions or the benefits to be obtained therefrom.

  Pursuant to the listing rules of the London Stock Exchange, the Acquisitions may not be completed until and unless the Company's shareholders have approved the Acquisitions. In addition, the U.K. DTI must also approve the acquisition of the U.K. Interests from Burlington. The Company has met with the U.K. DTI to discuss the acquisition of the U.K. Interests. The necessary U.K. DTI approval will be subject, among other things, to completion of the Acquisitions. In addition, development of the U.K. Properties will be subject to subsequent U.K. DTI approval.

  Shareholders should note that, under Rule 9 of the U.K. City Code on Takeovers and Mergers (the "Code"), any person who acquires shares which (taken together with any shares already held or acquired by persons acting in concert with them) carry 30% or more of the voting rights of a company to which the Code applies (which includes Alliance) is required by the Panel on Take-overs and Mergers (the "Panel") to make a general offer to the shareholders of that company.

  The Panel has agreed, subject to the approval of the Difco Acquisition by Alliance's shareholders, to waive any requirements under Rule 9 of the Code for such a general offer to be made by Difco shareholders as a consequence of the conversion of the Acquisition Shares and the issuance of additional shares pursuant to the Difco Acquisition Agreement. In voting for approval of the Difco Acquisition, shareholders should note in particular that the existing Difco shareholders would, after the acquisition, control approximately 18.3% of the votes at a general meeting of Alliance. However, assuming that the Acquisition Shares are converted into the maximum number of Shares and the maximum number of additional Shares are issued, this would give existing Difco shareholders up to 45.0% of the issued share capital of Alliance.

MATERIAL INCOME TAX CONSEQUENCES

  Neither the Company nor any of its shareholders will recognize any gain or loss under U.S. or U.K. tax laws as a result of the completion of the Acquisitions.

ACCOUNTING TREATMENT

  The Difco Acquisition will be accounted for by the Company as a "purchase" for financial accounting purposes in accordance with U.S. GAAP. The purchase price (i.e., the consideration) will be allocated based on the fair value of Difco's assets acquired and liabilities assumed. These allocations will be made based upon valuations and other studies that have not been finalized as of the date hereof. It is not expected that there will be an excess of the purchase price of the Difco Acquisition over the amounts so allocated.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon completion of the Acquisitions, the Company will have outstanding 31,326,303 Shares and will be required to issue between 7,020,825 and 28,083,300 additional Shares to the shareholders of Difco. The 14,041,650 Acquisition Shares issued to the Difco shareholders, the Shares issued to the Difco shareholders upon conversion of the Acquisition Shares and the further contingent issuances of Shares to the Difco Shareholders will be "restricted securities" as that term is defined under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). These restricted securities generally may be resold in a public distribution only if registered under the Securities Act or pursuant to an exemption therefrom, including Rule 144.

  In general, under Rule 144 a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or 1% of the then outstanding Shares, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period, to sell Shares. A person who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares without regard to the volume limitations described above.

  Pursuant to the terms of the Difco Acquisition Agreement, Alliance has granted the Difco shareholders certain "piggyback" registration rights with respect to the Shares to be issued in the Difco Acquisition. These registration rights will have a term of five years and contain standard provisions regarding indemnification and cooperation with respect to any offering. Therefore, if the Company registers Shares for sale, the Difco shareholders will have the right to include their Shares in any such registration statement, subject to customary restrictions. In addition, the shareholders of Difco have agreed that, for a period of three (3) years following the completion of the Difco Acquisition, they will not sell any of their Shares in the open market without first providing written notice of their intent to sell such shares to Alliance and thereafter providing Alliance with a reasonable opportunity to place for sale such Shares to third parties upon terms and conditions which are acceptable to the Difco shareholders and such third parties.

APPRAISAL RIGHTS

  Under the laws of the U.K., holders of Shares will have no appraisal rights in connection with the Acquisitions and the completion of the transactions contemplated thereby.

RELATED MATTERS

  At the Extraordinary General Meeting, in addition to being asked to approve the Acquisitions, the shareholders will be asked to approve several matters related to the Acquisitions. The specific proposals and the reasons for their adoption are described below.

  Waiver of Obligation to Make General Offer. Under Rule 9 of the U.K. City Code on Takeovers and Mergers, any person who acquires shares which (taken together with any shares already held or acquired by persons acting in concert with them) carry 30% or more of the voting rights of a company to which the Code applies (which includes Alliance) is required by the Panel on Take-overs and Mergers to make a general offer to the shareholders of that company. Shareholders are being asked to waive any requirement under Rule 9 of the Code for such a general offer to be made by Difco shareholders as a consequence of the conversion of the Acquisition Shares and the issuance of additional shares pursuant to the Difco Acquisition Agreement.

  Increase in Share Capital and Creation of Acquisition Shares. In order to be able to issue the Acquisition Shares and to continue to be able to meet its obligations should any of the existing warrants be exercised or the convertible loan notes be converted into Shares, the Company will need to increase its authorized share capital. As the initial consideration for the Difco Acquisition is to be paid in the form of 14,041,650 Acquisition Shares of 40p each. Shareholders are also being asked to approve the creation of the Acquisition Shares. These shares will have rights identical to the Company's outstanding Shares, except that they will have only one-half vote per share and are subject to limited rights of transfer, and are more fully described under "Description of Alliance Capital Stock."

  Authorization of the Issuance of Additional Securities. Unlike in the U.S., the Board of Directors of a U.K. company has no general authority to issue shares or other equity securities without first obtaining shareholder approval. Therefore, it is customary for the shareholders to routinely approve resolutions permitting the Board of Directors to issue up to a specified amount of additional securities on such terms as the Board of Directors may determine for a specified period of time after the authorization. The Board of Directors has proposed and recommended the adoption of a resolution that would permit the Board to allot the Acquisition Shares and additional Shares issuable in accordance with the terms of the Difco Acquisition Agreement or upon the exercise of any warrants or loan notes and otherwise, to issue securities having a nominal value up to one-third of the aggregate nominal value of all Shares outstanding or unconditionally allotted and fully paid following completion of the Acquisitions. This authority would expire at the Annual General Meeting of the Company to be held in 2003, except with respect to any securities the Company had agreed to issue before that time. The Company has no present intention to issue additional securities except as described in this Proxy Statement, but may determine to issue securities in the future.

  Increase of Maximum Borrowing Authority. The Company's Articles of Association limit the Company's ability to borrow money, as is customary for U.K. companies. To permit the Company to obtain the financing necessary to complete the Acquisitions and to have sufficient borrowing authority for foreseeable future corporate purposes, the Board of Directors has recommended that the shareholders approve an increase in the Company's borrowing authority to a multiple of fifteen (15) times adjusted capital and reserves, which based on the Pro Forma Condensed Combined Balance Sheet as of April 30, 1998, set out elsewhere in this Proxy Statement would be approximately $153.3 million.

                        PRICE RANGE OF ORDINARY SHARES

  Shares are traded on the London Stock Exchange under the symbol "ARS." Since completion of the LaTex Merger on May 1, 1997, the Shares have also traded from time to time in the U.S. in the over-the-counter market under the trading symbol "ACREF". The table below sets forth the high and low prices for Shares as reported on the London Stock Exchange and the high and low closing bid prices for the Shares of the Company in the over-the-counter market as reported by the NASD for the calendar periods indicated, after giving effect to a 40-to-1 reverse stock split of the Shares that occurred on May 1, 1997. The quotations for the over-the-counter market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of the date of this Proxy Statement the Company has not declared or paid any cash dividends and the terms of the Company's current credit facility prohibit the payment of any dividends. At the request of Alliance, the trading of the Shares on the London Stock Exchange was suspended upon the announcement of the LaTex Merger agreement on August 10, 1996 and remained suspended until completion of the LaTex Merger on May 1, 1997. In addition, at the request of Alliance, the trading of the Shares on the London Stock Exchange was suspended upon the announcement by Alliance of discussions regarding the Acquisitions on April 29, 1998 and will remain suspended until the Acquisitions are completed or terminated.

                                               LONDON STOCK EXCHANGE                                   OTC BULLETIN BOARD
                 --------------------------------------------------------------------------------- ---------------------------
                            1996                       1997                       1998                 1997          1998
                 --------------------------- ------------------------- --------------------------- ------------- -------------
                     HIGH           LOW          HIGH         LOW          HIGH           LOW       HIGH   LOW    HIGH   LOW
                 ------------- ------------- ------------ ------------ ------------- ------------- ------ ------ ------ ------
1st Quarter..... (Pounds).0500 (Pounds).0300 (Pounds) N/A (Pounds) N/A (Pounds).3200 (Pounds).2150 $  N/A $  N/A $.5000 $.2300
2nd Quarter.....         .0325         .0276        .6000        .2400         .3250         .2100  .5175  .2500  .4800  .2800
3rd Quarter.....         .0276         .0176        .3550        .2450           N/A           N/A  .5500  .2500    N/A    N/A
4th Quarter.....           N/A           N/A        .3350        .2300           N/A           N/A  .4863  .2500    N/A    N/A

  On April 28, 1998, the last full trading day prior to the public announcement by Alliance of discussions regarding the Acquisitions, the closing price of the Shares, as reported on the London Stock Exchange was (Pounds).3250. On June 24, 1998, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy Statement, the closing price of the Shares, as reported by the NASD was $.3750. On such date, there were approximately 2,700 record holders of Shares.

EXCHANGE RATES

  The table below sets forth for the periods and dates indicated, certain information regarding the U.S. dollar/pound sterling exchange rate, based on the Noon Buying Rate, expressed in U.S. dollars per (Pounds)1.00. Such rates were not used by Alliance in the preparation of its consolidated financial statements included in this Proxy Statement.

   CALENDAR
   YEAR                                  PERIOD END AVERAGE RATE (1) HIGH   LOW
   --------                              ---------- ---------------- ----- -----
   1995.................................   $1.56         $1.58       $1.66 $1.52
   1996.................................    1.71          1.56        1.72  1.49
   1997.................................    1.64          1.64        1.70  1.58
   1998(2)..............................    1.67          1.65        1.69  1.61

--------
(1) The average daily closing values for each period in question are as quoted by Bloomberg L.P.
(2) 1998 exchange rates are for the period from January 1, 1998 to June 30, 1998 only.

              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial information and accompanying notes, which are an integral part of the financial information, should be read in conjunction with the historical financial statements of Alliance included elsewhere in this Proxy Statement. It is prepared in accordance with accounting principles generally accepted in the U.S. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the financial position or results of operations of Alliance would actually have been if the Acquisitions and the debt financing, the effects of which it illustrates, had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period.

 Pro Forma Condensed Combined Balance Sheet

  The unaudited pro forma condensed combined balance sheet for Alliance set forth below has been prepared to illustrate the estimated effect of the Acquisitions. It is based upon the assumptions set forth below and in the notes thereto. The unaudited pro forma condensed combined balance sheet as of April 30, 1998 gives effect to the purchase of the U.K. Interests as if this was consummated on that date. The proposed issuance of $100.0 million of Notes to finance the purchase of the U.K. Interests and their further development costs and to repay existing indebtedness is also reflected as if completed at that date.

 Pro Forma Condensed Combined Statement of Operations

  The pro forma condensed combined statement of operations has been prepared to illustrate the effect of the Acquisitions and the issuance of the Notes mentioned above.

  The pro forma condensed combined statement of operations for the year ended April 30, 1998 reflects the Acquisitions and the debt issuance as though completed on the first day of that period.

  As Difco has had no operations and the U.K. Properties have had no production or income to date, the primary effect of the Acquisitions will be to increase the assets, debt, interest expense and outstanding Shares of Alliance, but not to increase revenues or income.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF APRIL 30, 1998

                           (UNAUDITED, IN THOUSANDS)

                                           ALLIANCE   PRO FORMA      PRO FORMA
                                         (HISTORICAL) ADJUSTMENTS     COMBINED
                                         ------------ -----------    ----------
                 ASSETS
Current assets:
  Cash..................................   $    408    $  54,951 (b)  $ 19,329
                                                         (34,000)(c)
Receivables:                                              (2,030)(a)
  Trade.................................      2,133          --          2,133
Other current assets....................         74       10,812 (b)    10,886
                                           --------    ---------      --------
Total current assets....................      2,615       29,733        32,348
                                           --------    ---------      --------
Net property, plant and equipment.......     29,808        9,257 (a)    76,065
                                                           3,000 (a)
Other assets:                                             34,000 (c)
  Deposits and other assets due after
   one year.............................        145        9,670 (b)     9,815
  Deferred acquisition costs............        970         (970)(a)       --
  Deferred loan costs, less accumulated       1,222       (1,222)(d)     3,500
   amortization.........................                   3,500 (b)
                                           --------    ---------      --------
Total assets............................   $ 34,760    $  86,968      $121,728
                                           ========    =========      ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................   $  8,973    $     --       $  8,973
  Accrued expenses payable..............        847          --            847
  Current portion of long term debt.....      2,275       (2,275)(b)       --
                                           --------    ---------      --------
Total current liabilities...............     12,095       (2,275)        9,820
Other liabilities.......................        139          --            139
Long-term debt, excluding current in-
 stallments.............................     18,792      (18,792)(b)       --
Senior notes............................        --       100,000 (b)   100,000
Convertible subordinated unsecured loan
 notes..................................      1,551          --          1,551
                                           --------    ---------      --------
Total liabilities.......................     32,577       78,933       111,510
                                           --------    ---------      --------
Stockholders' equity
  Ordinary shares, par value
   (Pounds)0.40; 46,000,000 shares
   authorized; 31,209,408 issued and
   outstanding and Acquisition Shares,
   par value (Pounds)0.40; 14,061,650
   shares authorized; 14,061,650 issued
   and outstanding at April 30, 1998....     20,115        9,392 (a)    29,507
  Additional paid in capital............      5,911         (135)(a)     5,776
  Accumulated deficit...................    (23,843)      (1,222)(d)   (25,065)
                                           --------    ---------      --------
  Total stockholders' equity............      2,183        8,035        10,218
                                           --------    ---------      --------
Total liabilities and stockholders' eq-
 uity...................................   $ 34,760    $  86,968      $121,728
                                           ========    =========      ========

 Notes to the Condensed Pro Forma Balance Sheet

  The unaudited condensed pro forma balance sheet includes adjustments to reflect:

(a) The acquisition of Difco by the issuance of 14,041,650 Acquisition Shares (convertible into between 7,020,825 and 14,041,650 Shares) with an aggregate par value of $9.392 million and the commitment to issue up to a further 14,041,650 Shares depending upon performance of the U.K. Interests. The value of $9.257 million attributed to the acquisition of the U.K. Interests is based upon the expected minimum number of Shares to be issued pursuant to the Difco Acquisition Agreement estimated by the Board of Directors to be 21,833,485 (before any anti-dilution adjustments as explained more fully in "The Acquisitions and Related Matters--Terms of the Difco Acquisition") and the average of Alliance's share price over the five days immediately prior to their suspension of trading on the London Stock Exchange of approximately $0.424 ((Pounds) 0.254) per Share. The estimated professional fees payable in connection with the Acquisitions, amounting to $3.0 million (of which $0.970 million had been paid at April 30, 1998, leaving $2.030 million to be paid), have been added to give a total carrying amount.

(b) The proposed issuance of $100.0 million of Notes to raise funding for the acquisition of the U.K. Interests and their subsequent development. The proceeds will be utilized as follows:

                                                              ($000)    ($000)
                                                              -------  --------
   Gross proceeds............................................           100,000
   To settle the issuance costs of the Notes.................            (3,500)
   Placed in escrow to meet two year's interest payments:
     --due within one year................................... (10,812)
     --due after one year....................................  (9,670)
                                                              -------
                                                                        (20,482)
   To settle BoA debt:
     --due within one year...................................  (2,275)
     --due after one year.................................... (18,792)
                                                              -------
                                                                        (21,067)
                                                                       --------
   Net cash proceeds.........................................          $ 54,951
                                                                       ========

(c) The acquisition of the U.K. Interests by the payment of $34.0 million of cash to Burlington Resources from the net cash proceeds. The purchase price comprises a fixed amount of $33.0 million together with Alliance's pro rata share of expenditures incurred by Burlington and interest since January 1, 1998.

(d) The write-off of $1.222 million being the unamortized costs relating to the repaid BoA debt.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 30, 1998

           (UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                           ALLIANCE    PRO FORMA     PRO FORMA
                                         (HISTORICAL)  ADJUSTMENTS    COMBINED
                                         ------------ ------------   ----------
Revenues:
  Oil and gas revenues and other
   operating revenues...................   $10,210      $   --          $10,210
Direct operating expenses...............    (5,506)                      (5,506)
General and administrative expenses.....    (3,364)                      (3,364)
Depreciation, depletion and
 amortization...........................    (2,598)                      (2,598)
Loss on commodity derivatives...........    (1,128)                      (1,128)
                                           -------                   ----------
Loss from operations....................    (2,386)                      (2,386)
Other income (expenses):
  Gain on sale of assets................        35                           35
  Interest (net)........................    (2,511)      (3,263)(a)      (5,774)
  Cost of redemption of loan............       --        (1,222)(b)      (1,222)
  Miscellaneous income..................       133                          133
                                           -------      -------      ----------
Net loss................................   $(4,729)     $(4,485)       $ (9,214)
                                           =======      =======      ==========
Basic loss per share(c).................                               $  (0.17)
                                                                     ==========
Weighted average number of shares
 outstanding(c).........................                             52,959,174
                                                                     ==========

 Notes to the Pro Forma Condensed Combined Statement of Operations

  The unaudited pro forma condensed combined statement of operations includes adjustments to reflect:

(a) The impact on net interest expense of the Acquisitions and the issuance of $100.0 million of Notes to finance the purchase of the U.K. Interests and to repay existing indebtedness as if these had taken place at the beginning of the period. Net interest comprises the interest payable on the Notes, the amortization of the issue costs and interest earned on the net cash proceeds and escrowed amounts less amounts capitalized. Interest payable on the portion of the Notes which finances the acquisition of the U.K. Interests has been capitalized to the cost of the assets. Such interest capitalized amounted to $3.8 million. This amount will be amortized from the beginning of production from the U.K. Interests.

(b) The write-off of the unamortized costs related to the repaid BoA debt.

(c) The number of shares issued pursuant to the acquisition of the U.K. Interests is based upon the expected minimum number of Shares to be issued pursuant to the Difco Acquisition Agreement, estimated by the Board of Directors to be 21,833,485 (before any anti-dilution adjustments as explained more fully in "The Acquisitions and Related Matters--Terms of the Difco Acquisition").

                      SELECTED FINANCIAL DATA OF ALLIANCE

  The following table sets forth consolidated financial data for Alliance as of the dates and for the periods indicated.

  Alliance's May 1, 1997 acquisition of LaTex is treated as the acquisition of Alliance by LaTex for accounting and financial reporting purposes as the LaTex shareholders had a controlling interest in the combined companies. Accordingly, the assets and liabilities of Alliance have been recorded at their fair value for the period beginning May 1, 1997, while the assets and liabilities of LaTex have been recorded at their historical cost. The historical financial information for all financial periods to April 30, 1997 reflects the results of operations and assets and liabilities of LaTex. LaTex's fiscal year end was July 31, whereas that of Alliance was April 30. As a result, the fiscal year end changed from July 31 to April 30, effective April 30, 1997. The consolidated financial data as of and for each of the years in the two year period ended July 31, 1995 have been derived from the audited consolidated financial statements of LaTex. The consolidated financial data as of and for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998 have been derived from the audited consolidated financial statements of Alliance included elsewhere in this Proxy Statement. The selected financial data should be read in conjunction with the consolidated financial statements of Alliance and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additional financial data of Alliance prior to the acquisition of LaTex, including its financial statements and Management's Discussion and Analysis of Financial Condition, is included in its Annual Report on Form 20-F for the year ended April 30, 1997.

                                                                    NINE
                                                                   MONTHS       YEAR
                                   YEAR ENDED JULY 31,             ENDED       ENDED
                             ----------------------------------  APRIL 30,   APRIL 30,
                              1994(1)     1995(1)     1996(1)     1997(1)       1998
                             ----------  ----------  ----------  ----------  ----------
                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DA-
 TA:
Revenues:
  Oil and gas revenue......  $    8,703  $    8,586  $   11,980  $    5,699  $   10,210
  Crude oil and gas market-
   ing.....................       2,781       1,223         540         146         --
                             ----------  ----------  ----------  ----------  ----------
    Total revenues.........      11,484       9,809      12,520       5,845      10,210
                             ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Lease operating ex-
   penses..................       4,206       4,643       5,472       3,117       5,506
  Cost of crude oil and gas
   marketing...............       2,216         744         133          16         --
  Cessation of overseas
   exploration(2)..........         --          --        3,447         --          --
  General and
   administrative
   expenses................       2,497       2,736       2,893       3,481       3,364
  Depreciation, depletion
   and amortization........       1,486       3,364       3,511       1,542       2,598
  Loss on commodity
   derivatives(3)..........         --          --          --          --        1,128
                             ----------  ----------  ----------  ----------  ----------
    Total operating ex-
     penses................      10,405      11,487      15,456       8,156      12,596
                             ----------  ----------  ----------  ----------  ----------
  Income (loss) from opera-
   tions...................       1,079      (1,678)     (2,936)     (2,311)     (2,386)
Other income (expense):
  Equity in net losses and
   write-offs of
   investments in
   affiliates..............        (440)       (235)     (4,034)        (20)        --
  Gain on sale of assets...         --          --          --          --           35
  Interest expense.........        (598)     (1,416)     (2,830)     (2,102)     (2,573)
  Interest income..........          17          58         280          52          62
  Miscellaneous income
   (expenses)(4)...........         --          --       (1,810)         (8)        133
                             ----------  ----------  ----------  ----------  ----------
Net income (loss) before
 income taxes..............          58      (3,271)    (11,330)     (4,389)     (4,729)
Income tax expense.........         --           35         --          --          --
                             ----------  ----------  ----------  ----------  ----------
Net income (loss)..........          58      (3,306)    (11,330)     (4,389)     (4,729)
Preferred stock dividends..         --          133         571         518         --
                             ----------  ----------  ----------  ----------  ----------
Net income (loss) for
 common shareholders(5)....  $       58  $   (3,439) $  (11,901) $   (4,907) $   (4,729)
                             ==========  ==========  ==========  ==========  ==========
Basic income (loss) per
 common share..............  $     0.00  $    (0.22) $    (0.77) $    (0.30) $    (0.15)
                             ==========  ==========  ==========  ==========  ==========
Weighted average number of
 shares outstanding(5).......14,990,064. 15,317,157  15,507,551  16,585,113  31,125,689
                             ==========  ==========  ==========  ==========  ==========

                                                          NINE
                                                         MONTHS       YEAR
                            YEAR ENDED JULY 31,           ENDED       ENDED
                          --------------------------    APRIL 30,   APRIL 30,
                          1994(1)  1995(1)  1996(1)      1997(1)      1998
                          -------  -------  --------    ---------   ---------
                          (IN THOUSANDS, EXCEPT RESERVE, AVERAGE SALES
                                   PRICE AND PRODUCTION DATA)
BALANCE SHEET DATA (END
 OF PERIOD):
  Total assets........... $20,701  $46,549  $ 36,493     $30,858     $34,760
  Net property, plant and
   equipment.............  12,686   36,336    29,473      26,708      29,808
  Working capital (defi-
   cit)..................  (2,127)  (7,264)  (27,970)     (9,620)     (9,480)
  Long term debt.........   4,467   20,635       --       18,095      18,792
  Convertible subordi-
   nated unsecured loan
   notes.................     --       --        --          --        1,551
  Stockholders' equity...   9,721   14,628     3,846          85       2,183
RESERVE AND PRODUCTION
 DATA:
Production:
  Oil (MBbls)............     335      359       405         190         396
  Gas (MMcf).............   2,107    2,612     3,481       1,640       1,689
Average sales prices:
  Oil (per Bbl).......... $ 14.56  $ 12.86  $  15.24(6)  $ 15.34(6)  $ 15.75(3)
  Gas (per Mcf).......... $  1.81  $  1.48  $   1.67(6)  $  1.70(6)  $  2.36(3)
Proved reserves (end of
 period):
  Oil (MBbls)............   4,520    5,432     6,353       6,581       6,494
  Gas (MMcf).............  10,933   28,113    28,172      25,955      26,321
  Pre-tax PV10 value..... $23,418  $32,912  $ 53,499     $39,631     $48,600
  Standardized Measure... $14,277  $28,802  $ 43,889     $35,368     $45,106

--------
(1) Results reported for the nine months ended April 30, 1997 and all prior periods have been restated to reflect the change in accounting policy for oil and gas assets to full cost accounting in that period from LaTex's previous policy of successful efforts accounting. The effects of the accounting change on the years ended July 31, 1994, 1995 and 1996, and the nine months ended April 30, 1997 were to increase (decrease) the net loss by $(0.481) million, $0.814 million, $1.100 million and $(2.373) million, respectively.
(2) During the year ended July 31, 1996, the Company ceased its overseas exploration activities in both Tunisia and Kazakhstan and wrote off its costs relating to these activities of $3,446,795.
(3) On May 15, 1997, the existing commodity price hedging agreements put in place by prior management were terminated through a buyout, the cost of which was financed by a drawdown under the terms of the Previous Credit Facility. On October 23, 1997 new commodity price hedging agreements were initiated. Without such hedging arrangements, the average sales prices for the year ended April 30, 1998 would have been $15.12 per Bbl for oil and $2.40 per Mcf for gas. The loss relating to the buy-out ( $1,128,000) has been recognized in its entirety in the year ended April 30, 1998 consequent upon the Company entering into the new commodity price protection agreement.
(4) The miscellaneous expenses in the year ended July 31, 1996 arose from litigation in connection with the sale in July 1993 of the Company's subsidiary, Panda Resources, Inc.
(5) For periods ending on or before April 30, 1997, the weighted average number of shares outstanding has been based on the number of Alliance shares issued on May 1, 1997, which represent the number of LaTex shares outstanding in each of the relevant periods based on the exchange ratio in the acquisition of LaTex. The loss for each period is stated after deducting dividends on the LaTex preferred stock.
(6) After giving effect to the impact of commodity price hedging arrangements. Without such hedging arrangements, the average sales prices for the year ended July 31, 1996 would have been $15.73 per Bbl for oil and $2.03 per Mcf for gas, and for the nine months ended April 30, 1997 would have been $19.15 per Bbl for oil and $2.40 per Mcf for gas.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refers to the Consolidated Financial Statements of Alliance included in this Proxy Statement which are presented in accordance with U.S. GAAP.

  Unless otherwise indicated, the financial information contained in this Proxy Statement has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). U.S. GAAP differs in certain respects from generally accepted accounting principles in the U.K. ("U.K. GAAP"). As a result of the Company's listing on the London Stock Exchange, the Company is required to file reports with the London Stock Exchange prepared in accordance with U.K. GAAP.

  For financial reporting and accounting purposes, all financial data (and, consequently, all oil and gas reserve information and all information associated with financial, oil and gas production or reserve information) prior to the LaTex Merger have been restated to reflect LaTex as the predecessor company to Alliance. Therefore, the results for the year ended April 30, 1998 represent the activities of Alliance and LaTex combined, while the results for all prior periods represent the activities of LaTex alone. This discussion should be read in conjunction with the Company's audited Consolidated Financial Statements included in this Proxy Statement.

  The approval of the shareholders of the Company, and the subsequent completion of the Acquisitions and issuance of the Notes, will significantly change the financial condition and prospects of the Company. Historical results, therefore, are not necessarily indicative of the future performance of the Company.

RESULTS OF OPERATIONS

  The Company currently follows the "full cost" method of accounting for its oil and gas properties whereby all oil and gas capital costs, including exploratory expenses such as geological and geophysical expenses, annual delay rentals and dry hole costs, are capitalized. The capitalized costs relating to each pool operated by the Company (together with future development costs necessary to bring proved reserves into production) are depleted using a unit of production method based upon the estimated net proved reserve volumes attributable to each pool. Prior to July 31, 1996, LaTex followed the "successful efforts" method of accounting for its oil and gas properties. The consolidated financial statements included elsewhere in this Proxy Statement and all financial data prior to the LaTex Merger set out in this Proxy Statement has been restated from the "successful efforts" method to the "full cost" method.

  The factors which most significantly affect the Company's results of operations are (i) the sales prices of crude oil and gas, (ii) the level of total sales volumes, (iii) the level of lease operating expenses, and (iv) the level of and interest rates on borrowings. Total sales volumes and the level of borrowings are significantly impacted by the degree of success the Company experiences in its efforts to acquire oil and gas properties and its ability to maintain or increase production from its existing oil and gas properties through its development activities.

  The following table reflects certain historical operating data for the periods presented.

                                 YEAR ENDED             NINE
                                  JULY 31,          MONTHS ENDED
                                ----------------     APRIL 30,     YEAR ENDED
                                 1995      1996         1997     APRIL 30, 1998
                                ------    ------    ------------ --------------
Net Sales Volumes:
  Oil (MBbls)..................    359       405          190           396
  Gas (MMcf)...................  2,612     3,481        1,640         1,689
  MMcfe (6 Mcf/Bbl)............  4,766     5,911        2,780         4,063
Average Sales Prices:
  Oil (per Bbl)................ $12.86(1) $15.24(2)    $15.34(2)     $15.75(3)
  Gas (per Mcf)................ $ 1.48(1) $ 1.67(2)    $ 1.70(2)     $ 2.36(3)
Operating Expenses per Boe of
 Net Sales (4):
  Lease operating.............. $ 6.06    $ 8.31       $ 5.55        $ 7.16
  Severance tax................   0.72      0.88         1.22          0.97
  Depreciation, depletion, and
   amortization................   4.24      3.56         3.33          3.84
  General and administrative...   3.45      2.94         7.52          4.97
  Loss on commodity deriva-
   tives.......................    --        --           --           1.67

--------
(1) Commodity price hedging arrangements did not have a material effect on average prices for the year ended July 31, 1995.
(2) After giving effect to the impact of commodity price hedging arrangements with BoA. Without such hedging arrangements, the average sales prices for the year ended July 31, 1996 would have been $15.73 per Bbl for oil and $2.03 per Mcf for gas, and for the nine months ended April 30, 1997 would have been $19.15 per Bbl for oil and $2.40 per Mcf for gas.
(3) The commodity price hedging arrangements were bought out on May 15, 1997. On October 23, 1997 new commodity price hedging agreements were initiated. Without such hedging arrangements, the average sales prices for the year ended April 30, 1998 would have been $15.12 per Bbl for oil and $2.40 per Mcf for gas. The loss relating to the buy-out of the original arrangements of $1,128,000 has been recognized in its entirety in the year ended April 30, 1998 as a result of the new agreements being initiated.
(4) Operating expenses also include the cost of crude oil and gas marketing and cessation of overseas exploration.

 Year Ended April 30, 1998 compared to the Nine Months Ended April 30, 1997

  Total revenues from the Company's operations for the year ended April 30, 1998 were $10,209,881 compared to $5,844,871 for the nine months ended April 30, 1997. Revenues increased proportionately over the comparable period a year earlier due principally to the beneficial effect of higher realized gas prices (net of the impact of the commodity price hedge) and higher oil volumes, offset partially by the absence of marketing margins in the revenue category. The higher oil volumes were partially attributable to the inclusion of Alliances' sales volumes and additional volumes attributable to the acquisition of the BoA ORI in the 1998 period following the LaTex Merger. The revenues in the 1998 period benefited from the termination of the commodity price hedges which allowed the Company full exposure to higher market prices. Revenues in the 1997 period were adversely affected by the LaTex hedge program which effectively capped pricing at below market levels by restricting prices received for the Company's production to $15.34 per Bbl of oil and $1.70 per Mcf of gas. Although sales volumes for the year ended April 30, 1998, were adversely affected by a continuing decline in volumes from the LaTex properties during the initial three months of the period, the remedial work program had a beneficial impact on volumes from the LaTex properties (discussed below). The recompletion program discussed below under "Capital Expenditures--Existing United States Properties" is also expected to have a beneficial impact on volumes from the LaTex properties. In addition, the inclusion of Alliance's sales volumes from the start of the current reporting period more than compensated for the initial decline in the LaTex properties.

  The Company concentrated its efforts immediately after the LaTex Merger on increasing production from eleven existing producing fields operated by LaTex in the states of Alabama, Mississippi, Oklahoma, Texas and Louisiana. Workover operations on these fields commenced in early May 1997 and comprised mainly returning shut-in wells to production. Gross production from these eleven fields was increased from an average of 244 Boe per day in April 1997 to an average of 980 Boe per day by October 1997. Most of the production increase came from remedial workover operations in the South Carlton field in Alabama. Gross production from this field alone increased from an average of 89 Boe per day in April 1997 to an average of 575 Boe per day in September 1997.

  Total operating expenses increased proportionately to $12,595,777 for the year ended April 30, 1998 compared to $8,155,557 for the nine months ended April 30, 1997. On May 15, 1997, the existing commodity price hedging arrangements were bought out with a loss of $1,128,000 recognized in its entirety in the year ended April 30, 1998 as a result of new agreements being initiated on October 23, 1997. Lease operating expenses increased to $5,505,826 for the year ended April 30, 1998 compared to $3,117,341 for the nine months ended April 30, 1997. The year ended April 30, 1998 was impacted by the remedial work program mentioned above and the inclusion of the Alliance properties partially offset by lower operating costs due to the sale of non-operated, non-strategic wells. Depreciation, depletion and amortization increased to $2,598,066 for the 1998 period compared to $1,541,415 due to higher volumes resulting from the inclusion of Alliance. General and administrative expenses decreased marginally from $3,481,003 during the nine months ended April 30, 1997 to $3,363,885 for the year ended April 30, 1998 primarily due to an employee stock award of $528,125 in the 1997 period.

  In addition to the marginal increase in the net operating loss to $2,385,896 for the year ended April 30, 1998 from $2,310,686 for the nine months ended April 30, 1997, there was also a proportionate decrease in other income/expense. This was the result of higher interest expense taking into account the additional quarterly payment.

  In summary, due to the above factors, the net loss for the ordinary shareholders for the year ended April 30, 1998 decreased to $4,728,923 ($0.15 per share) compared to a net loss of $4,906,946 ($0.30 per share) for the nine months ended April 30, 1997.

 Nine Months Ended April 30, 1997 compared to Year Ended July 31, 1996

  Total revenues from operations for the nine month period ended April 30, 1997 were $5,844,871 compared to $12,520,138 for the year ended July 31, 1996. Revenues were proportionately lower in the current period due to the sale of non-operated, non-strategic properties, lower oil sales, primarily at the South Carlton, Alabama field and lower marketing revenues.

  Lease operating expenses for the nine month period ended April 30, 1997 were $3,117,341 compared to $5,492,130 for the year ended July 31, 1996. The proportionate reduction in operating expenses is a result of a reduced property base, lower expenses at the Alabama operations and the shutting-in of marginal operated wells.

  Depreciation, depletion and amortization expense decreased from $3,510,814 for the year ended July 31, 1996 to $1,541,915 for the nine months ended April 30, 1997 primarily due to lower production.

  General and administrative expenses for the nine month period ended April 30, 1997 were $3,481,003 up from the $2,893,146 for the prior fiscal year primarily due to an employee stock award of $528,125 in the nine months ended April 30, 1997.

  The net loss for the nine months ended April 30, 1997 of $4,906,946 ($0.30 per common share) compared to a net loss of $11,900,997 ($0.77 per common share) for the year ended July 31, 1996. The decrease in the net loss from continuing operations is a result of the prior year write-off of Tunisia and Kazakhstan (reflected as abandonments), write-offs of investments in affiliates and the loss of $1,810,382 arising from litigation in connection with the sale in July 1993 of Panda Resources, Inc., a former subsidiary of the Company.

CAPITAL RESOURCES AND LIQUIDITY

  The Company's capital requirements relate primarily to the acquisition of developed oil and gas properties and undeveloped leasehold acreage and exploration and development activities, and the servicing of the Company's debt. In general, because the Company's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous acquisition and exploration and development program and the acquisition of additional reserves.

 Cash Flows and Liquidity

  At April 30, 1998, the Company reported current assets of $2.6 million and current liabilities of $12.1 million, which resulted in a net current deficit of $9.5 million. Since the LaTex Merger, the net current deficit has been reduced from $9.6 million at year ended April 30, 1997 to its current position of $9.5 million. The $0.1 million improvement was despite the addition of Alliance's cash and other current assets totaling $1.9 million and its liabilities of $2.7 million and the inclusion of $2.3 million of current portion of long term debt. The reduction in accounts payable in the nine months ended April 30, 1998 to $9.0 million from $11.4 million previously masks a much larger improvement as this reduction occurred despite the addition of $2.5 million of current liabilities which were absorbed from Alliance in the LaTex Merger. The current portion of long-term debt, which is included in total current liabilities, amounted to $2.3 million at April 30, compared to $0 at April 30, 1997.

  For the year ended April 30, 1998, net cash used in the Company's operating activities was $5.2 million compared to cash provided of $2.1 million for the nine months ended April 30, 1997. The most significant items affecting cash flow from operations were total revenues, lease operating expenses and general and administrative expenses which are discussed above under the heading "Year Ended April 30, 1998 compared to the Nine Months Ended April 30, 1997." In addition, the deterioration in cash from operating activities is substantially due to the allocation of funds to reduce the Company's accounts payable balances in order to improve the working capital deficit of the Company in the 1998 period.

  Investing activities of the Company generated $3.1 million in net cash flow for the year ended April 30, 1998 compared to $2.5 million for the nine months ended April 30, 1997. This was principally due to property sales of $5.7 million and the acquisition of cash balances of $1.5 million from Alliance arising from the LaTex Merger, less payment of acquisition expenses of $1.5 million. Financing activities provided $2.4 million for the year ended April 30, 1998 compared to a use of $4.5 million for the nine months ended April 30, 1997. The improvement was due to the drawdown of additional funds under the Previous Credit Facility with BoA and the abatement of scheduled principal payments until October 31, 1998. The arrangements related to the abatement of principal cover the 12 months ended October 31, 1998 for monthly amounts of $0.325 million. During the current period no principal repayments were made to BoA. Under the terms of the Previous Credit Facility, the contractual maturities of long term debt as at April 30, 1998 are $2.275 and $18.792 million for the years ending April 30, 1999 and 2000, respectively. However, cash flows generated by the Company in excess of amounts shown in the business plan that formed the basis of negotiation with BoA will be used to reduce outstanding principal indebtedness. See Note 7 "Long-Term Debt" in the Notes to the Consolidated Financial Statements attached hereto.

  Overall cash and cash equivalents improved by $0.3 million in the year ended April 30, 1998 compared to $0 in the 1997 period.

 Capital Expenditures

  Existing United States Properties. The timing of most of the capital expenditures for the Company's existing U.S. properties is discretionary. Currently, there are no material long-term commitments associated with the Company's existing U.S. properties. However, approximately 50 recompletion opportunities are expected to be carried out within 12 months of the completion of the Offering, although there can be no guarantee of a successful outcome of this program given the relevant risks outlined under "Risk Factors" above. If the Acquisitions are not completed, together with the associated issuance of the Notes and the Amended Credit Agreement, the program will be reassessed in the light of the existing cash flows of the Company and the present commodity pricing environment, and the potential alternative sources of financing available to the Company. See "Organization and Summary of Significant Accounting Policies" under the heading "Financial Condition" contained in the Consolidated Financial Statements attached hereto. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. In the event that the recompletion program is continued according to plan and is successful, the Company anticipates that it will provide significant net revenues beyond the capital expenditures necessary to complete the program. The Company primarily uses internally generated cash flows and proceeds from the sale of oil and gas properties to fund capital expenditures, other than significant acquisitions, and to fund its working capital deficit. If the Company's internally generated cash flows should be insufficient to meet its debt service or other obligations, the Company may reduce the level of discretionary capital expenditures or increase the sale of non-strategic oil and gas properties in order to meet such obligations. The level of the Company's capital expenditures will vary in future periods depending on energy market conditions and other related economic factors. As a result, the Company will continue its current policy of funding capital expenditures with internally generated cash flows and the proceeds from oil and gas property divestitures.

  U.K. Interests. The Company will be required to make substantial capital expenditures in connection with the acquisition, development and exploitation of the U.K. Interests. The purchase of the U.K. Interests pursuant to the Interests Acquisition Agreement will require the payment of approximately $34.0 million in cash. In addition, it is currently anticipated by the Company that approximately $73.0 million (net to the Company's interest in the U.K. Properties) will be required in the period to the end of the year 2005 in connection with the development plans for the fields under the assumptions described in "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests," of which amount approximately $21.5 million is forecast to be required through December 31, 1999. It is anticipated that most of the remaining development expenditures incurred after 1999 will be funded from the cash flow from the U.K. Interests, with initial production currently forecast to occur in late 1999. However, the forecast development plans and expenditures are subject to change and there can be no assurance that the U.K. Interests will be developed according to the plans described below or that a significantly higher level of expenditures will not be required due to numerous factors, including regulatory approvals, gas processing and sales arrangements and rig and equipment availability. See "Risk Factors--Substantial Capital Requirements." As Burlington will be the operator of the majority of the U.K. Properties, the Company will not be able to compel the operator to undertake any specific activities, although development and operation of the U.K. Properties will be governed by the Operating Agreement that will generally require concurrence of the Company. The development plans will also be subject to the consent of the U.K. DTI.

  It is currently anticipated that the funding of the Acquisitions and of the development capital expenditures, at least until first production from the U.K. Interests, will be funded from the issuance of the Notes, from the Amended Credit Facility (see below "Proposed Financing Arrangements in Connection with the Acquisitions") and from cash flows from the Company's existing U.S. properties.

 Proposed Financing Arrangements in Connection with the Acquisitions

  As described above, the completion of the Acquisitions and the forecast capital expenditures in connection with the development of the U.K. Interests will be partially funded from the issuance of the Notes and from the Amended Credit Facility.

  Proposed Issuance of the Notes. It is proposed that the Company will offer at least $100.0 million aggregate principal amount of Notes. The aggregate offering of the Notes may be increased, however, to $110.0 million. It is anticipated that the Notes offering will close contemporaneously with the closing of the Acquisitions and is conditional upon the closing of the Acquisitions. From the proceeds of the Notes, it is anticipated that a portion of the proceeds will be used to purchase a portfolio of U.S. government securities that, together with the earnings thereon, should be sufficient to pay when due the first four interest payments on the Notes; approximately $34.0 million will be used to pay the purchase price for the U.K. Interests Acquisition and expenditures incurred by Burlington and interest since January 1, 1998; approximately $22.6 million will be used to repay amounts outstanding under the Company's Previous Credit Facility; approximately $6.5 million will be used to pay costs and expenses incurred in connection with the Acquisitions and the remainder will be used to fund the development of the U.K. Interests and the Company's working capital requirements. In the event that the Acquisitions are not completed and the Notes are not offered, the Directors will seek other transactions of a similar nature, restructure the Previous Credit Facility or seek alternative forms of financing and will seek to take such steps as are necessary to allow the Company to meet its obligations as they become due. Such steps might include the continuing rationalization of the Company's overhead, deferral of elements of the recompletion program and the disposition of oil and gas properties. See the Notes to the Consolidated Financial Statements attached hereto.

  Amended Credit Facility. The Company has received a commitment to enter into the Amended Credit Facility to revise the Previous Credit Facility. It is anticipated that the Amended Credit Facility will close contemporaneously with the closing of the Acquisitions and is conditional upon the closing of the Acquisitions and the negotiation and execution of final loan documents. Under the Amended Credit Facility, the Company would have a $25.0 million senior secured line of credit with $20.0 million of available borrowing capacity initially. The anticipated maturity date of the Amended Credit Facility will be the date which is five years after closing of the Acquisitions. There can be no assurances, however, that the Amended Credit Facility will be closed.

  Substantially all of the security for the indebtedness under the Previous Credit Facility, being the mortgages of all of Alliance's U.S. producing oil and gas properties and pledges of stock of Alliance's material subsidiaries, will remain in place under the Amended Credit Facility. As additional security, Alliance will pledge the stock of Difco that it is acquiring as well as the U.K. Interests.

  The borrowing base under the Amended Credit Facility will initially be established at $20.0 million. The borrowing base will be redetermined semi-annually as of January 1 and July 1 of each year. The borrowing base will be calculated based upon the reserves and economic parameters (including but not limited to hydrocarbon prices, escalation rates, discount rate assumptions, and other general economic parameters) acceptable to the lender. The reserves and economics reports will consist of independent engineering evaluations on all of the Company's, and its subsidiaries, oil and gas properties. The Amended Credit Facility will also contain financial and other covenants which under certain circumstances, may further limit the amount available under the facility and may limit future borrowings under other facilities.

  The interest margin under the Amended Credit Facility will vary according to the percentage utilization of the facility. The interest rate will be either fixed in relation to the Eurodollar rate or fixed in relation to the Alternate Base rate, defined as the higher of the lender's Prime Rate or the Federal Funds Effective Rate plus 1/2 of 1% per annum.

  See "Risk Factors" for a discussion of certain factors that should be considered in relation to the Company's proposed financing arrangements.

  Previous Credit Facility. Under the Company's Previous Credit Facility, the borrowing base was equal to $21.6 million as of April 30, 1998. Borrowings under the Previous Credit Facility maintained from time to time as a "Base Rate Loan" bore interest, payable monthly, at a fluctuating rate equal to the higher of (i) the rate of interest announced from time to time by BoA as its "reference rate" plus 1% or (ii) the "Federal Funds Rate" (as defined in the Previous Credit Facility) plus 1 1/4%. Borrowings under the Previous Credit Facility maintained from time to time as a "LIBO Rate Loan" bore interest, payable on the last day of each applicable interest period (as defined in the Previous Credit Facility), at a fluctuating rate equal to the LIBO Rate (Reserve Adjusted) (as defined in the Previous Credit Facility) plus 2%.

  As a condition to BoA making the loans under the credit agreement previously in place at LaTex, LaTex's subsidiary, LaTex Petroleum, entered into hedging agreements with BoA designed to enable LaTex to (a) obtain agreed upon net realized prices for LaTex's oil and gas production (the "Oil and Gas Hedging Agreements") and (b) protect LaTex against fluctuations in interest rates with respect to the principal amounts of all loans under the LaTex credit agreement. Under the Previous Credit Facility, BoA agreed to make available, at its sole discretion, to Alliance the amount of $2,500,000 ("Tranche B Facility") to reduce or terminate the Oil and Gas Hedging Agreements. As at April 30, 1998, $2.472 million had been drawn under the Tranche B Facility by Alliance. In addition, under the Previous Credit Facility, BoA agreed to make available to Alliance the amount of $2,000,000 ("Tranche C Facility") to cover costs and expenses incurred in connection with the Acquisitions and the proposed issuance of the Notes. As at April 30, 1998, $1.0 million had been drawn under the Tranche C Facility by Alliance.

  At April 30, 1998, the outstanding balance under the Previous Credit Facility was $21.6 million, of which $2.3 million is included as the current portion on the balance sheet. The outstanding loan balance has increased $3.5 million since the Company's April 30, 1997 year-end as a result of the following items which have been added to the outstanding loan balance: $0.1 million of loan interest, $0.7 million related to unpaid product hedge payments as of April 30, 1997 (the hedge liability was provided for in the April 30, 1997 financial statements and has subsequently been reclassified to the bank debt). Other additions to the outstanding loan balance covered drawdowns in respect of the cost of the buyout of the commodity price hedges (noted above) of $1.1 million on May 15, 1997, merger-related legal costs of BoA's attorneys of $0.1 million and the $0.4 million cost of new commodity price hedges purchased on October 23, 1997 for the twelve months ended October 31, 1998 and $0.5 million for general working capital purposes in March 1998.

  In connection with the LaTex Merger and the Previous Credit Facility, the Company, effective May 1, 1997, acquired the BoA ORI in all LaTex's existing producing oil and gas properties, other than those located in the State of Oklahoma, the Perkins field in Louisiana, and certain other minor value properties located in other states from an affiliate of BoA in exchange for 1,343,750 Shares, convertible loan notes and warrants.

SEASONALITY

  The results of operations of the Company are somewhat seasonal due to fluctuations in the price for crude oil and gas. Recently, crude oil prices have been generally higher in the third calendar quarter, and gas prices have been generally higher in the first calendar quarter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results which may be realized on an annual basis. In addition, production at the Company's South Carlton Field in Alabama is affected during the spring rain season, when flooding can require the shutting in of wells.

INFLATION AND PRICES; HEDGING

  In recent years, inflation has not had a significant impact on the operations or financial condition of the Company. The generally downward pressure on oil and gas prices during most of such periods has been accompanied by a corresponding downward pressure on costs incurred to acquire, develop, and operate oil and gas properties as well as the costs of drilling and completing wells on properties.

  Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of the Company, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and worldwide economic and political conditions, and government regulations and tax laws. Prices for oil and gas have fluctuated significantly from 1995 through 1997. The following table sets forth the average price received by the Company for each of the last three years and the effects of the various hedging arrangements noted above.

                                 OIL                OIL                GAS                GAS
                            (EXCLUDING THE     (INCLUDING THE     (EXCLUDING THE     (INCLUDING THE
                          EFFECTS OF HEDGING EFFECTS OF HEDGING EFFECTS OF HEDGING EFFECTS OF HEDGING
                            TRANSACTIONS)      TRANSACTIONS)      TRANSACTIONS)      TRANSACTIONS)
                          ------------------ ------------------ ------------------ ------------------
                                $/BBL              $/BBL              $/MCF              $/MCF
12 Months ended April
 30, 1998...............        $15.12             $15.75             $2.40              $2.36
Nine months ended April
 30, 1997...............        $19.15             $15.34             $2.40              $1.70
12 months ended July 31,
 1996...................        $15.73             $15.24             $2.03              $1.67
12 months ended July 31,
 1995...................        $12.86             $12.86             $1.48              $1.48

  On October 23, 1997, the Company entered into new commodity price hedge agreements to protect against price declines which may be associated with the volatility in oil and gas spot prices. Unlike the previous hedging agreements entered into by LaTex, the new commodity price hedge agreements, while protecting the downside, also provide the Company with exposure to price increases beyond certain agreed price levels. The commodity price hedges have been achieved through the purchase of put options (floors) by the Company, and the associated premium cost was funded by additional drawdowns under the current credit agreement. The commodity price hedges cover the year to October 31, 1998 and cover in excess of 90% of Alliance's current monthly sales volumes. The floors currently equate to approximately $18.50 per Bbl Nymex WTI contract and $2.20 per MMBtu Nymex Natural Gas contract.

CURRENCY EXCHANGE RATES

  The Company's current operations are entirely in the U.S. Therefore, the Company is not currently subject to any currency exchange risk. However, upon completion of the Acquisitions, the Company will have substantial pound sterling denominated liabilities and, upon the commencement of production from the U.K. Interests, substantial sales in pound sterling. This will subject the Company to currency fluctuation risk which may adversely affect the financial condition of the Company. The Company is currently reviewing alternatives to hedge this risk. See "Risk Factors--Foreign Currency Exchange Rates."

  At the present time the U.K. has not joined in the first wave of those European Union states which will participate in State III of the European Monetary Union ("EMU"). The U.K. government has stated that, before making any decision to join the EMU, it will refer the issue to a referendum of U.K. voters. Accordingly, the Company, believes that it is premature to commit to a planning study on the implications of the Euro for the Company's operations until the likely date for U.K. entry into EMU becomes more certain. On the basis that the Acquisitions are completed, the future revenues/expenses in respect of the Acquisitions will be predominantly transacted in pounds sterling until such time as the U.K. resolves to participate in the Euro. The Company's existing operations will continue to be transacted predominantly in U.S. dollars. Nevertheless, the Company does not expect to incur future significant costs on issues in respect to the U.K.'s potential Euro participation and it is therefore, not expected that it will have a material impact on the Company's financial position results of operations or liquidity.

ISSUES RELATED TO THE YEAR 2000

  As the year 2000 approaches, there are uncertainties concerning whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. Because of the nature of the oil and gas industry and the necessity for the Company to make reserve estimates and other plans well beyond the year 2000, the Company's computer systems and software were already configured to accommodate dates beyond the year 2000. The Company believes that the year 2000 will not pose significant operational problems for the Company's computer systems. The Company has not, however, completed its assessment of the computer systems of third parties with which it deals, and it is not possible at this time to assess the effect of a third party's inability to adequately address year 2000 issues.

                     INFORMATION WITH RESPECT TO ALLIANCE

  Alliance is a United Kingdom public limited company whose principal activities are the acquisition, exploration, development and production of oil and gas properties. The Company currently owns producing oil and gas properties in the United States, with a majority of its proved reserves located in the states of Alabama, Louisiana, Mississippi, Oklahoma and Texas. Since 1996, the Company has focused its efforts on maximizing the value of its properties in the U.S. and on acquiring and developing suitable international opportunities. Upon receiving shareholder approval Alliance will acquire the U.K. Interests from Burlington for approximately $34.0 million. After giving effect to the acquisition of the U.K. Interests, the Company's proved oil and gas reserves on a pro forma basis as of January 1, 1998, will consist of approximately 223 Bcfe of gas with a Pre-tax PV10 value of approximately $146.5 million and a Standardized Measure of approximately $114.8 million. Of the Company's pro forma proved reserves, 69% will be located in the East Irish Sea and 81% will be gas. See "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests," and "Information With Respect to Alliance--The Company's United States Properties."

  Alliance was incorporated and registered under the laws of England and Wales on August 20, 1990. Alliance's corporate headquarters are at Kingsbury House, 15-17 King Street, London SW1Y 6QU, England. However, Alliance maintains its principal operating offices at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

BUSINESS STRATEGY

  The Company's strategy is to significantly increase its oil and gas reserves, production, cash flow and earnings through a program focused on the rapid development of the U.K. Interests, strategic acquisitions, continued exploitation and development of its portfolio of U.S. assets and a selective low risk exploration program.

  Development of the U.K. Interests. The Company intends to actively pursue development of the U.K. Interests. The U.K. Interests include five proved gas accumulations in seven fields. A 3D seismic survey covering six of the seven fields has been acquired and interpreted and 13 exploratory and appraisal wells have been drilled to date on the U.K. Interests. Because of the proximity of the U.K. Interests to significant existing facilities and infrastructure and a growing U.K. gas market, the Company believes the development of the U.K. Interests will be achieved quickly. Development of the U.K. Interests will be expedited as a result of several factors, in particular, the extensive drilling and geophysical appraisal work already conducted, the close proximity of the U.K. Interests to existing facilities and infrastructure, and a growing U.K. gas market. The U.K. Interests will provide strategic value to the Company as it pursues further international opportunities due to their location, profile and the critical mass they provide for the Company.

  Strategic Acquisitions. The Company has an acquisition strategy which focuses on properties that are candidates for significant exploitation and development. The strategy has both U.S. and non-U.S. components, as exemplified by the Company's acquisition of the U.K. Interests which followed the LaTex Merger. Outside of the U.S., the Company seeks to acquire material interests in development opportunities in known hydrocarbon producing basins by aligning itself with larger companies such as Burlington Resources. Its current acquisition criteria include a high percentage of proved reserves, developed infrastructure (e.g., access to pipelines, markets, etc.), reasonable development costs, the prospect of near-term production and low to moderate political risk. In the U.S., the Company focuses on long-lived reserves that combine established production history, significant exploitation potential, operating control and the opportunity for cost reduction.

  Continued Enhancement of U.S. Properties. The Company has a substantial inventory of exploitation projects in the U.S., including workovers, recompletions, development drilling and cost reduction programs. The Company's current management has identified over 20 development drilling locations and over 90 recompletion and workover opportunities on the Company's U.S. assets that the Company will seek to exploit in order to increase its U.S. production. Approximately 50 of the recompletion opportunities are expected to be carried out within 12 months of the completion of the Offering. The Company believes that these exploitation projects have the potential to significantly increase daily production from these wells. To illustrate, within six months following the Company's acquisition of LaTex Resources, Inc. in April 1997, gross production from 11 key fields was increased over 300%, from an average of 240 Boe per day to an average of 980 Boe per day, through workovers and other remedial operations. In addition, the Company will continue to sell or otherwise dispose of non-core properties.

  Low-Risk Exploration Program. The Company plans to participate in selective, low-risk exploration projects to balance its development drilling and workover programs and give the Company exposure to potential additional reserves. The Company's focus is primarily on prospects delineated with the benefit of 3D seismic technology. Thus far, the Company has identified 11 exploration prospects in the U.K. Interests which could add significant incremental reserves, the majority of which were developed from 3D seismic data. The Company expects the geology and reservoir quality of the majority of these prospects to be similar to those found in the nearby producing blocks in the East Irish Sea. Domestically, the Company has farmed out its Jefferson Island salt dome leasehold located in Iberia Parish, Louisiana to Continental Resources Ltd. in exchange for a new 3D seismic survey over the leasehold and a one-third carried working interest in two wells to be drilled in the farmed out acreage.

THE COMPANY'S UNITED STATES PROPERTIES

  The Company currently owns producing oil and gas properties located in 12 states in the U.S., with proved reserves located primarily in the states of Alabama, Louisiana, Mississippi, Oklahoma and Texas. The Company operates 248 producing wells in these areas and also owns non-operated interests in 311 producing wells and units. Lee Keeling, independent petroleum engineering consultants, has estimated that the proved reserves attributable to the Company's U.S. properties at January 1, 1998 and April 30, 1998, included 7,219 and 6,494 MBbls of oil, respectively, and 26,576 and 26,322 MMcf of gas, respectively (69,890 and 65,286 MMcfe, respectively), with a Pre-tax PV10 value of approximately $59.8 million and $48.6 million, respectively, and a Standardized Measure of approximately $52.3 million and $45.1 million, respectively.

  The Company's principal areas of activity in the U.S. are:

  South Carlton Field, Alabama. The South Carlton Field is located in Clarke and Baldwin Counties in southwest Alabama along the banks of the Alabama River. The Company operates 56 active producing oil wells and three water injection wells. Production is from the Massive and Pilot sands of the Tuscaloosa Formation. Daily production in this field has increased significantly following the commencement of remedial workover operations. As part of its remedial operations, the Company has recently made significant improvements to its main gathering and loading facilities on both sides of the Alabama River. Due to the remediation effort, production increased from an average of 89 Boe per day in April 1997 to an average of 575 Boe per day in September 1997. Gross daily production for February 1998 was lower, at approximately 295 Bbls of oil per day, due to heavy seasonal flooding which required the shutting in of a number of wells. These have begun to return to production. Based on the production history of certain infill wells previously drilled in this field and an extensive geological and engineering review, the Company believes that additional infill drilling potential using horizontal drilling techniques exists for the Tuscaloosa reservoirs. The application of horizontal drilling techniques has the potential to significantly improve recovery per well in view of the heavy gravity of the oil (12-14 API). The Company's average working interest in this field is 100%.

  Black Warrior Basin, Mississippi and Alabama. The Company owns operated and non-operated working interests in 90 wells (41 operated and 49 non-operated) in Lamar, Fayette and Pickens Counties, Alabama and Lee and Chickasaw Counties, Mississippi. Production from these wells are from multiple sandstones of Mississippian age and range in depth from approximately 1,900 feet to 4,600 feet. Over 5,000 MMcf of proved behind pipe reserves have been identified on the Alliance-held leases and the majority of these are scheduled for recompletion over the next two years with the potential to add significantly to net cash flow. The Company's working interest in these properties varies from 1.8% to 100%.

  War-Wink South/East Quito Fields, Texas. The Company owns non-operated working interests in 71 active wells principally operated by Texaco, Inc. and Chevron USA Inc. in the War-Wink South and East Quito Fields in Ward County, Texas. These fields produce from the Fusselman, Atoka, Wolfcamp and Cherry Canyon Formations at depths ranging from approximately 6,200 feet to 17,500 feet. Based upon review of geological and engineering data, the Company believes that additional behind pipe and infill drilling potential exists on these properties. The Company's average working interest in these fields is approximately 10%.

  Jefferson Island Field, Louisiana. The Jefferson Island field is located near the city of New Iberia in Iberia Parish, Louisiana. Alliance is operator for a 525 acre leasehold which currently is being maintained by production from the Will Drill Resources (Texaco) JISMC #4 well. The Alliance lease has five shut-in wells located on it. Production has been established in Siphoni Divisi and Discorbis B age sandstone reservoirs. The reservoir traps are combination structural-stratigraphic traps in a salt dome piercement setting. A number of potential drilling locations have been identified on the lease for future exploration activity. The Company's average working interest in this field is currently 100%.

  Following extensive negotiations, the Company signed a farm-out agreement with Continental Resources Ltd ("Continental") on this lease, whereby Continental, at its sole expense, will conduct a 3D seismic survey and drill and complete two wells on the lease to earn a two-thirds working interest. The 3D seismic survey was permitted, procured and shot in May 1998. It is expected that the processing of the survey will be completed in July 1998. In the event that Continental earns an interest in the lease, the Company's average working interest in this field will be 33%.

  In addition to these fields, the Company has additional activities in Arkansas, Colorado, Louisiana, Mississippi and Texas. Net proved reserves to the Company, as of January 1, 1998 and April 30, 1998, from these other properties are 2,393 and 2,087 MBbls of oil, respectively and 11,218 and 10,602 MMcf of gas, respectively.

 Product Marketing

  Alliance's U.S. production is primarily from developed fields close to major pipelines or refineries and established infrastructure. As a result, the Company has not experienced any difficulty in finding a market for all of its product as it becomes available or in transporting its product to these markets.

  Oil Marketing. Alliance markets its oil to a variety of purchasers, most of which are large, established companies. The oil generally is sold under short-term contracts with the sales price based on an applicable posted price, plus a negotiated premium or discount. This price is determined on a well-by-well basis and the purchaser generally takes delivery at the wellhead.

  Gas Marketing. Virtually all of the Company's gas production is close to existing pipelines and, consequently, the Company generally has a variety of options to market its gas. Alliance sells the majority of its gas on the spot market, with prices fluctuating month-to-month based on published pipeline indices with slight premiums or discounts to the applicable index.

 Significant Oil and Gas Purchasers

  Oil and gas sales from properties operated by the Company are made under short-term contracts at the current area market price as adjusted for the relevant premium or discount. The Company believes that if any customer ceased purchases of oil or gas at any time, numerous other parties are available to purchase its production at the market price. As a result, the loss of any purchaser would not be expected to have a material adverse effect upon operations. For the period ended April 30, 1998, the Company sold approximately 39% of its net production of oil to Texaco Trading and Transportation, Inc. ("Texaco"), pursuant to a contract terminable upon 30 days advance written notice by either party. The price under which the Company sells its production under this contract is based upon Texaco's posted price for the type of crude oil produced in the particular field where the crude oil is produced.

 Title to Properties

  As is customary in the oil and gas industry, the Company conducts only a perfunctory title examination at the time properties believed to be suitable for drilling operations are first acquired. Prior to commencement of drilling operations, a thorough drillsite title examination is normally conducted and curative work is performed with respect to significant defects. During acquisitions, title reviews are performed on all material properties being acquired.

 Reserves

  Lee Keeling, independent petroleum engineering consultants, has prepared a reserve report with respect to Alliance's proved reserves at January 1 and April 30, 1998. The information presented below and elsewhere in this Proxy Statement with respect to Alliance's properties is based on the Lee Keeling reserve report. Alliance believes that the description contained in this Proxy Statement of the report and these estimates is fair and accurate.

  The quantities of Alliance's proved reserves of oil and gas presented below include only those amounts that Alliance reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are limited to those quantities that are recoverable commercially at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Alliance's proved developed reserves. Alliance's proved undeveloped reserves include only those quantities that Alliance reasonably expects to recover from the drilling of new wells based on geological evidence from offsetting wells. The risks of recovering these reserves are higher from both geological and mechanical perspectives than the risk of recovering proved developed reserves.

  As required by the Securities and Exchange Commission, the estimates of net proved reserves and proved developed reserves and the estimated future net revenues from such reserves set forth below, have been made in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Estimated future net cash flows from proved reserves are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions at April 30, 1998. The estimated future production is priced at current prices at April 30, 1998. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on cost levels at the date of the report. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. The Pre-tax PV10 value was computed by discounting future net revenues at 10% per annum, without deduction for income taxes. The Standardized Measure was computed by discounting future net revenues, after deduction of federal income taxes, at 10% per annum. Additional information concerning Alliance's reserves is included in "Supplemental Oil and Gas Data" in the Notes to Alliance's Consolidated Financial Statements included in this Proxy Statement.

  The following table sets forth estimates of the proved oil and gas reserves of Alliance at April 30, 1998.

                            OIL (MBBLS)                    GAS (MMCF)
                   ----------------------------- ------------------------------
                   DEVELOPED UNDEVELOPED  TOTAL  DEVELOPED UNDEVELOPED  TOTAL
                   --------- ----------- ------- --------- ----------- --------
Alabama...........  1,855.1    2,029.8   3,884.9  9,927.6        --     9,927.6
Louisiana.........    612.4      532.5   1,144.9    718.3    2,791.1    3,509.4
Mississippi.......    193.7      145.6     339.3  5,054.7        --     5,054.7
Oklahoma..........    195.5        --      195.5  3,758.5      557.8    4,316.3
Texas.............    430.3       12.7     443.0  2,623.3      340.3    2,963.6
Other.............    486.7        --      486.7    550.1        --       550.1
                    -------    -------   ------- --------    -------   --------
Total.............  3,773.7    2,720.6   6,494.3 22,632.5    3,689.2   26,321.7
                    =======    =======   ======= ========    =======   ========

  The following table sets forth amounts, as of April 30, 1998, of the estimated future net cash flows from production and sale of the proved reserves attributable to Alliance's oil and gas properties before income taxes and the present value thereof. NYMEX benchmark prices used in determining the future net cash flow estimates at April 30, 1998 were $15.39 per Bbl for oil and $2.22 per MMBtu for gas.

                                                      AT APRIL 30, 1998
                                               -------------------------------
                                                PROVED     PROVED      TOTAL
                                               DEVELOPED UNDEVELOPED  PROVED
                                               RESERVES   RESERVES   RESERVES
                                               --------- ----------- ---------
                                                       (IN THOUSANDS)
Estimated future net cash flows from proved
 reserves before income taxes................. $63,086.4  $20,088.6  $83,175.0
Pre-tax PV10 value............................ $37,863.5  $10,692.9  $48,556.4
Standardized Measure.......................... $35,173.0  $ 9,933.0  $45,106.0

  The estimation of oil and gas reserves is a complex and subjective process that is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Assumptions have to be made regarding the timing of future production and timing and amount of future development and production costs. The calculations assume that economic conditions existing at the end of this reporting period will continue. Other, but equally valid, assumptions might lead to a significantly different final results. Therefore, the reserve data presented herein should not be construed as being exact. Any reserve estimate depends in part on the quality of available data, engineering and geologic interpretation, and thus represents only an informed professional judgment. Subsequent reservoir performance may justify upward or downward revision of such estimate. The information provided, therefore, does not represent management's estimate of Alliance's expected future cash flows or value of proved resources. See "Risk Factors--Uncertainty of Reserve Information and Future Net Revenue Estimates."

  Estimates of Alliance's proved reserves have not been filed or included in reports to any United States' authority or agency other than the Securities and Exchange Commission. Alliance has filed estimates of proved reserves with the London Stock Exchange. These estimates do not differ materially from those contained in this Proxy Statement, but these filings with the London Stock Exchange also include estimates of probable and possible reserves, as required by the rules of the London Stock Exchange.

  For further information on reserves, costs relating to oil and gas activities, and results of operations from producing activities, see Alliance's Consolidated Financial Statements--Supplemental Oil and Gas Data.

 Productive Wells and Acreage

  The following table sets forth Alliance's producing wells at April 30, 1998.

                                   PRODUCTIVE WELLS
              -----------------------------------------------------------------------------------------
                       OIL                             GAS                           TOTAL
              --------------------------      -------------------------      --------------------------
              GROSS            NET            GROSS           NET            GROSS            NET
              -----           -----           -----           ----           -----           -----
               462            101.2             97            27.9            559            129.1

  Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, 12 had multiple completions.

 Developed and Undeveloped Acreage

  The following table sets forth the developed and undeveloped leasehold acreage held by Alliance at April 30, 1998. Developed acres are acres that are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which Alliance has a working interest. Net acres are the sum of Alliance's fractional interests owned in the gross acres.

                                                                GROSS     NET
                                                               -------- --------
Developed acreage............................................. 30,841.5 22,683.9
Undeveloped acreage........................................... 11,319.6  8,703.5
                                                               -------- --------
Total......................................................... 42,161.1 31,387.4
                                                               ======== ========

  States in which Alliance held developed and undeveloped acreage at April 30, 1998, include Alabama, Arkansas, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

 Production, Unit Prices and Costs

  The following table sets forth information with respect to production and average unit prices and costs for the periods indicated.

                                   YEAR ENDED         NINE MONTHS
                                    JULY 31,             ENDED     YEAR ENDED
                                  ----------------     APRIL 30,   APRIL 30,
                                   1995      1996        1997         1998
                                  ------    ------    -----------  ----------
Production:
  Gas (MMcf).....................  2,612     3,481       1,640        1,689
  Oil (MBbls)....................    359       405         190          396
Average Sales Prices:
  Gas (per Mcf).................. $ 1.48(1) $ 1.67(2)   $ 1.70(2)    $ 2.36(3)
  Oil (per Bbl).................. $12.86(1) $15.24(2)   $15.34(2)    $15.75(3)
Average Production costs per
 Boe(4).......................... $ 6.78    $ 9.19      $ 6.77       $ 8.13

--------
(1) Commodity price hedging arrangements did not have a material effect on average prices for the year ending July 31, 1995.
(2) After giving effect to the impact of the Company's commodity price hedging arrangements with BoA. Without such hedging arrangements, the average sales prices for the year ended July 31, 1996 would have been $15.73 per Bbl for oil and $2.03 per Mcf for gas and for the nine months ended April 30, 1997 would have been $19.15 per Bbl for oil and $2.40 per Mcf for gas.
(3) On May 15, 1997, the commodity price hedging agreements were terminated with BoA through a buyout, the cost of which was financed by a drawdown under the terms of its current credit facility with BoA. Hence, the table reflects actual realized prices for the nine months ended January 31, 1998. On October 23, 1997, new commodity price hedging agreements were initiated. Without such new hedging arrangements, the average sales prices for the year ended April 30, 1998 would have been $15.12 per Bbl for oil and $2.40 per Mcf for gas.
(4) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, lease overhead, maintenance and repair, labor and utilities. Average production costs per Boe for the year ended April 30, 1998 does not include $1.67 per Boe in respect of the loss recorded in that period relating to commodity derivatives.

 Drilling Activity

  During the periods indicated, Alliance drilled or participated in the drilling of the following exploratory and development wells:

                                                         NINE MONTHS
                                    YEAR ENDED JULY 31,     ENDED     YEAR ENDED
                                   ---------------------  APRIL 30,   APRIL 30,
                                      1995       1996       1997         1998
                                   ---------- ---------- ------------ ----------
                                   GROSS NET  GROSS NET  GROSS  NET   GROSS NET
                                   ----- ---- ----- ---- ------ ----- ----- ----
Exploratory:
  Productive......................  --    --   --    --     --    --   --    --
  Non-Productive..................    1  0.25    2  1.16    --    --     1   0.1
                                    ---  ----  ---  ----  ----- -----  ---  ----
    Total.........................    1  0.25    2  1.16    --    --     1   0.1
                                    ===  ====  ===  ====  ===== =====  ===  ====
Development:
  Productive......................    6   1.2    6  0.46      2   0.2    7  0.53
  Non-Productive..................  --    --     1  0.08    --    --   --    --
                                    ---  ----  ---  ----  ----- -----  ---  ----
    Total.........................    6   1.2    7  0.54      2   0.2    7  0.53
                                    ===  ====  ===  ====  ===== =====  ===  ====

  At April 30, 1998, Alliance was not participating in the drilling or completion of any oil and gas wells.

EMPLOYEES

  At April 30, 1998, Alliance had a total of 31 employees, none of whom belonged to a union.

COMPETITION

  The oil and gas industry is highly competitive in all its phases. Alliance encounters strong competition from many other energy companies in acquiring economically desirable producing properties and drilling prospects and in obtaining equipment and labor to operate and maintain its properties. In addition, many energy companies possess greater resources than Alliance.

LEGAL PROCEEDINGS

  Except as set forth below, the Company is not involved in any legal or arbitration proceedings that may have or have had, during the 12 months preceding the date of this Proxy Statement, a significant effect on the Company's financial position nor (so far as the Company is aware and save as referred to below) are any such proceedings pending or threatened against the Company.

  On September 12, 1996, Alliance received a writ from Best Royalties Plc claiming $186,368 and a declaration that Best Royalties Plc is entitled to a sum equal to 40% of Alliance Resources (USA), Inc.'s net cash proceeds received from the Arrowhead No. 1 well (and payment of such sum). The claim was filed in the London, U.K. High Court of Justice. The Company denies the claim and is vigorously defending this matter.

  On February 9, 1998, Alliance filed a lawsuit in Orleans Parish, Louisiana state court, alleging malpractice against the law firm of Baldwin & Haspel, LLC, for acts and omissions in certain property and securities transactions during the period June 1994 to October 1996. The total amount of the Company's claim has not yet been ascertained.

  On April 8, 1998, Union Pacific Resources Company filed a lawsuit in the State District Court of Denver, Colorado against Germany Oil Company, a subsidiary of the Company, alleging breach of contract arising out of oil and gas property in Cheyenne County, Colorado. Germany Oil Company filed an answer and counterclaim on May 18, 1998, vigorously denying the allegation and alleging breach of contract, breach of fiduciary duty, conversion and other related claims. The total amount of the claims will be determined at trial.

  On April 17, 1998, UPRC filed a lawsuit in the State District Court of Tarrant County, Texas against Germany Oil Company alleging breach of contract arising out of oil and gas property in Crockett County, Texas and claiming damages of approximately $351,000. Germany Oil Company intends to vigorously defend the claim and counterclaim for breach of contract, breach of fiduciary duty, and other related claims.

  On February 7, 1996, Northern Natural Gas Company ("Northern") filed a lawsuit against Torch Energy Advisors, Inc. ("Torch") in the 269th Judicial District Court of Harris County, Texas alleging a breach of an agreement between Torch, Panda Resources, Inc., a former subsidiary of the Company, and Northern relating to the transportation of natural gas. LaTex assumed the defense of the matter pursuant to an indemnification agreement. On February 26, 1998, LaTex and Alliance executed and entered into a settlement agreement, pursuant to which the Company has agreement to pay five monthly installments of $150,000.

  On October 27, 1992, under prior management and after an unsuccessful development program, Alliance Resources (USA) Inc. filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. There are no pending adversary proceedings in the case. None of Alliance or its other subsidiaries are affected in any way by the bankruptcy. The Company has filed an application for a final decree and a hearing is currently scheduled for July 31, 1998.

           INFORMATION WITH RESPECT TO DIFCO AND THE U.K. PROPERTIES

GENERAL

  Difco is a private limited company formed in June 1997 under the laws of England and Wales. Mr. F. Fox Benton, Jr. and members of his immediate family own, directly or indirectly, all of the issued and outstanding capital stock of Difco. Difco's sole asset is a contract to acquire the U.K. Interests, for a purchase price of approximately $34.0 million in cash, effective January 1, 1998. The U.K. Interests consist of an undivided 20% of Burlington's interest in 13 offshore blocks or parts of blocks located in the East Irish Sea and Liverpool Bay areas off the west coast of the U.K. Burlington acquired substantially all of its interests in the U.K. Properties from BG in December 1997 for approximately $157.6 million, and subsequently acquired the remaining minority interest in three of the blocks for an additional $3.1 million. Upon receiving shareholder approval and completion of the Difco Acquisition, Alliance intends to acquire the U.K. Interests.

U.K. PROPERTIES

 Geology of the East Irish Sea Basin

  The U.K. Interests lie in the East Irish Sea basin. The East Irish Sea basin is a Permo-Triassic extensional basin. The basin is complexly faulted with intersecting north-south, northeast-southwest and northwest-southeast fault trends, some of which have undergone repeated periods of movement. The reservoirs in the basin are sandstones of the Middle Triassic Sherwood Sandstone Group with trapped oil and gas being sealed by overlying shales and halites of the Upper Triassic Mercia Mudstone Group. Hydrocarbons are sourced from Upper and Middle Carboniferous Westphalian and Namurian shales. The Sherwood Sandstone Group is the reservoir in all producing fields and proved gas accumulations in the basin and comprises sandstone with fluvial, sabkha, playa lake, channel abandonment and aeolian dune and sheet sand environments of deposition. The quality of the Sherwood Sandstone is generally high with good flow rates achieved for both oil and gas. The Sherwood Sandstone has porosites in the range of 10 to 20 percent with net-to-gross ratios of 60 to 100 percent. Average field permeabilities range from six to 2500 millidarcies with the exception of the Millom Field, which is typically less than one millidarcy, as a result of reservoir illitization. The fields are faulted anticlinal and four-way dip closed structures sealed by the shales and halites of overlaying Mercia Mudstone Group.

 Exploration and Field Development of the East Irish Sea Basin

  In the 33 years since the award of the first exploration blocks, the East Irish Sea basin has emerged as a significant hydrocarbon province which has resulted in significant oil and gas infrastructure being put in place in the area. The East Irish Sea basin contains two hydrocarbon producing areas--the Morecambe Bay area and the Liverpool Bay area. To date, four gas fields, one oil field and one oil/gas field have been discovered, developed and brought on stream. Hydrocarbon exploration commenced in the East Irish Sea basin in 1965 with the award of the first production license to Gulf Oil. Gulf Oil completed the first two East Irish Sea wells in 1969. British Gas Exploration & Production ("British Gas") discovered oil and gas in other blocks in this area beginning in 1973 and has been a major operator in the East Irish Sea since that time. This activity culminated in the discovery of the South Morecambe and North Morecambe gas fields, which were brought on stream in 1985 and 1994, respectively. The Liverpool Bay area is the other area of development and production in the East Irish Sea basin. The complex is operated by an affiliate of Broken Hill Proprietary Pty. ("BHP") and comprises the Hamilton and Hamilton North gas fields, the Douglas oil field and the Lennox oil and gas field.

 Morecambe Bay

  British Gas became active in the East Irish Sea in 1970 with the award of Blocks 110/6, 7, 12 and 14. In 1974 British Gas applied for and obtained Blocks 110/3 and 8, which secured for it 100% ownership of the area covering the future South and North Morecambe Fields. Thereafter, Block 110/2 was acquired by British Gas. British Gas drilled the discovery well for the Morecambe Field in September 1974. Between 1975 and 1978 seven appraisal wells were drilled, three of which were on the North Morecambe Field. U.K. DTI approval for a staged development of South Morecambe Field was obtained in February 1982 and the first gas was produced in January 1985. The field was developed on the concept of it being a peak season supply facility and was initially designed to produce at a rate of 1,200 MMcf per day of wellhead gas, with even higher production rates possible over short periods.

  A total of 33 production wells were drilled during both stages of the development, of which 31 were capable of producing as of October 1, 1996. All but one well was completed with seven inch tubing and as a result of the development policy of perforating all reservoir layers with permeabilities exceeding 10 millidarcies, initial well deliverabilities have been in the order of 88 to 100 MMcf per day on 112/64 inch chokes. The restriction on flow rates has historically been mechanical rather than reservoir related. In October 1992, an enhanced development project was completed. This essentially consisted of the installation offshore of compression facilities and the addition onshore of a fourth processing train. This increased the field's production and onshore processing capacity of sales gas to 1,800 MMcf per day. A 36 inch diameter pipeline exports the gas from the central processing platform 23 miles to a dedicated onshore gas processing terminal at Westfield Point near Barrow-in-Furness.

  Separation and processing of the gas begins on the drilling platforms where the primary separation of water and condensate from the gas occurs, the condensate being spiked back into the gas pipeline for transport to the central processing platform where the condensate is again separated from the gas, the gas dried and compressed for export to the onshore terminal. The separation of gas and liquids is repeated at the onshore terminal located at Westfield Point near Barrow-in-Furness where the gas is processed and treated in order to meet the U.K. National Transmission System ("NTS") gas sales specifications. The onshore and offshore facilities' design capacity of 1,860 MMcf per day of well head gas equates to 1,800 MMcf per day of sales gas. The onshore processing terminals are connected to NTS at Lupton via a 32 mile long 42 inch diameter pipeline There is onsite storage for condensate at the terminals with a four mile long eight inch diameter pipeline connecting this storage with further storage facilities (20,000 tons) at Barrow Docks.

  The North Morecambe Field received U.K. DTI approval in 1992 and has been developed in a single stage with the installation of one unmanned 16 slot drilling and production platform. A total of ten production wells have been drilled. As the North Morecambe Field gas contains around six percent by volume carbon dioxide, a new pipeline was required to transport the gas to shore. The pipeline is 20 miles long and 36 inches in diameter and connects to the dedicated North Morecambe Field onshore terminal, which is alongside but separate from the South Morecambe Field terminal.

  Offshore processing of the gas is kept to a minimum on the North Morecambe Field with wellhead gas flowing directly to shore. The onshore processing of the North Morecambe Field gas is more complex than that for the South Morecambe Field as it requires the removal of some nitrogen and carbon dioxide in order to meet the NTS sales specifications. The gas sold meets all specifications required by the NTS. The onshore and offshore facilities' design capacity of 588 MMcf of wellhead gas equates to approximately 518 MMcf per day of sales gas.

  The Company has no ownership interest in the North and South Morecambe
Fields.

 Liverpool Bay

  The Liverpool Bay complex is the other area of production within the East Irish Sea basin. It is operated by BHP and comprises the Hamilton and Hamilton North gas fields, the Douglas oil field and the Lennox oil and gas field. They lie within Blocks 110/13a and b and 110/15. The licences were originally awarded to Hamilton Brothers Oil and Gas. Operatorship subsequently transferred to BHP following the drilling of exploration and appraisal wells. Partners within the Liverpool Bay complex include Lasmo Plc, Monument Oil and Gas plc, and PowerGen Plc.

  In July 1990, the first well to be drilled on the block produced gas at an unrestricted rate of some 70 MMcf per day from Triassic sandstones. This initial gas structure (named Hamilton) was appraised successfully in early

1991 by the third and fourth wells on the block. After this initial gas discovery well, the Douglas oil discovery was made in the south west corner of the block with the drilling of the 110/13-8 well in November 1990. That original oil discovery well has been followed by four oil appraisal wells (110/13-9, 110/13-10, 110/13-11 and 110/13-12) which have successfully appraised the three separate fault segments making up the field.

  U.K. DTI approval for the Hamilton, Hamilton North and Douglas Fields was granted in October 1993 and for the Lennox Field in January 1994. Development consists of a central processing platform, a fixed jack-up accommodation platform and a wellhead platform over the Douglas Field. Three satellite platforms on the Hamilton, Hamilton North and Lennox Fields are tied back to the central processing platform at the Douglas Field. The platforms on the Hamilton, Hamilton North and Lennox Fields are each connected to the Douglas central processing platform by 14-18 inch diameter pipelines through which oil and gas from these areas is transported. The main gas evacuation line is a 20 inch diameter pipeline laid from the Douglas Field central processing platform
33.5 kilometers to Point of Ayr. It has been oversized to take a peak throughout of 740 MMcf per day. From Point of Ayr, the gas is transported via a 24 inch diameter pipeline, 26 kilometers to the 1,400 megawatt power station at Conyer's Quay. Two 3 inch diameter pipelines take condensate back from the terminal to the Douglas Field for mixing and exporting the crude. After processing on the Douglas Field platform, oil is piped via a 14 inch diameter, 18 kilometer pipeline to a permanently moored 870,000 barrel capacity catenary anchor leg rigid arm mooring (CALRAM) with onward export via shuttle tankers.

  The Company has no ownership interest in the Hamilton, Hamilton North and Douglas Fields.

 The U.K. Interests

 Overview

  Coinciding with the appraisal and development of the Morecambe Fields, British Gas drilled further exploration and appraisal wells resulting in the discoveries of the Millom and Calder Fields in 1982, the Dalton Field in 1989, the Crossans and Darwen Fields in 1991 and the Hodder and Asland Fields in 1993. Thereafter, a 640 square kilometer 3D survey was acquired during October 1994 to May 1995 covering the Morecambe Fields and the Millom, Dalton, Calder, Crossans, Darwen and Hodder Fields.

  In 1997, British Gas was separated into two separate companies, Centrica and BG. Centrica acquired the gas trading and sales side of the former British Gas plus the South and North Morecambe Fields. BG acquired all of the exploration and production interests of the former British Gas, with the exception of the South and North Morecambe Fields, which are adjacent to several of the blocks purchased by Burlington. Management believes that, because the BG East Irish Sea blocks effectively became isolated assets from the rest of BG's U.K. portfolio they had a reduced strategic value to BG and, thus, became available to Burlington.

  The U.K. Interests consist of certain undivided, nonoperated working interests in 13 offshore blocks. The blocks include five proved gas accumulations in seven fields, traditionally split into the Millom and Dalton sweet gas fields and the Rivers sour gas complex (comprising the Hodder, Calder, Crossans, Darwen and Asland Fields). The U.K. Interests are located approximately 28 miles offshore in water depths of less than 200 feet. The U.K. Properties are located in close proximity to the North and South Morecambe Fields, operated by Centrica, which are approximately six to ten miles to the east and south. The Liverpool Bay development located approximately five to fifteen miles to the south of the blocks, is operated by a subsidiary of BHP.

  Set forth below is certain information with respect to the U.K. Properties.

                                                     NET PROVED RESERVES
                                           DISCOVERY --------------------     ALLIANCE
BLOCKS          FIELD         OPERATOR        DATE   GAS (BCF) OIL (BBLS)  WORKING INTEREST
------          -----         --------     --------- --------- ---------- -----------------
113/26a    Millom          Burlington        1982       46.4        0           20.0%
113/27a
110/2c
110/2b     Dalton          Burlington        1989       22.8        0           20.0%
110/2b     Rivers Complex  Burlington        1982       83.6        0           20.0%
110/7c-F1  Fields (Calder,                  through
110/7a     Crossans,                         1993
110/8a     Darwen, Hodder
110/9a     and Asland)
110/14
110/12a                    Burlington         --         --       --            20.0%
110/3b                     Kerr McGee         --         --       --             5.2%
110/3c
110/7b                     Perenco UK Ltd.    --         --       --            8.45%
                                                       -----      ---
  Total                                                152.8        0
                                                       =====      ===

  Three of the 13 blocks are not wholly-owned by Burlington. Before these blocks can be transferred to Difco the consent of the other joint owners is required (such consent not to be unreasonably withheld). None of the three blocks requiring such consents contains any proved oil or gas reserves.

 Sweet Gas Fields

  Millom Field. The Millom Field is a medium sized gas field located approximately six miles northwest of the North Morecambe Field in water depth of approximately 110 feet. The field extends into blocks 110/2c, 113/26a and 113/27a, which are operated by Burlington. The discovery well 113/26-1 was drilled in March 1982 and encountered a 480 foot gas column in a Triassic Sherwood Sandstone reservoir with lower porosities and permeabilities than those occurring in the producing Morecambe Fields to the south, principally due to reservoir illitization. The discovery was followed by three additional appraisal wells to further delineate the field. One of these appraisal wells was drilled as a horizontal well (in order to mitigate the effects of reservoir illitization) through the Triassic Sherwood Sandstone Group and drill stem tested at a rate of 15 MMcf of gas per day, on a 128/64" choke. This well is currently suspended. The top of the Sherwood Sandstone occurs at a depth of 4,146 feet below mean sea level.

  Dalton Field. The Dalton Field is located approximately three miles west of the South Morecambe Field and four miles north of the Calder Field in a water depth of approximately 120 feet. The field lies in block 110/2b, which is operated by Burlington Resources. The discovery well 110/2b-9 was drilled in December 1989 and encountered gas bearing sands in the Triassic Sherwood Sandstone Group at a depth of 3,359 ft. below mean sea level. The well was drill stem tested at a rate of 90 MMcf of gas per day, on a 128/64" choke, from a perforated interval of 300 feet in the upper section of the Sherwood Sandstone. The 110/2b-9 well is currently suspended.

 Rivers Complex Sour Gas Field

  Calder Field. The Calder Field is located approximately three miles southwest of the South Morecambe Field central processing platform in water depth of approximately 115 feet. The field lies mainly in block 110/7a and extends into block 110/2b, both of which are operated by Burlington. The Calder Field is the largest of the seven gas fields discovered by British Gas and acquired by Burlington in the Liverpool Bay and Morecambe Bay areas of the East Irish Sea. The discovery well 110/7a-3 was drilled in February 1982 and was followed by two appraisal wells, 110/7a-4, drilled in May 1983 and 110/7a-8, drilled in January 1994. All three wells tested gas on drill stem test and were subsequently plugged and abandoned. In addition all three wells penetrated a thin (16 ft.) oil column. The 110/7a-8 well flowed at a maximum rate of 20.99 MMcf of gas per day and 106 Bbls of condensate per day, on a 72/64" choke, from a perforated interval of 100 feet in the upper section of the Triassic Sherwood Sandstone Group at a depth of 2,671 feet below mean sea level.

  Crossans Field. The Crossans Field is located approximately 2.5 miles northwest of the Calder Field in water depth of approximately 140 feet. The field extends into blocks 110/2b, 110/7c and 110/7a, which are operated by Burlington. The discovery well 110/2b-10 was drilled in October 1991 and encountered a 156 foot gas saturated sand section in the Triassic Sherwood Sandstone Group at a depth of 2,088 feet below mean sea level. The well was drill stem tested at a maximum rate of 14.5 MMcf of gas per day, on a 64/64" choke. The 110/2b-10 well is currently suspended.

  Darwen Field. The Darwen Field is located approximately eight miles southwest of the Calder Field in water depth of approximately 130 feet. The field lies in block 110/8a, which is operated by Burlington. The discovery well 110/8a-4 was drilled in September 1991 and was drill stem tested and flowed at a maximum rate of 27.1 MMcf of gas per day and 281.8 Bbls of condensate per day, on a 36/64" choke, from a perforated interval of 290 feet in the upper section of the Triassic Sherwood Sandstone Group at a depth of 3,098 feet below mean sea level. The 110/8a-4 well is currently suspended.

  Asland Field. The Asland Field is located approximately 16.5 miles southeast of the Calder Field and six miles northeast of the Hamilton Field in water depth of approximately 70 feet. The field extends to blocks 110/9a and 110/14, which are operated by Burlington. The discovery well 110/14-2 was drilled in October 1993 and tested gas at a maximum rate of 7.8 MMcf of gas per day, on a 96/64" choke. The 110/14-2 well was plugged and abandoned.

  Hodder Field. The Hodder Field is located approximately two miles northwest of the Calder Field in water depth of approximately 110 feet. The field lies in block 110/2b, which is operated by Burlington. The discovery well 110/2b-11 was drilled in February 1993 and was suspended as a gas discovery without being tested. Electric logs show a 72 foot gas zone in the Triassic Sherwood Sandstone Group at a depth of 2,752 feet below mean sea level.

 Exploratory Potential

  The blocks also contain 11 identified exploration prospects that the Company believes present drilling opportunities, the majority of which are well-defined by high quality, comprehensive 3D seismic surveys. Nine of the 11 prospects have reservoirs in the Triassic Sherwood Sandstone, which is the same reservoir for the South and North Morecambe Fields and the Lennox and Douglas Fields at Liverpool Bay. Two of the prospects have reservoirs within the deeper Permian Collyhurst Sandstone formation and reservoir quality is uncertain. Ownership interests in the prospects varies, with the Company acquiring a 20% interest in nine of the exploration prospects and an 8.45% interest in the other two prospects. Three of the prospects identified lie only partially within the blocks to be acquired. The prospects tend to be oil prone with three classified as gas prospects and eight classified as oil prospects.

  The prospects are all tilted fault and horst block structures with partial dip closure. Eight of the nine Triassic Sherwood Sandstone prospects lie in close proximity to the major north-south graben in the center of the East Irish Sea, which also forms the western boundary of the South and North Morecambe Fields. The Company believes this deep graben is likely to contain mature Carboniferous source rocks and the boundary faults are expected to provide an easy migration path for any hydrocarbons generated within the graben into prospects located in close proximity to the main graben boundary faults. The Mercia mudstones and halites are expected to provide a good top seal for the Triassic Sherwood Sandstone and the overall level of risk is estimated to be low to moderate. The deeper Collyhurst Sandstone play is more uncertain and the Company has allocated a higher risk profile for these prospects.

 Development Plans

  The statements below regarding when development of each field is anticipated to be undertaken and production is anticipated to begin are based on the assumptions made by Gaffney Cline in its reserve report on the U.K. Interests. Gaffney Cline's assumptions are in turn based on information and data obtained from public sources, the Company and Burlington. Burlington made available to Gaffney Cline its comprehensive database of technical information acquired from BG on the seven undeveloped gas fields and exploration licenses including: all raw data, geological, petrophysical and geophysical interpretations, engineering reports and calculations. Gaffney Cline also reviewed the 3D seismic data and interpretations available on Burlington's workstations.

  There can be no assurance that the development and production from the fields will occur as assumed and described below. The actual schedule for development and production of these fields will be determined by Burlington and the Company pursuant to the Operating Agreement and will depend upon a number of factors, including (i) the results of other development activities in the East Irish Sea area; (ii) the availability of sufficient capital resources for drilling and installation of facilities; (iii) the approval of the individual field development plans by the U.K. DTI and other regulatory authorities; and (iv) economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and gas and the availability of drilling rigs and crews. The actual outcome of none of these factors has been determined. In particular, the Company has not entered into any agreements for the development, transportation or marketing of any gas from the U.K. Interests, has not applied for or received the necessary regulatory approvals and has not arranged for the necessary drilling rigs or crews. There is no assurance that either the Company or Burlington will be able to enter into or obtain contractual or other arrangements on satisfactory terms or at all. The full development of the fields will depend upon the commercial success of the development plan. In the event that the results of the initial development activities do not meet expectations, the developments will be modified accordingly.

  Development of the Millom and Dalton Fields. The Millom and Dalton Fields are sweet gas fields. In its reserve report on the U.K. Interests, Gaffney Cline assumed that the Dalton Field will be a two well development. The drilling and related infrastructure was assumed to be completed and first gas produced by the fourth quarter of 1999.

  It was assumed that development of the Millom Field would commence in 1999. In the following year, it was assumed the development would continue with the drilling of three new production wells and the installation of an unmanned minimum facilities production platform, together with related pipelines and infrastructure. This would be followed by the drilling of an additional four new production wells in 2001 whereupon production would commence.

  The Company's net share of expected capital expenditures to implement development of these fields is estimated to be approximately $30.0 million.

  On June 18, 1998, Burlington Resources announced that it had executed a statement of intent with Hydrocarbon Resources Limited, a subsidiary of Centrica, to transport and process natural gas from the Millom and Dalton Fields. Subject to approval by the U.K. DTI, Burlington Resources announced that initial gas production from the Dalton Field is targeted for the fourth quarter of 1999. Development of the Million Field is expected to follow, with initial production planned by the end of 2000. The Company expects to utilize this arrangement to sell its oil and gas from these fields.

  Development of the Rivers Complex. The Rivers Complex of fields comprises five separate sour gas accumulations, namely, Asland, Calder, Crossans, Darwen and Hodder. In its reserve report on the U.K. Interests, Gaffney Cline assumed initial development of the Rivers Complex through implementation of a development program at the Calder, Crossans and Darwen Fields. Development of the Asland and Hodder Fields will be deferred pending further evaluation by the Company. U.K. DTI approval for the development of the Rivers Complex of fields will include consideration of the environmental impact of the production of sour gas from these fields. The Rivers Complex is in close proximity to the Hamilton, Hamilton North and Lennox fields owned by BHP that are currently producing sour gas. Therefore, the Company does not anticipate any difficulties with U.K. DTI approval relating to the existence of sour gas in the Rivers Complex of fields.

  The Calder Field was assumed to be the first of the sour gas fields developed. First gas production was assumed to be achieved as early as by the end of 2000. The current development assumptions include an unmanned facilities platform for the Calder Field, with sub-sea tie-backs from the Crossans and Darwen Fields. The Calder Field was assumed to be developed with a total of three production wells drilled directionally from the unmanned platform. The Crossans Field was assumed to be developed with one production well and the Darwen Field with one production well, all of which will be tied back to the platform at the Calder Field. The Company's share of expected capital expenditures to implement the development of these fields is estimated to be approximately $43.0 million.

 Transportation, Processing and Marketing

  Because the U.K. Interests are located in close proximity to the considerable infrastructure at the South and North Morecambe Fields and Liverpool Bay area, the Company has several options for the transportation, processing and marketing of hydrocarbons produced from the U.K. Interests. Although the Company has no ownership interest in the existing facilities, the Company believes that development of the fields and commercial sales of oil and gas from the U.K. Interests can occur by utilizing existing facilities and infrastructure, construction of new facilities and infrastructure, or a combination of both of the foregoing. All such alternatives are being analyzed. In its reserve report on the U.K. Interests, Gaffney Cline assumed that the gas would be transported and processed through a combination of both newly constructed facilities and infrastructure and contractual arrangements for the use of existing facilities and infrastructure. Since the Company has not entered into any contractual arrangements relative to the use of existing facilities and infrastructure, it was assumed for purposes of the reserve report that contractual terms for the use of existing facilities and infrastructure would be substantially similar to those reported for other licensees in the U.K. for similar services and circumstances.

  The Rivers Complex of fields comprises five sour gas accumulations. Processing of the sour gas is necessary to remove the toxic hydrogen sulfide gas. The existing facility at Point of Ayr currently processes the sour gas produced by BHP from the Hamilton, Hamilton North and Lennox fields. The Company has not entered into any contractual arrangements for the use of these existing facilities. In the reserve report for these fields, it was assumed that contractual terms for the use of these facilities would be substantially similar to those reported for other licensees in the U.K. for similar services and circumstances.

  There are multiple opportunities to market the production from the U.K. Interests in several directions to various markets. The available market opportunities include sales to gas wholesalers, power generation plants or industrial end-users under fixed price term contracts, contracts with price adjustment clauses, spot price contracts or some combination of all of these. The Company anticipates selling its production from the U.K. Interests through a combination of contractual and spot price arrangements. The Company has not entered into any contractual arrangements for the sale of the gas and no assurance can be given that the Company will be able to do so on terms satisfactory to it or at all.

 The U.K. Gas Market

  Overview. Until the early 1990's, the state-owned British Gas dominated all aspects of pipeline transportation, marketing and distribution, while a number of international oil and gas companies were involved in the exploration and development of gas. In the period since the 1986 Gas Act was introduced, the U.K. gas market has been transformed from a monopoly to a free market. The liberalization of the market was caused by several factors--the privatization of British Gas, the development of third party access through the British Gas pipeline systems, the price collapse in 1995 caused by an oversupply of gas, pressure from the British government to open markets, and the emergence of a spot market for gas. In 1997 British Gas was restructured into two companies-- BG, which contains the pipeline operations and the domestic and international exploration and production assets, and Centrica, which contains the supply, service and retail businesses as well as the Morecambe Bay Fields, owned by Centrica.

  Gas Demand. U.K. gas demand has grown significantly since 1991 driven in part by growth in gas sales to electric power generators. According to "Energy Trends," a publication issued by the U.K. DTI, from 1991 to 1996, total demand for gas in the U.K. grew almost by a compounded annual rate of 7.7%. Of this growth, gas sales to power generators grew almost thirty times from 60 to 1,700 MMcf per day. In addition, mature U.K. domestic, industrial and commercial markets grew at a compounded annual rate of 3.1% from 1991 to 1996. According to the Energy Contract Company, growth in the U.K. gas market over the next several years will be driven in part by the development of gas fired power generation plants and the commencement of operation in October 1998 of the Interconnector between the U.K. (Bacton) and Europe (Zeebrugge in Belgium). The Interconnector greatly enlarges the potential market for U.K. gas by effectively linking U.K. producers to European customers via the continental gas grids. Development of new power stations requires U.K. government consent. On June 25, 1998, the U.K. government announced the preliminary conclusions of its review of energy sources for power generation. The U.K. government has proposed a stricter policy on power station consents which is likely to curb the development of new gas fired power stations. The application and duration of this policy is currently uncertain and consequently it is difficult to assess the impact this will have on U.K. gas demand and prices at this time. This policy is not expected to effect at least 17 new gas fired electric power plants currently under development.

  Gas Supply. Gas is supplied to the U.K. mainland primarily from fields in the Southern Gas Basin and the central North Sea off of the east coast of the U.K., and from Morecambe Bay and Liverpool Bay, off of the west coast of the U.K. A number of international oil and gas companies operate these gas fields and a number of independent exploration and production companies have non-operated interests in these fields. Gas from these offshore gas fields comes ashore at one of seven terminals--St. Fergus, Easington, Theddlethorpe, Bacton, Barrow, Teeside, and Point of Ayr, where it enters the U.K. NTS. The U.K. currently imports gas from Norway via the Frigg pipeline. This pipeline is emptying as the fields which supply it become depleted. Imports now account for only about 2% of U.K. demand.

  Long-term vs. Short-term Contracts. In general, sales of a significant portion of gas within the U.K. are made under long-term contracts, driven in part by the growth in electricity produced by gas fired independent power projects, which require secure long-term supplies of gas. According to the Energy Contract Company, by late-1997, the market rate on a 10-15 year contract was approximately 15p per therm ($2.47 per Mcf). In comparison, the spot market to date has been characterized by relatively thinly traded volumes and significant price volatility. A study by BG TransCo, the U.K.'s primary transporter of gas, suggests that only 15-20% of all gas sold in the U.K. is being sold under short-term arrangements. With respect to spot market price volatility, "British Spot Gas Markets" reported within day trades of significant volumes at 30p per therm ($4.63 per Mcf) on December 17, 1997, compared to 9.15-9.30p per therm ($1.41-$1.44 per Mcf) for July 1998 contracts, as quoted in the June 17, 1998 issue of the Financial Times.

 Joint Operating Agreement with Burlington

  With respect to Block Nos. 110/2b, 110/2c, 110/7a, 110/7c-F1, 110/8a,
110/9a, 110/12a, 110/14, 113/26a and 113/27a, which will be owned 80% by
Burlington and 20% by the Company, at the closing of the Difco Acquisition, Burlington and the Company will execute the Operating Agreement covering such blocks (the "License Area"). The Operating Agreement will be substantially similar to other joint operating agreements covering oil and gas properties in the North Sea and will contain detailed provisions governing the exploration, development and operation of the License Area. Furthermore, the Operating Agreement will include provisions allocating the costs, liabilities, revenues and benefits which are attributable to oil and gas operations in the License Area.

  Burlington will be designated to act as operator under the Operating Agreement ("Operator"). In that capacity, Burlington generally will be responsible for the conduct of day-to-day operations on the License Area, subject to the overall supervision and control of a joint operating committee composed of one representative from each party owning an interest in the License Area (the "Joint Operating Committee"). Decisions of the Joint Operating Committee will be generally made by the affirmative vote of two or more parties owning not less than a 65% interest in the License Area. Therefore, the Company will have no right to compel any development activities in the License Area, but the Company's consent will generally be required for all development activities in the License Area while no more than two parties own interests in the License Area.

  The Operator will prepare and submit exploration programs and budgets annually to the Joint Operating Committee for approval. In the event of a discovery of oil and gas reserves, the Operator will prepare and submit appraisal and development programs and budgets for such discovery to the Joint Operating Committee for approval. Except in emergency situations, prior to entering into any commitment or incurring any expenditures under an approved program and budget, the Operator will be required to submit an authorization for expenditures for approval by the Joint Operating Committee.

  The Operating Agreement also will provide for exploratory operations on the License Area by less than all parties under certain circumstances ("Sole Risk Operations"). The parties conducting such operations ("Sole Risk Participants") will be responsible for all liabilities, costs and expenses associated with such operations, and also will be entitled to receive all benefits and revenues generated by such operations. If a discovery results from Sole Risk Operations, any party which was not a Sole Risk Participant in such operations may participate in appraisal drilling or a development program relating to such discovery by making a payment to the then existing Sole Risk Participants of its proportionate share of the cost previously incurred with respect to such Sole Risk Operations, plus interest. In addition, the party must make a payment to the then existing Sole Risk Participants of a significant premium calculated by reference to a formula in the Operating Agreement.

U.K. TAX REGIME

 U.K. Corporation Tax

  Alliance and Difco, as U.K. resident companies, will be subject to U.K. corporation tax (currently at the rate of 31%, but to be reduced from April 1, 1999 to 30%) on all its profits (wherever arising and including both income and capital gains), subject to any applicable relief under any relevant double tax treaty. For U.K. tax purposes, the U.K. is extended to cover the territorial sea of the U.K. and certain designated areas. Generally, oil extraction activities and other activities involving oil rights, which are carried on as part of a trade, are treated for U.K. tax purposes as a separate trade. This is known as the ring fence. Special rules prevent profits from the ring fence being reduced by losses from other activities outside the ring fence. In particular, only to the extent that the proceeds of the Notes are used for the acquisition and development of the U.K. Interests will the interest expense on the Notes be eligible for tax relief.

 U.K. Petroleum Revenue Tax

  Petroleum Revenue Tax ("PRT") is charged on all fields in the U.K. and the U.K. continental shelf which received their development consent before February 16, 1993. The rate is currently 50%. Petroleum Revenue Tax is charged on profits less certain losses and reliefs. The U.K. Properties have not yet received development consent and therefore are not subject to PRT.

 U.K. Capital Gains Tax for Shareholders

  The disposal of Shares by a U.K. resident, or in certain circumstances by a shareholder who is carrying on a business in the U.K. through a branch or agency in connection with which the Shares are held, will generally give rise to a chargeable gain or allowable loss for the purposes of U.K. taxation of capital gains. If proposals included in the Finance (No. 2) Bill 1998 are enacted, U.K. resident individuals who acquire Shares before becoming temporarily non-U.K. resident, may remain chargeable to U.K. capital gains tax on gains realized while non-resident.

  The U.K. taxing jurisdiction is extended to ensure that capital gains derived by persons not resident in the U.K. from disposals of unquoted shares deriving the greater part of their value from oil exploration or exploitation assets situated in the U.K. or a designated area are brought within the charge to U.K. tax. These provisions will not apply in the case of shareholders of Alliance while Alliance remains quoted on the London Stock Exchange.

  Neither the Company nor any of its shareholders will be required to recognize any gain or loss under U.K. tax law as a result only of the completion of the Acquisitions.

 Taxation of Dividends Paid by the Company

  Under current U.K. tax legislation, Alliance will not be required to withhold tax at source from dividends. However, when paying a dividend, Alliance will have to account to the Inland Revenue for an amount of advance corporation tax ("ACT"), the current rate of ACT being 25% of the cash dividend paid. If legislation introduced in the Finance (No. 2) Bill 1998 is enacted, ACT will be abolished with effect from April 6, 1999. Currently, non-corporate shareholders resident in the U.K. (other than pension funds) should generally be entitled to a tax credit equivalent to 25% of the amount of any dividend received from Alliance. Any shareholders who pay income tax on the dividend other than at the higher rate would have no further tax to pay on the dividend. Higher rate taxpayers would have a further liability to U.K. income tax. Currently, any such non-corporate shareholders (other than pension funds) who are not liable to pay U.K. income tax would be able to claim repayment of the tax credit from the Inland Revenue. However, with effect from April 6, 1999, the ability of such shareholders to make a claim for repayment of the tax credit will be abolished. Notwithstanding the changes to the amount of the tax credit, due to a corresponding reduction in the rate of income tax on dividends, the net cash return to tax-paying U.K. non-corporate shareholders should remain the same on or after April 6, 1999, as before.

  Shareholders resident outside the U.K. may currently, depending upon the provisions of any relevant double tax convention or agreement, be able to claim a repayment from the Inland Revenue in respect of part of the tax credit attaching to any dividends to which they are entitled. However, the changes to the amount of the tax credit associated with dividends paid by Alliance on or after April 6, 1999 will affect (and often eliminate) the amount of any repayment claim which can be made. Non-resident shareholders of Alliance should consult their own tax advisors as to their entitlement to utilize the tax credit, the procedures for doing so and the tax treatment of dividends received by them in the jurisdiction where they are resident.

                      PRINCIPAL SHAREHOLDERS OF ALLIANCE

  The following table and the notes thereto set forth certain information regarding the beneficial ownership of Shares by (i) all executive officers and directors of Alliance and (ii) each other person known to Alliance who will own beneficially more than five percent of the Shares, based on their ownership as of June 30, 1998.

   NAME AND ADDRESS OF                             SHARES OWNED   PERCENT OWNED
    BENEFICIAL OWNER(1)                            BENEFICIALLY   BENEFICIALLY
   --------------------                            ------------   -------------
   John A. Keenan................................     650,000(2)       1.8%
   H. Brian K. Williams..........................     132,500(3)         *
   Paul R. Fenemore..............................     225,000(4)         *
   William J.A. Kennedy..........................       4,125            *
   M. Philip Douglas.............................      99,583            *
   Christopher R. L. Samuelson...................         --           --
   Michael E. Humphries..........................         --           --
   John R. Martinson(5)..........................     778,987          2.1%
   Enron Reserve Acquisition Corp.(6)............   3,239,708          8.9%
   Trans Arabian Energy Ltd.(7)..................   1,575,875          4.3%
   LaSalle Street Natural Resources Corpora-
    tion(8)......................................   3,904,519         10.7%
   Framlington Investment Management Ltd. (9)....   1,850,000          5.1%
   All Executive Officers and Directors of
    Alliance as a group (8 persons)(2), (3), (4),
    (5)..........................................   1,870,195          5.2%

--------
 * Less than one percent.
(1) All of the Company's directors may be contacted at Kingsbury House, 15-17 King Street, London SW1Y 6QU.
(2) Includes options to purchase 550,000 Shares granted pursuant to the Company's executive share option plans.
(3) Includes options to purchase 112,500 Shares granted pursuant to the Company's executive share option plans.
(4) Consists of options to purchase 225,000 Shares granted pursuant to the Company executive share option plans.
(5) Includes presently exercisable warrants to purchase 374,877 Shares held by Wood Roberts, Inc., a corporation under the control of Mr. Martinson and presently exercisable warrants to purchase 218,334 Shares held by Wood Roberts, LLC, a Texas limited liability company 50% owned by Mr. Martinson.
(6) The address of Enron Reserve Acquisition Corp. is 1400 Smith Street, Houston, Texas 77002.
(7) The address of Trans Arabian Energy Ltd. is 50 Town Range, Gibraltar. It is wholly owned by Sheikh Ahmed Mannai of Qatar.
(8) Consists of 1,500,000 Shares, convertible loan notes and immediately exercisable warrants convertible into or exercisable for 2,404,519 Shares issued to an affiliate of BoA. The address of BoA is 231 S. LaSalle Street, Chicago, Illinois 60697.
(9) The address of Framlington Investment Management Ltd. is 15 Bishopsgate, London, EC2M 3XJ.

  In addition to the interests set out above, John A. Keenan is interested in 45,000 Shares held in the name of Diamond Securities Limited, 102,500 Shares held in the name of Havensworth Limited by virtue of having proxy over the voting rights attached to these Shares pending their sale, as required by a settlement of legal proceedings with the former Managing Director of the Company in August 1996.

  The following table and the notes thereto set forth the possible ranges of share ownership by the shareholders of Difco after the completion of the Difco Acquisition.

                                         MINIMUM(1)           MAXIMUM(2)
                                    -------------------- ---------------------
                                              PERCENTAGE            PERCENTAGE
DIFCO HOLDER                         SHARES   OWNERSHIP    SHARES   OWNERSHIP
------------                        --------- ---------- ---------- ----------
F. Fox Benton, Jr. and Lizinka M.
 Benton............................ 3,650,829     9.6%   14,603,316    23.4%
F. Fox Benton III.................. 1,123,332     2.9     4,493,328     7.2
Lizinka C. Benton.................. 1,123,332     2.9     4,493,328     7.2
Lucia T. Benton.................... 1,123,332     2.9     4,493,328     7.2
                                    ---------    ----    ----------    ----
Total.............................. 7,020,825    18.3%   28,083,300    45.0%
                                    =========    ====    ==========    ====

--------
(1) Assumes conversion of the minimum number of Acquisition Shares and that no Shares are issued to holders of the Company's warrants or convertible loan notes.
(2) Assumes conversion of the maximum number of Acquisition Shares and that the maximum number of Shares are issued to the holders of the Company's warrants and convertible loan notes.

                     DESCRIPTION OF ALLIANCE CAPITAL STOCK

  The authorized capital stock of Alliance consists of 46,000,000 Shares of (Pounds)0.40 each, of which 31,209,408 shares were outstanding as of June 30, 1998. In addition, Alliance is authorized to issue instruments convertible into Shares. Under this authority, and subject to receiving shareholder approval at the Extraordinary General Meeting, the Board of Directors will authorize the issuance of the Acquisition Shares in the Difco Acquisition. The following sections include certain information concerning the Shares and the Acquisition Shares, based on English law and a summary of certain provisions of the Memorandum and Articles of Association of Alliance. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full Memorandum and Articles of Association. All statements regarding the rights of Shares apply equally to the Acquisition Shares except where noted.

  All of the 31,209,408 issued and outstanding Shares are fully paid or credited as fully paid and not subject to calls for additional payments of any kind. The Shares are issued in registered form.

DIVIDENDS

  Holders of Shares are entitled to receive such dividends as may be declared by the Board of Directors. To date there have been no dividends paid to holders of Shares.

LIQUIDATION RIGHTS

  On a liquidation, the court-appointed liquidator may (with the sanction of an extraordinary resolution) divide among the holders of the Shares the whole or any part of the assets of Alliance and may, for such purpose, set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as among the shareholders.

VOTING RIGHTS

  Voting at any general meeting of shareholders is by a show of hands unless a poll is duly demanded. A poll may be demanded by (i) the chairman of the meeting, (ii) at least three shareholders entitled to vote at the meeting,
(iii) any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting or (iv) any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

  On a show of hands, every shareholder who (being an individual) is present in person or (being a corporation) is present by a duly authorized representative at a shareholders meeting of Alliance and entitled to vote will have one vote, and on a poll, every shareholder who is present in person or by proxy shall have one vote per Share. Holders of Acquisition Shares shall have one-half of a vote per Share. The necessary quorum for a shareholders' meeting shall be a minimum of two persons (each of whom is a shareholder or proxy).

  If all the members entitled to vote at a general meeting sign written resolutions in lieu of a vote at such meeting, such resolutions shall be valid and effective as resolutions passed at a general meeting.

  Unless otherwise required by law or the Alliance's Memorandum of Association or Articles of Association, voting in a general meeting is by ordinary resolution (e.g., resolutions for the election of directors, the approval of financial statements, the declaration of final dividends, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares). An ordinary resolution requires the affirmative vote of a majority of the votes of those persons present at a meeting at which there is a quorum. A special resolution (e.g., modifying the rights of any class of shares at a meeting concerning an alteration of Alliance's Memorandum or Articles of Association or a winding-up of Alliance) or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Meetings are generally convened upon advance notice of 21 or 14 days (not including the days of delivery or receipt of the notice) depending on the nature of the business to be transacted.

  For as long as a Regulated Entity or its affiliate is a holder of Shares, it will not be entitled to vote more than 5% of the total votes normally exercisable by holders of Shares. Upon a transfer of any Shares to a Regulated Entity, this restriction will cease to apply to those Shares.

PRE-EMPTIVE RIGHTS

  The Companies Act of 1985, as amended (the "Companies Act"), confers upon shareholders, to the extent not disapplied, rights of pre-emption in respect of the allotment of equity securities that are or are to be paid up wholly in cash. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a period not exceeding five years. Additionally, the Articles of Association of Alliance provide the shareholders with such a pre-emptive right unless Alliance shall by special resolution otherwise direct.

VARIATION OF RIGHTS

  If at any time the share capital of Alliance is divided into different classes of shares, the rights attached to any class may be varied or abrogated, subject to the provisions of the Companies Act, with the written consent of the holders of not less than three-quarters of the issued shares of the class, or with the sanction of any extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, the quorum shall be members of the class present in person or by proxy holding not less than one-third of the issued shares of the class, or at an adjourned meeting of such holders as described above a quorum will be established if any one person entitled to vote at the meeting (or his proxy) is present. Each holder of shares of the class shall have one vote in respect of every share of the class held by such person.

CONVERSION OF ACQUISITION SHARES

  The Acquisition Shares will convert into Shares during the five year period subsequent to the completion of the Difco Acquisition, based upon sales production actually achieved from, or the estimated value attributable to the U.K. Interests. See "The Acquisitions and Related Matters--Terms of the Difco Acquisition."

DISCLOSURE OF INTERESTS

  Under the Companies Act, any person who acquires (alone or, in certain circumstances, with others) an interest in the relevant share capital of Alliance in excess of the "notifiable percentage" (currently three percent) comes under an obligation to disclose prescribed information to Alliance in respect of those shares. After the "notifiable" level is exceeded, similar notifications must be made, in respect of the whole percentage figure increases or decreases, rounding down to the next whole number.

  In addition, the Companies Act gives Alliance power to require persons who it knows are, or has reasonable cause to believe to be, or to have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. Failure to supply the information required may lead to disenfranchisement of the relevant shares and a prohibition on their transfer and on dividend or other payments in respect of them.

  In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

  There are currently no U.K. foreign exchange controls on the payment of dividends on the Shares or the conduct of Alliance's operations. There are no restrictions under Alliance's Memorandum and Articles of Association or under English law that limit the right of non-resident or foreign owners to hold or vote Shares.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters not set forth herein that may come before the Extraordinary General Meeting. If, however, further business properly comes before the Extraordinary General Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

            SHAREHOLDER PROPOSALS FOR ALLIANCE 1999 ANNUAL MEETING

  Subject to the provisions of the Company's Articles of Association, shareholders of Alliance may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Alliance annual meeting, such proposals must be received by Alliance not later than March 31, 1999. Proposals should be directed to the attention of the Secretary of Alliance.

                                          By Order of the Board of Directors

                                          Secretary

July 13, 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Alliance Resources PLC and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Alliance Resources PLC and subsidiaries as of April 30, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Resources PLC and subsidiaries as of April 30, 1997 and April 30, 1998 and the results of their operations and their cash flows for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998 in conformity with generally accepted accounting principles in the United States.

KPMG Audit Plc
London, England

June 17, 1998

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            APRIL 30, 1997 AND 1998

                                                        1997          1998
                      ASSETS                        ------------  ------------
Current assets:
  Cash............................................. $     72,948  $    408,439
  Accounts receivable--trade.......................    2,119,406     2,132,654
  Other current assets.............................       54,176        73,977
                                                    ------------  ------------
    Total current assets...........................    2,246,530     2,615,070
                                                    ------------  ------------
Property, plant and equipment, at cost
  Oil and gas properties, at cost, full cost
   method..........................................   36,107,310    43,200,388
  Other depreciable assets.........................      855,512     1,029,118
                                                    ------------  ------------
                                                      36,962,822    44,229,506
  Less accumulated depreciation and depletion......  (10,254,970)  (14,421,400)
                                                    ------------  ------------
    Net property, plant and equipment..............   26,707,852    29,808,106
                                                    ------------  ------------
Other assets:
  Deposits and other assets........................      282,920       144,989
  Deferred acquisition costs.......................          --        970,305
  Deferred loan costs, less accumulated
   amortization....................................    1,620,185     1,221,650
                                                    ------------  ------------
                                                    $ 30,857,487  $ 34,760,120
                                                    ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade.......................... $ 11,428,872  $  8,972,704
  Accrued expenses payable.........................      437,736       847,190
  Current portion of long-term debt................          --      2,275,000
                                                    ------------  ------------
    Total current liabilities......................   11,866,608    12,094,894
Other liabilities..................................      810,783       139,626
Long-term debt, excluding current installments.....   18,095,497    18,791,762
Convertible subordinated unsecured loan notes......          --      1,550,700
                                                    ------------  ------------
    Total liabilities..............................   30,772,888    32,576,982
                                                    ------------  ------------
Stockholders' equity:
  Common stock--par value 40 pence; 46,000,000
   shares authorized representing:
    LaTex Series A convertible preferred stock
     1,180,110 issued and outstanding at April 30,
     1997; aggregate liquidation preference
     $4,570,510....................................      766,599           --
    LaTex Series B convertible preferred stock
     3,239,708 issued and outstanding at April 30,
     1997; aggregate liquidation preference
     $5,245,370....................................    2,104,515           --
    Common stock issued and outstanding; 17,982,068
     and 31,209,408 at April 30, 1997 and 1998,
     respectively..................................   11,681,150    20,114,634
  Additional paid-in capital.......................    5,149,146     5,911,050
  Accumulated deficit..............................  (19,127,446)  (23,842,546)
  Treasury stock 953,099 and nil at April 30, 1997
   and April 30, 1998, respectively................     (489,365)          --
                                                    ------------  ------------
    Total stockholders' equity.....................       84,599     2,183,138
                                                    ------------  ------------
Commitments and contingencies
                                                    $ 30,857,487  $ 34,760,120
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND YEAR ENDED APRIL 30, 1998

                                                    NINE MONTHS
                                     YEAR ENDED        ENDED        YEAR ENDED
                                    JULY 31, 1996  APRIL 30, 1997 APRIL 30, 1998
                                    -------------  -------------- --------------
                                    (AS RESTATED,
                                     SEE NOTE 3)
Revenues
  Oil and gas revenue.............. $ 11,979,982    $ 5,698,490    $10,209,881
  Crude oil and gas marketing......      540,156        146,381            --
                                    ------------    -----------    -----------
    Total revenues.................   12,520,138      5,844,871     10,209,881
                                    ------------    -----------    -----------
Operating expenses
  Lease operating expenses.........    5,472,130      3,117,341      5,505,826
  Cost of crude oil and gas market-
   ing.............................      133,455         15,798            --
  Cessation of overseas explora-
   tion............................    3,446,795            --             --
  General and administrative ex-
   penses..........................    2,893,146      3,481,003      3,363,885
  Depreciation, depletion, and am-
   ortization......................    3,510,814      1,541,415      2,598,066
  Loss on commodity derivatives....          --             --       1,128,000
                                    ------------    -----------    -----------
    Total operating expenses.......   15,456,340      8,155,557     12,595,777
                                    ------------    -----------    -----------
Loss from operations...............   (2,936,202)    (2,310,686)    (2,385,896)
                                    ------------    -----------    -----------
Other income (expense):
  Equity in net losses and write-
   offs of investments in
   affiliates......................   (4,034,414)       (19,823)           --
  Interest expense.................   (2,829,700)    (2,102,933)    (2,573,646)
  Interest income..................      280,322         52,038         62,226
  Miscellaneous income (expense)...   (1,810,382)        (7,929)       132,951
  Gain on sale of assets...........          --             --          35,442
                                    ------------    -----------    -----------
    Total other income (expense)...   (8,394,174)    (2,078,647)    (2,343,027)
                                    ------------    -----------    -----------
Net loss...........................  (11,330,376)    (4,389,333)    (4,728,923)
Preferred stock dividends..........     (570,621)      (517,613)           --
                                    ------------    -----------    -----------
Net loss for common shareholders... $(11,900,997)   $(4,906,946)   $(4,728,923)
                                    ============    ===========    ===========
Basic loss per share for common
 shareholders...................... $       (.77)   $      (.30)   $      (.15)
                                    ============    ===========    ===========
Weighted average number of shares
 outstanding.......................   15,507,551     16,585,113     31,125,689
                                    ============    ===========    ===========

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND YEAR ENDED APRIL 30, 1998

                                            COMMON STOCK        ADDITIONAL                                TOTAL
                           PREFERRED   -----------------------    PAID-IN    ACCUMULATED   TREASURY   STOCKHOLDERS'
                             STOCK       SHARES     PAR VALUE     CAPITAL      DEFICIT       STOCK       EQUITY
                          -----------  ----------  -----------  -----------  ------------  ---------  -------------
Balances at July 31,
 1995, as previously
 reported...............  $ 2,268,733  16,233,381  $10,545,203  $ 4,532,470  $   (946,456) $(399,106) $ 16,000,844
Adjustment for the
 cumulative effect of
 retroactively applying
 full cost method of
 accounting for oil and
 gas exploration and
 development
 activities.............          --          --           --           --     (1,373,047)       --     (1,373,047)
                          -----------  ----------  -----------  -----------  ------------  ---------  ------------
Balances at July 31,
 1995, as restated
 (see note 3)...........    2,268,733  16,233,381   10,545,203    4,532,470    (2,319,503)  (399,106)   14,627,797
Issued for services.....          --       85,981       55,853       22,272           --         --         78,125
Issued for debt of
 affiliate..............          --      123,641       80,317      (19,797)          --         --         60,520
Issued for litigation
 settlement.............      200,607         --           --       299,393           --         --        500,000
Issued for dividends....      211,071         --           --       359,550      (570,621)       --            --
Purchase of treasury
 stock..................          --          --           --           --            --     (90,259)      (90,259)
Net loss, as restated...          --          --           --           --    (11,330,376)       --    (11,330,376)
                          -----------  ----------  -----------  -----------  ------------  ---------  ------------
Balances at July 31,
 1996, as restated
 (see note 3)...........    2,680,411  16,443,003   10,681,373    5,193,888   (14,220,500)  (489,365)    3,845,807
Issued for services.....          --       85,986       55,857       44,143           --         --        100,000
Issued for employee
 bonus..................          --    1,453,079      943,920     (415,795)          --         --        528,125
Issued for dividends....      190,703         --           --       326,910      (517,613)       --            --
Net loss................          --          --           --           --     (4,389,333)       --     (4,389,333)
                          -----------  ----------  -----------  -----------  ------------  ---------  ------------
Balances at April 30,
 1997...................    2,871,114  17,982,068   11,681,150    5,149,146   (19,127,446)  (489,365)       84,599
Exchange of Preference
 Stock..................   (2,871,114)  4,419,818    2,871,114          --            --         --            --
Cancellation of treasury
 stock..................          --     (953,099)    (619,132)     129,767           --     489,365           --
Issued for LaTex
 acquisition............          --    8,103,816    5,105,550   (1,066,211)          --         --      4,039,339
Acquisition of
 overriding royalty.....          --    1,343,750      872,900    1,498,400           --         --      2,371,300
Exercise of warrants....          --       56,805       37,148       12,852           --         --         50,000
Issued for services.....          --      256,250      165,904      187,096           --         --        353,000
Foreign exchange........          --          --           --           --         13,823        --         13,823
Net loss................          --          --           --           --     (4,728,923)       --     (4,728,923)
                          -----------  ----------  -----------  -----------  ------------  ---------  ------------
Balance at April 30,
 1998...................  $       --   31,209,408  $20,114,634  $ 5,911,050  $(23,842,546) $     --   $  2,183,138
                          ===========  ==========  ===========  ===========  ============  =========  ============


          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND JANUARY 31, 1997 AND 1998

                                                         NINE MONTHS
                                           YEAR ENDED       ENDED     YEAR ENDED
                                            JULY 31,      APRIL 30,    APRIL 30,
                                              1996          1997         1998
                                          -------------  -----------  -----------
                                          (AS RESTATED,
                                           SEE NOTE 3)
Cash flows from operating activities:
 Net loss...............................  $(11,330,376)  $(4,389,333) $(4,728,923)
 Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
 Depreciation, depletion and
  amortization..........................     3,510,814     1,541,415    2,598,066
 Amortization of deferred loan costs....       193,000       394,000      813,096
 Employee bonus.........................           --        528,125          --
 Litigation settlement..................       500,000           --           --
 Write-offs of investments in
  affiliates............................     4,034,414           --           --
 Cessation of overseas exploration......     3,446,795           --           --
 Gain on sale of assets.................           --            --       (35,442)
Changes in assets and liabilities, net
 of effects from acquisition:
 Accounts receivable....................       203,155     1,204,903      487,427
 Due from related parties...............       198,288       392,297          --
 Accrued expenses payable...............       467,942      (169,319)     409,454
 Accounts payable.......................     1,686,017     2,239,165   (4,032,763)
 Other assets...........................       (40,290)      161,530       97,500
 Other liabilities......................       615,000       195,783     (792,554)
                                          ------------   -----------  -----------
  Net cash provided by (used in)
   operating activities.................     3,484,759     2,098,566   (5,184,139)
                                          ------------   -----------  -----------
Cash flows from investing activities:
 Proceeds from sale of property and
  equipment.............................     3,984,491     1,573,625    5,729,300
 Purchases of property and equipment....    (3,899,198)     (350,322)  (2,407,162)
 Increase in accounts and notes
  receivable-other......................    (2,300,000)          --           --
 Decrease in accounts and notes
  receivable-other......................     1,032,500     1,273,320          --
 Effect of LaTex acquisition............           --            --       (15,181)
 Deferred acquisition cost..............           --            --      (221,987)
 Advances to unconsolidated affiliates..      (326,334)          --           --
                                          ------------   -----------  -----------
  Net cash provided by (used in)
   investing activities.................    (1,508,541)    2,496,623    3,084,970
                                          ------------   -----------  -----------
Cash flows from financing activities:
 Deferred loan and reorganization
  costs.................................  $   (137,186)  $  (401,208) $  (385,680)
 Proceeds from notes payable............     6,233,192           --     2,770,340
 Payments on notes payable..............    (8,276,857)   (4,140,370)         --
 Exercise of warrants...................           --            --        50,000
 Purchase of treasury stock.............       (90,259)          --           --
                                          ------------   -----------  -----------
 Net cash provided by (used in)
  financing activities..................    (2,271,110)   (4,541,578)   2,434,660
                                          ------------   -----------  -----------
 Net increase (decrease) in cash and
  cash equivalents......................      (294,892)       53,611      335,491
Cash and cash equivalents beginning of
 period.................................       314,229        19,337       72,948
                                          ------------   -----------  -----------
Cash and cash equivalents end of
 period.................................  $     19,337   $    72,948  $   408,439
                                          ============   ===========  ===========
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for
  interest..............................  $  2,403,156   $ 1,623,985  $ 1,634,360
                                          ============   ===========  ===========
 Cash paid for income taxes.............  $      5,275   $       --   $       --
                                          ============   ===========  ===========
Supplemental disclosure of noncash
 investing and financing activities:
 Common stock issued for services and
  bonus.................................  $     78,125   $   562,500  $   353,000
 Preferred stock issued for litigation
  settlement............................       500,000           --           --
 Common stock issued to pay debt of
  unconsolidated affiliate..............        60,520           --           --
 Issuance of convertible loan notes.....           --            --       150,000
 Common stock issued on acquisition of
  LaTex.................................           --            --     4,039,339
 Common stock issued for overriding
  royalty...............................           --            --     2,371,300
 Convertible loan notes issued for
  overriding royalty....................           --            --     1,400,700

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and basis of presentation

  Alliance Resources PLC ("Alliance" or "the Company") and its subsidiaries are engaged in the exploration, development and production of oil and gas and oil and gas marketing. Oil and gas production operations are currently conducted principally in Oklahoma, Texas, Louisiana, Mississippi and Alabama. Until the year ended July 31, 1996, exploration and development of oil and gas properties was carried on in Tunisia and Kazakhstan, C.I.S.

  Alliance is a London-based public limited company organized under the laws of England and Wales and its shares are listed on the London Stock Exchange. The Company prepares its statutory financial statements in accordance with U.K. law and U.K. generally accepted accounting principles. These financial statements are prepared in accordance with generally accepted accounting principles in the United States.

  On May 1, 1997, Alliance completed its acquisition of LaTex Resources, Inc. ("LaTex"), a US independent oil and gas exploration and production company. The acquisition resulted in the issue of 21,448,787 ordinary shares to the shareholders of LaTex compared to the 8,103,816 then outstanding. As a result, the LaTex shareholders had a controlling interest in the combined group and so for accounting and financial reporting purposes, LaTex is treated as having acquired Alliance ("Reverse Acquisition"). Accordingly, in the consolidated financial statements for the period beginning May 1, 1997, the assets and liabilities of Alliance are recorded at fair values while the assets and liabilities of LaTex and its subsidiaries are recorded at their historical costs as shown in LaTex's existing financial statements. The consolidated financial statements of Alliance for all financial periods to April 30, 1997, reflect the results of operations and assets and liabilities of LaTex and its subsidiaries. Adjustments have been made to reflect, in those periods, the changes in the capital structure resulting from the acquisition and earnings per share has been restated on the basis of the number of Alliance shares which, based on the exchange ratio used in the acquisition, represents the weighted average number of LaTex common shares outstanding in the relevant period.

  In these financial statements the "Group" refers to Alliance and its subsidiaries for periods ending on or after May 1, 1997 and to LaTex Resources, Inc. and its subsidiaries for periods ending on or before April 30, 1997.

 Change of Fiscal Year End

  LaTex's fiscal year end was July 31 whereas that of Alliance was April 30. As a result, the fiscal year end changed from July 31 to April 30 effective April 30, 1997.

 Financial Condition

  The Directors consider that satisfactory progress has been made in integrating and rationalizing the operations of LaTex since the acquisition on May 1, 1997 and that the financial condition of the Group is significantly improved.

  The Group's working capital deficit has been reduced from $9,620,078 at April 30, 1997 to $9,479,824 at April 30, 1998. Operating losses are much reduced.

  In the year from April 30, 1998, loan repayments of $2,275,000 are scheduled to be made.

  Management plans to consummate a significant acquisition which will involve the satisfactory restructuring of the Group's borrowings. If this transaction is not consummated, the Directors will seek other transactions of a

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
similar nature, restructure the current credit facility or seek alternative forms of financing and will take such steps as are necessary to allow the Group to meet its obligations as they fall due. Such steps might include the continuing rationalization of the Group's overheads, deferral of elements of the recompletion program and the disposition of oil and gas properties.

 Reporting Currency

  The current operations are in the oil and gas industry in the United States and are conducted through subsidiaries, LaTex Resources, Inc., Alliance Resources (USA), Inc. and Source Petroleum, Inc. Transactions are conducted primarily in US dollars. As a result, the directors consider that the US dollar is the functional currency of the Group and the Group's consolidated financial statements have been prepared in US dollars.

 Consolidation

  The consolidated financial statements comprise the financial statements of the Company and all other companies in which the Group's holding exceeds 50 percent. Transactions and balances between group companies are eliminated on consolidation.

 Earnings Per Share

  Basic loss per share has been computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period.

  The effect of potential common shares (warrants, options and convertible subordinated unsecured loan notes) is anti-dilutive. Accordingly, diluted loss per share is not presented.

 Foreign Currency Translation

  The financial statements of companies of the Group whose functional currency is not US dollars are translated for consolidation purposes at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of net assets are taken directly to stockholders' equity.

  In the underlying financial statements, transactions with third parties are translated into the functional currency at the exchange rate prevailing at the date of each transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into US dollars at the exchange rate prevailing at the balance sheet date. Any exchange gain or loss is dealt with through the consolidated statement of operations.

  The Group's share capital is denominated in sterling and for the purposes of the consolidated financial statements, is translated into US dollars at the rate of exchange at the time of its issue.

 Revenues

  Revenues represents income from production and delivery of oil and gas, recorded net of royalties in kind. The Group follows the sales method of accounting for gas imbalances. A liability is recorded only if the Group's excess takes of gas volumes exceed its estimated recoverable reserves from the relevant well and no receivable is recorded where the Group has taken less than its entitlement to gas production.

 Oil and Gas Interests

  The Group follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are capitalized as tangible fixed assets. Such costs include lease

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
acquisition costs, geological costs, the costs of drilling both productive and non-productive wells, production equipment and related overhead costs. Capitalized costs, plus estimated future development costs are accumulated in pools on a country-by-country basis and depleted using the unit-of-production method based upon estimated net proved reserve volumes. Reserve volumes are combined into equivalent units using approximate relative energy content.

  Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion calculation until it is determined whether or not proved reserves are attributable to the properties, the major development projects are completed, or impairment occurs, at which point such costs are transferred into the pool.

  Proceeds from the sale or disposal of properties are deducted from the relevant cost pool except for sales involving significant reserves where a gain or loss is recognized.

  The Group performs a "ceiling test" calculation in line with industry practice. Costs permitted to be accumulated in respect of each cost pool are limited to the future estimated net recoverable amount from estimated production of proved reserves. Future estimated net recoverable amounts are determined after discounting and using prices and cost levels at the balance sheet date.

  Provision is made for abandonment costs net of estimated salvage values, on a unit-of-production basis, where appropriate.

 Depreciation of Other Fixed Assets

  Other tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis to write off the cost of assets, net of estimated residual values, over their estimated useful lives as follows:

              Fixtures and equipment         -- 3 to 7 years
              Buildings                      -- 30 years

 Deferred Taxation

  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

 Joint Ventures

  The Group's exploration, development and production activities are generally conducted in joint ventures with other companies. The consolidated financial statements reflect the relevant proportions of turnover, production, capital expenditure and operating costs applicable to the Group's interests.

  The effects of redeterminations of equity interests in joint ventures are accounted for when the outcome of the redetermination is known.

 Leases

  Rentals under operating leases are charged to the consolidated statement of operations on a straight line basis over the lease term.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

 Debt Issuance Costs

  Debt issuance costs are initially capitalized as intangible assets and are amortized over the term of the debt to which they relate.

 Derivatives

  Changes in value of financial instruments, utilized to hedge commodity price and interest rate risk are recognized in the consolidated statement of operations when the underlying transactions are recognized. Changes in value of financial instruments which do not meet the criteria to be treated as a hedge of an underlying risk are recognized in the consolidated statement of operations as they occur.

  The Group's criteria for a derivative instrument to qualify for hedge accounting treatment are as follows:

  --the timing or duration, quantum and characteristics of the underlying exposure must have been identified with reasonable certainty;

  --changes in the value of the derivative must correlate to a high degree with changes in the present value of the exposure under a wide range of possible circumstances;

  --the derivative has been designated as a hedge or is a synthetic alteration of a specific asset, liability or anticipated transaction; and

  --the derivative instrument either: (a) reduces exposure of net income or cash flow to fluctuations caused by movements in commodity prices, currency exchange rates or interest rates, including fixing the cost of anticipated debt issuance; or (b) alters the profile of the group's interest rate or currency exposures, or changes the maturity profile of the investment portfolio, to achieve a resulting overall exposure in line with policy guidelines.

  For any termination of derivatives receiving hedge accounting treatment, gains and losses are deferred when the relating underlying exposures remain outstanding and are included in the measurement of the related transaction or balance. In addition, upon any termination of the underlying exposures, the derivative is marked-to-market and the resulting gain or loss is included with the gain or loss on the terminated transaction. The Group may re-designate the remaining derivative instruments to other underlying exposures provided the normal criteria are all met.

 Cash Flow Statement

  For the purposes of the consolidated statement of cash flows, the Group treats all investments with an original maturity of three months or less to be cash equivalents.

 Stock Awards

  The Group follows the intrinsic value method of accounting for common stock options and awards to employees.

 Accounting Estimates

  In the course of preparing financial statements, management makes various assumptions and estimates to determine the reported amounts of assets, liabilities, revenue and expenses and in relation to the disclosure of commitments and contingencies. Changes in these assumptions and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, the actual results could differ from the amounts estimated.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

 Business Segments

  The Group adopted Financial Accounting Standard (FAS) 131 "Segment Disclosures and Related Information" during the year ended April 30, 1998. Prior to April 30, 1997 the Group sold a portion of its oil and gas production volumes through its oil and gas marketing subsidiary although the operations and net assets of that subsidiary were not separately managed. The Group considers itself to be involved in one business activity and does not meet the criteria established by FAS 131. Accordingly, information regarding marketing activities has not been included for any periods presented.

 Comparative Figures

  Certain comparative figures have been restated to conform to the current basis of presentation.

(2)ACQUISITION OF LATEX

  On May 1, 1997, Alliance, completed its acquisition of LaTex, whereby a newly formed wholly-owned subsidiary of Alliance merged with and into LaTex with LaTex being the surviving corporation for accounting purposes. In consideration the shareholders and warrant holders of LaTex received an aggregate of 21,448,787 shares of Alliance, par value (pounds) 0.40 per share (the "New Alliance Shares") and warrants to purchase an additional 1,927,908 New Alliance Shares.

  As a result, after giving effect to a 40-to-1 reverse stock split of the Alliance ordinary shares, each shareholder of LaTex on May 1, 1997, received
0.85981 of a New Alliance Share for each share of the LaTex's common stock,
2.58201 new Alliance shares for each share of the LaTex's Series A preferred stock then held, 6.17632 New Alliance Shares for each share of LaTex's Series B preferred stock then held, and a warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex's Common Stock subject to warrants.

  The purchase price has been arrived at as follows:

      Value of 8,103,816 Alliance shares outstanding................ $4,039,339
      Acquisition costs.............................................    871,000
                                                                     ----------
                                                                     $4,910,339
                                                                     ==========

  The value of the Alliance shares outstanding has been arrived at by using the share price of LaTex at the time of announcement of the acquisition adjusted by the exchange ratio.

  Transaction costs incurred by Alliance reduced the fair value of Alliance's monetary assets and liabilities at the date of the acquisition.

  The fair value of the assets and liabilities of the acquired business at the effective date of acquisition is as follows:

   Cash............................................................ $ 1,460,555
   Other current assets............................................     480,045
   Other assets....................................................     202,253
   Oil and gas assets..............................................   5,268,929
   Other fixed assets..............................................     253,386
   Debt............................................................     (85,420)
   Other liabilities and provisions................................  (2,669,409)
                                                                    -----------
                                                                    $ 4,910,339
                                                                    ===========

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  In connection with the acquisition, Alliance issued to Bank of America 156,250 Alliance Shares and convertible subordinated unsecured loan notes of (Pounds)93,519 convertible into 115,456 Alliance Shares to settle fees of $200,000 and $150,000 payable upon restructuring of LaTex's bank debt. In addition the Company has conditionally agreed to issue 116,895 Shares to Rothschild Natural Resources, LLC in settlement of outstanding fees of $150,000.

  Under the terms of the Alliance Merger Agreement effective May 1, 1997, LaTex disposed of its interest in its unconsolidated affiliates, Wexford and Imperial, and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. and Phoenix Metals, Inc. (See notes 5 and 14).

  Alliance has also issued 1,343,750 Alliance Shares, convertible subordinated unsecured loan notes of (Pounds)873,281 convertible into 1,078,125 Alliance Shares and 1,210,938 warrants to Bank of America in exchange for an overriding royalty interest in most of LaTex's properties held by Bank of America.

  The purchase price was allocated to oil and gas properties and has been arrived at as follows:

   Value of 1,343,750 ordinary shares and warrants issued.......... $2,371,300
   Value of convertible subordinated unsecured loan note issued....  1,400,700
                                                                    ----------
                                                                    $3,772,000
                                                                    ==========

(3)ACCOUNTING CHANGE

  Effective August 1, 1996, the Group changed its method of accounting for oil and gas exploration and development activities from the "successful efforts" method to the "full cost" method. The Group believes the full cost method more properly reflects the economic facts associated with the discovery and development of oil and gas reserves in the circumstances of the enlarged Group and allows for better comparability with similar companies which tend to use this method. Consolidated financial statements for all prior periods have been restated to apply the new accounting method retroactively. The effects of the accounting change on the year ended July 31, 1996 and the nine months ended April 30, 1997 are as follows:

                                                                 NINE MONTHS
                                                   YEAR ENDED       ENDED
                                                  JULY 31, 1996 APRIL 30, 1997
                                                  ------------- --------------
   Increase (decrease) in:
     Oil and gas properties (cost) (at period
      end).......................................  $  114,967    $   648,723
                                                   ==========    ===========
     Net loss....................................  $1,099,593    $(2,373,358)
                                                   ==========    ===========
     Basic loss per common share.................  $      .07    $     (0.14)
                                                   ==========    ===========

  The balance of the consolidated accumulated deficit (net of income taxes) for each period presented has been adjusted for the effect of retroactively applying the full cost method.

(4) FINANCIAL INSTRUMENTS

  The carrying value of cash and cash equivalents, accounts receivables and accounts payable approximate the estimated fair value of those financial instruments due to their short maturities. The estimated fair value of the interest rate swap agreement, based on current market rates, approximated a net payable of $468,834 at April 30, 1997 and $445,767 at April 30, 1998. The estimated fair value of the commodity derivative instruments approximates net payable of $1,017,816 at April 30, 1997 and a net receivable of $409,395 at April 30, 1998. The carrying value of long-term debt approximates to the fair value, as advised by the Group's bankers. See note 15.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

(5)INVESTMENTS

  The Group acquired 32.3% of Wexford Technology, Incorporated ("Wexford") through a series of transactions culminating in May 1994. During fiscal 1996, the Group recorded a charge to operations of $2,270,102 to write off its investment. The Group owned 12% of common stock of Imperial Petroleum, Inc. ("Imperial") and certain officers, directors and employees of the Group owned 28.8%. During fiscal 1996, the Group recorded a charge to operations of $1,764,312 to write off this investment. Such write-offs also included advances made to the two companies.

  Wexford and Imperial are both development stage enterprises that are seeking capital infusion to complete their facilities and achieve commercial operations. Neither Wexford nor Imperial have been able to raise additional debt or equity capital and the Group did not guarantee any of their liabilities. Further, there can be no assurance, assuming Wexford and Imperial successfully raise additional funds or enter into a business alliance, that they will achieve commercial operation or positive cash flow. As a result, as noted, above the Group wrote off its investments in these affiliates.

  In connection with the acquisition of LaTex, the Group entered into an agreement to dispose of its interests in Wexford and Imperial. (See notes 2 and 14)

(6)INCOME TAXES

  Income taxes different from the amounts computed by applying the U.S. federal tax rate of 34% as a result of the following (in thousands):

                                                        NINE MONTHS
                                           YEAR ENDED      ENDED    YEAR ENDED
                                            JULY 31,     APRIL 30,  APRIL 30,
                                              1996         1997        1998
                                          ------------- ----------- ----------
                                          (AS RESTATED)
   Computed expected tax benefit.........    $(3,852)     $(1,492)   $(1,608)
   Increase in valuation allowance for
    deferred tax, assets.................      4,218        1,301      6,792
   Net Operating losses acquired.........        --           --      (5,513)
   Other.................................       (366)         191        329
                                             -------      -------    -------
   Actual income tax expense (benefit)...    $   --       $   --     $   --
                                             =======      =======    =======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below in thousands:

                                                               1997      1998
                                                              -------  --------
   Total deferred tax liabilities--
     Property, plant and equipment........................... $   498  $  1,754
                                                              -------  --------
   Deferred tax assets:
     Net operating and other loss carryovers.................   7,266    15,473
     Investment write-downs..................................     917       917
     Percentage depletion carryforward.......................     390       390
     Accrued expenses not deductible until paid..............     378       219
                                                              -------  --------
   Total deferred tax assets.................................   8,951    16,999
     Valuation allowance.....................................  (8,453)  (15,245)
                                                              -------  --------
   Net deferred tax assets...................................     498     1,754
                                                              -------  --------
   Net deferred tax asset (liability)........................ $   --   $    --
                                                              =======  ========

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  In the year ended April 30, 1998, the valuation allowance increased by $5,513,000 resulting from net operating loses attributable to Alliance at the date of acquisition by LaTex.

  A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon future profitability. Accordingly, a valuation allowance has been established to reduce the deferred tax assets to a level which, more likely than not, will be realized.

  The Group has net operating loss carryovers to offset future taxable earnings of approximately $45,510,000. If not previously utilized, the net operating losses will expire in varying amounts from 2004 to 2013.

(7)LONG-TERM DEBT

  Long-term debt at April 30, 1997 and April 30, 1998 was as follows:

                                                           1997        1998
                                                        ----------- -----------
   Borrowing under Credit Agreement.................... $18,095,497 $21,066,762
     Less current maturities...........................         --   (2,275,000)
                                                        ----------- -----------
                                                        $18,095,497 $18,791,762
                                                        =========== ===========

  Prior to May 1, 1997, the Group's debt agreement contained certain covenants, including but not limited to maintaining a positive current ratio of 1.0, excluding the current portion of long-term debt, maintaining a minimum tangible net worth of $10,000,000, maintaining a minimum cash or cash equivalents balance of $500,000 and maintaining working capital of at least $500,000. The Group was not in compliance with certain covenants at July 31, 1996 and the bank had not waived the requirements and so debt was classified as a currently liability at that date. The Group was not in compliance with the current ratio, cash equivalent, minimum tangible net worth, and working capital covenants at April 30, 1997 and was operating under a "forbearance" agreement which together with the Alliance Credit Agreement mentioned below allowed the debt to be classified as long term. The "forbearance" agreement expired on April 30, 1997.

  A subsidiary of Alliance entered into a Credit Agreement (the "Alliance Credit Agreement") with the Bank of America effective May 1, 1997, amending and restating the Group's previous credit agreement. Under the Alliance Credit Agreement principal payments are suspended until October 31, 1998. However, cash flows generated by the Group in excess of amounts shown in the business plan that formed the basis of negotiation with Bank of America will be used to reduce outstanding principal indebtedness. The maturity date of the line of credit remains March 31, 2000. Substantially all of the existing security for the outstanding indebtedness remains in place. As additional security, the Bank of America received mortgages on substantially all of Alliance's producing oil and gas properties and pledges of the stock of Alliance's subsidiaries.

  The Alliance Credit Agreement contains certain covenants, which include, but are not limited to, maintenance of a current ratio of .35 to 1 during the period commencing on May 1, 1997 and ending on April 30, 1998. The Group has not timely filed with the Bank of America copies of the required financial filings covering the nine month period ended April 30, 1997 and each of the three subsequent quarters. The Bank of America has agreed to waive compliance with the covenant for these outstanding filings.

  A portion of the borrowings under the Alliance Credit Agreement bears interest, payable monthly, at a rate equal to the higher of the Bank of America Reference Rate plus 1% and the Federal Funds Rate plus 1 1/4%. Another portion of the borrowings bears interest, payable monthly, at a rate equal to the London Interbank Offered Rate plus 2%. The rate at April 30, 1998 was 7.875%. The note matures on March 31, 2000. Amounts outstanding are secured by mortgages which cover the majority of the Group's oil and gas properties.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  The contractual maturities of long term debt as at April 30, 1998 are as follows:

   Year ending April 30, 1999......................................  $ 2,275,000
            2000...................................................   18,791,762

(8)SAVINGS AND PROFIT SHARING PLAN

  The Group maintains an employee savings and profit sharing plan (the Plan) which covers substantially all of its employees. The Plan is comprised of a 401(k) saving portion and a noncontributory defined contribution portion. Employees are qualified to participate after approximately one year of service. Participating in the 401(k) plan is voluntary, and the Group matches contributions up to four percent of the employees' salary at a rate of 33 1/3 percent of the employee's contribution. Employees are allowed to contribute the maximum amount allowed by Internal Revenue Code each year, subject to nondiscrimination rules.

  The noncontributory defined contribution portion of the Plan allows the Group to share annual profits with employees. Annual payments to the Plan are elective. Management elected to make no contributions to the Plan for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998. The Group is under no obligation to make contributions to the Plan in the future.

(9)CAPITAL STOCK

  On May 1, 1997, the Company's share capital was consolidated such that every 40 ordinary shares of 1 pence each were consolidated into 1 ordinary share of 40 pence. All prior capital stock amounts have been restated to reflect this reverse stock split. At the same date, the Company issued 21,448,747 ordinary shares of 40 pence each to the holders of the issued ordinary shares and preference shares of LaTex outstanding at that date.

  For the periods ended on or before April 30, 1997, in these consolidated financial statements, the share capital reflects the Alliance shares issued on May 1, 1997 as though issued at the date of issue of the LaTex shares for which Alliance shares were exchanged. The Alliance shares issued in exchange for preference shares in LaTex are treated as preference shares up to the date of exchange from which time they have been treated as equity shares.

  The Series A Convertible Preferred Stock (i) paid annual dividends at the rate of $0.07 per share payable quarterly in cash (or, if payment of cash dividends was prohibited by the senior lender, payable in additional shares of Series A Convertible Preferred Stock), (ii) had no voting rights except as otherwise required under Delaware law, (iii) had a liquidation preference over shares of Common Stock of $3.87 per share plus accrued and unpaid dividends,
(iv) was convertible by the holder into shares of Common Stock at a conversion price of $1.29 per share, and (v) had piggyback registration rights in the event of a registered public offering of Common Stock. The aggregate liquidation preference of Series A Convertible Preferred Stock at April 30, 1997 was $4,570,510.

  The Series B Convertible Preferred Stock (i) paid annual dividends at the rate of $0.19 per share payable quarterly in cash (or, if payment of cash dividends was prohibited by the senior lender, payable in additional shares of Series B Convertible Preferred Stock), (ii) had no voting rights except as otherwise required under Delaware law, (iii) had a liquidation preference over shares of Series A Convertible Preferred Stock and Common Stock of $1.62 per share plus accrued and unpaid dividends, and (iv) was convertible by the holder into shares of Common Stock at an initial conversion price of $0.24 per share, subject to adjustment from time to time to prevent dilution. By separate agreement, the Group granted certain demand registration rights and piggyback registration rights in the event of a registered public offering of its Common Stock. The aggregate liquidation preference of the Series B Convertible Stock at April 30, 1997 was $5,245,370.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  During the period under review, LaTex held stock in treasury. The total common stock in treasury at the date of acquisition by Alliance was 953,099 shares. No Alliance shares were issued in exchange for those treasury shares and, as LaTex became a wholly-owned subsidiary of Alliance, these treasury shares have been treated as having been canceled.

  During the nine months ended April 30, 1997, 85,981 shares were taken into treasury in return for the transfer of the Group's interests in two affiliates and two subsidiaries. As the carrying amounts of the companies was nil, no consideration has been recorded for these shares.

  Preferred Stock activity during the periods indicated follows:

                                                           ALLIANCE COMMON STOCK
                                                               REPRESENTING:
                                                           ---------------------
                                                            SERIES A   SERIES B
                                                           ---------- ----------
   Balance at July 31, 1996...............................  1,161,460  2,964,787
   Issued for dividends...................................     18,650    274,921
                                                           ---------- ----------
   Balance at April 30, 1997..............................  1,180,110  3,239,708
                                                           ========== ==========

(10)STOCK OPTIONS

  Effective October 21, 1996, each holder of options granted under the Group's 1993 Incentive Stock Plan agreed to terminate all options held and receive grants of 1,690,000 Restricted shares of LaTex Common Stock which, on May 1, 1997, was exchanged for Alliance shares. The Group recognized an employee bonus of $528,125 related to this transaction based on the market value of LaTex's stock on the date of grant. No tax gross up rights were granted in connection with the issue of the Restricted Stock.

  Since May 1, 1997, the Group operates two employee share option schemes. Both schemes have similar terms, the principal terms being:

  --any director or employee may be granted options over Shares;

  --the subscription price will be no less than market price at the date of grant;

  --options granted to an individual are limited such that the aggregate market value of shares subject to option taken together with the aggregate market value of shares which have been acquired under rights granted under the schemes in the previous ten years does not exceed four times cash salary;

  --the exercise of options may be subject to performance tests. Ordinary options (exercisable after three years) may be subject to attainment of a specified profit level or performance. Long term options (exercisable after 5 years) may be subject to growth in earnings per share over the immediately preceding five years matching or exceeding growth in earnings per share of the companies ranked in the top 25 of the FTSE-100 share index.

  A summary of the status of the share option schemes is as follows:

                                                                WEIGHTED AVERAGE
                                                        SHARES   SERVICE PRICE
                                                        ------- ----------------
   As at May 1, 1997...................................     --            --
   Granted............................................. 675,000    24.5 pence
   On acquisition of LaTex............................. 237,500      80 pence
                                                        -------
   As at April 30, 1998................................ 912,500    38.9 pence
                                                        =======

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  No performance tests have been set for any of the above options.

  The Group's accounting policy for compensation cost is in line with Accounting Principles Board Opinion 25. Accordingly, compensation cost has not been recognized for share option plans except to deal with any discounts on option exercise prices, compared with market prices at the measurement date. For the year ended April 30, 1998, had compensation costs been charged against income based on the fair value at the grant-dates for awards under the share option plans, consistent with Statement of Financial Accounting Standards No. 123, the net loss and net loss per share would not have been materially different. This was determined using the Black Scholes option pricing model utilizing the following assumptions:

   Risk free interest rate............................................. 6%
   Expected life....................................................... 10 years
   Volatility.......................................................... 14%

  No equivalent information is provided in respect of earlier periods in view of the cancellation of all outstanding awards in the year ended July 31, 1996.

  At April 30, 1998, the Company also had outstanding 50,000 options to purchase shares at 300 pence per share which have been issued other than pursuant to the employee share options schemes.

(11)WARRANTS

  On May 1, 1997 the Company issued warrants to subscribe for 1,927,908 common shares of 40 pence each in exchange for the then outstanding warrants to subscribe for common shares in LaTex. For periods ended on or before April 30, 1997, the warrants outstanding reflect the Alliance warrants issued on May 1, 1997, as though issued at the date of issue of the LaTex warrants for which the Alliance warrants were exchanged.

  In addition warrants to subscribe for 1,210,938 Common Shares were issued to Bank of America as part consideration for the acquisition of the overriding royalty interest (see note 2).

  Warrants to purchase 1,927,908 and 3,082,041 common shares were outstanding at April 30, 1997 and 1998, respectively. The warrants expire at various dates ranging from November 1998 to May 2007, at prices ranging from $.87 to $4.94.

(12)CONVERTIBLE SUBORDINATED UNSECURED LOAN NOTES

  At April 30, 1998 the Group had outstanding loan notes convertible into 1,193,581 common shares of which loan notes convertible into 1,078,125 common shares were issued in part consideration for the acquisition of the overriding royalty interest amounting to $1,400,700 (see note 2) and loan notes convertible into 115,456 common shares were issued to settle restructuring and arrangement fees of $150,000 in connection with the LaTex acquisition. The loan notes, which are non-interest bearing, are convertible by the holders (on the payment of a nominal cash consideration) any time up to ten years following their date of issue. They are convertible in the following six months on like terms at the option of the Company. Any loan notes not converted prior to the date ten years and six months from issue will be repaid on that date at an amount equal to twice the amount paid up on the notes.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

(13)CONTINGENCIES AND COMMITMENTS

  On October 7, 1994, Northern Natural Gas Company ("Northern") filed a lawsuit against the Group alleging that the Group had breached two transportation service agreements dated December 1, 1990, between Northern and Panda Resources, Inc. (Panda), a former wholly-owned subsidiary of the Group. On June 6, 1996, Northern and the Group entered into a settlement agreement pursuant to which (a) the Group issued to Northern 50,000 shares of LaTex's Series B Senior Convertible Preferred Stock at fair market value of $500,000, and (b) the Group agreed to pay Northern $465,000 in installments of $50,000 by June 21, 1996, $150,000 by May 1, 1997, $125,000 by May 1, 1998, and
$140,000 by May 1, 1999. An agreed judgment was entered in the case, but Northern has agreed not to seek to enforce the judgment unless the Group defaults in its payment obligations. Once the required payments have been made, Northern has agreed to execute a release of the judgment. These amounts have been reflected in the Group's consolidated financial statements in the year ended July 31, 1996.

  On November 17, 1994, Associated Storage Corporation ("Associated") filed a lawsuit against the Group alleging that the Group had breached a July 21, 1993 agreement between Associated and the Group. On May 15, 1997, Associated and the Group entered into a settlement agreement pursuant to which the Group agreed to pay $100,000 in twelve monthly installments. These amounts have been reflected in the Group's consolidated financial statements in the nine months ended April 30, 1997.

  In connection with the sale of Panda, the Group became a party to disputes between Torch Energy Marketing, Inc. ("Torch"), Nuevo Liquids, Inc. ("Nuevo") and Panda. On December 7, 1995, the Group entered into a settlement agreement (the "Settlement") to settle all matters related to the sale and the related litigation. Pursuant to the Settlement, the Group agreed to pay to Torch and Nuevo (a) $20,000 on December 7, 1995, and an additional $30,000 over the course of 90 days following execution of the Settlement, and (b) to pay $50,000 within one year of the Settlement, an additional $50,000 within two years of the Settlement, and an additional $150,000 within three years of the Settlement, together with interest in the amount of $36,000. These amounts have been reflected in the Group's consolidated financial statements. To secure its obligation under the Settlement, the Group stipulated in an agreed judgment that it would be liable in the amount of $1,000,000 (less any amounts paid pursuant to the Settlement) upon the Group's default of its obligation under the Settlement. In addition, the Group agreed to assume and indemnify Panda and Torch against all obligations and amounts owed under a May 2, 1989 agreement between Panda and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. Pursuant to this indemnification, the Group has been asked to indemnify Torch with respect to claims brought against it by Northern in a lawsuit filed March 7, 1996, as more fully discussed below.

  On March 7, 1996, Northern filed a lawsuit against Torch Energy Advisors, Inc. ("Torch") for alleged breach of a May 2, 1989 agreement (the "Dewey County Contract") between Torch, Panda and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. The Group has assumed the defense of this matter pursuant to the indemnification agreement entered into as part of the December 7, 1995, settlement among Torch, Panda and the Group discussed above. Northern contended that Panda failed to transport the required volumes. Northern sued Torch under a written guaranty agreement and has claimed that Torch denuded the assets of Panda and is therefore liable for the debts of Panda. On March 23, 1998, the Group agreed to execute a promissory note for $150,000 plus accrued interest to Northern Natural Gas Company in consideration for Northern's agreement not to sue the Group. Provision for this settlement had been made in the consolidated financial statements for the nine months ended April 30, 1997.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

  As at the date of these financial statements, the Group has made all required payments under the above settlements on a timely basis.

  Germany Oil Company (a wholly owned subsidiary) was named as a defendant in three wrongful death actions which were settled during the year ended April 30, 1998. The Group's liability insurance was adequate to cover the loss.

  On September 12, 1996 Alliance received a writ from Best Royalties Plc claiming $186,368 and a declaration that Best Royalties Plc is entitled to a sum equal to 40 percent of Alliance Resources (USA), Inc.'s net cash proceeds received from the Arrowhead No. 1 well (and payment of such sum). Alliance denies the claim and is vigorously defending this matter.

  On March 9, 1998 Alliance filed a lawsuit in Louisiana, USA alleging malpractice against a law firm of Baldwin & Haspel, LLC, for acts and omission in certain property and securities transactions during the period June 1994 to October 1996. The total amount of Alliance's claim has not yet been ascertained.

  On April 8, 1998, Union Pacific Resources Company ("UPRC") filed a lawsuit in the District Court of Denver, Colorado against Germany Oil Company alleging breach of contract arising out of oil and gas property in Cheyenne County, Colorado. Germany Oil Company filed an answer and counterclaim on May 18, 1998, vigorously denying the allegation and alleging breach of contract, breach of fiduciary duty, conversion and other related claims. The total amount of the claims will be determined at trial.

  On April 17, 1998, UPRC filed a lawsuit in the District Court of Tarrant County, Texas against Germany Oil Company alleging breach of contract arising out of oil and gas property in Crockett County, Texas and claiming damages of approximately $351,000. Germany Oil Company intends to vigorously defend the claim and counterclaim for breach of contract, breach of fiduciary duty, and other related claims.

  In addition to the aforementioned litigation, the Group is a named defendant in lawsuits, and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome of lawsuits or other proceedings and claims against the Group cannot be predicted with certainty, management does not expect these additional matters to have material adverse effect on the financial position or results of operations or liquidity of the Group.

  The Group leases office space and certain property and equipment under various lease agreements. As of April 30, 1998, future minimum lease commitments were approximately as follows:

      YEAR ENDING APRIL 30
      --------------------
        1999...........................................................  $20,155
        2000...........................................................    5,000
        2001...........................................................    5,000

  Rent expense under all operating leases was $175,470, $160,780, and $235,732 during the year ended April 30, 1998, the nine months ended April 30, 1997, and the year ended July 31, 1996, respectively.

  The Company announced on April 29, 1998 that it is in discussions which may, or may not, lead to the acquisition of a minority interest in certain United Kingdom gas interests. Such acquisition would be classified as a reverse takeover under The Rules of the London Stock Exchange and accordingly subject to Alliance Resources PLC shareholders approval. Accordingly on April 29, 1998 the London Stock Exchange, at the Company's request, temporarily suspended the listing of the Company's ordinary shares pending shareholders approval of the acquisition. The Company is currently in discussions with various parties regarding financing arrangements to allow for the completion of the acquisition. These discussions include potential revisions to the existing Credit Agreement with Bank of America to provide the Company with additional funding and liquidity until completion of the acquisition.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

(14)RELATED PARTY TRANSACTIONS

  The Group from time to time has made loans to certain officers, directors and stockholders. During the nine months ended April 30, 1997, the board of directors forgave $391,218, of notes and accrued interest, due from directors and former officers of the Group. This amount is included in general and administrative expenses.

  Under the terms of the acquisition of LaTex by Alliance, the Group disposed of its interests in Wexford and Imperial, and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. (LaTex Resources International) and Phoenix Metals, Inc. (Phoenix Metals) to Imperial for 85,981 shares of Common Stock. Imperial is controlled by the former president of LaTex. A fairness opinion was obtained from the investment banking firm of Wood Roberts, Inc. (WRI) a company controlled by John R. Martinson, a Director, concluding that the transaction was fair to the Group's stockholders. The Common Stock is included in Treasury Stock at April 30, 1997.

  The Group was previously a party to an agreement with WRI, pursuant to which WRI acted as a financial advisor to the Group. Under the agreement, the Group agreed to pay WRI a success fee in connection with any merger or acquisition involving a party introduced to the Group by WRI, and any financing facility arranged by WRI. In addition, the Group has issued to WRI six year common stock purchase warrants to purchase 460,858 shares at $.87 per share, of which 374,877 and 318,072 are outstanding as of April 30, 1997 and January 31, 1998, respectively. As of March 4, 1996, the financial advisor agreement between the Group and WRI was terminated by agreement of the parties. By separate agreement, the Group agreed to pay WRI a fee of $240,000 upon acquisition of LaTex by Alliance and a fee equal to 0.5% of the amount of any credit facility obtained by the Group from a bank or other financial institution introduced by WRI in order to refinance its indebtedness to its principal lender (or 85,986 shares of Common Stock). This fee ($100,000) was settled by issue of the Common Stock which is included in the stock outstanding at April 30, 1997.

  During the year ended April 30, 1998, the Company received $123,000 of proceeds from the sale of 10,351,966 shares in the Company which had previously been owned by Mr. John O' Brien, the former Chief Executive of the Company. The right to receive the proceeds from the sale of the shares arose from a settlement agreed between the Company and Mr. O'Brien following the discovery that the Company had suffered a financial loss as a result of a number of transactions involving Mr. O'Brien or parties connected with him.

(15)DERIVATIVES

 Oil and Gas

  The Group was required, by agreement with its primary lender in 1995, to participate in a price protection program, for a majority of its oil and gas sales. Under the commodity collar transaction, oil prices were fixed at a floor of $16.50/Bbl and a ceiling of $19.82/Bbl based on projected monthly production. Under the commodity swap transaction, the price of gas was fixed at $1.806 MMBTU based on projected monthly production. The production rates were calculated by the primary lender from reserve report data and were fixed by the lender (24,352 Bbls and 173,868 MMBTU's per month). The monthly hedge amount was calculated by the lender from published market rates. The pricing agreement did not allow for full benefits from prices above the ceiling amount. The settlement gains and losses are included in oil and gas revenue.

  As allowed under the Alliance Credit Agreement, the oil and gas pricing derivatives were terminated on May 15, 1997, at a cost of $1,128,000 settled by an increase in the Bank of America loan. The loss relating to the buy-out has been recognized in its entirety during the year ended April 30, 1998, consequent upon the Group entering into a new price protection agreement.

  On October 23, 1997, the Group entered into new commodity price hedge agreements to protect against price declines which may be associated with the volatility in oil and gas spot prices. Unlike the previous hedging

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES
agreements, the new commodity price hedge agreements, while protecting the downside, also provide the Group with exposure to price increases beyond certain agreed price levels. The commodity price hedges have been achieved through the purchase of put options (floors) by the Group, and the associated premium cost was funded by additional drawdowns under the current credit agreement. The commodity price hedges cover 32,000 Bbls and 100,000 MMbtus per month for the year to October 31, 1998, and cover in excess of 90% of the Group's current monthly sales volumes. The floors currently equate to approximately $18.50/Bbl Nymex WTI contract and $2.20/MMBTU Nymex Natural Gas contract.

 Interest

  The Group is required, by agreement with its primary lender (see Note 8) to participate in an interest rate protection program, for interest on the debt payable to the primary lender until February 29, 2000. Interest is hedged to achieve a fixed rate of 7.49% calculated on a monthly basis based on a fixed amortization schedule determined on loan origination. The notional principal is reduced each month by $365,000. The notional principal outstanding at April 30, 1998 was $17,799,000 and this will have reduced at termination to $9,769,000. The hedging gains/losses are included in interest expense.

 Concentrations of Credit Risk

  During the year ended April 30, 1998, the Group sold approximately 39% of its oil and gas revenues to one purchaser (year ended July 31, 1996, 16%). The Group had no other purchases in excess of 10% of its oil and gas revenues in any of the periods presented.

(16)DISPOSITION OF OIL AND GAS PROPERTIES

  The Group made two oil and gas property sales during the nine months ended April 30, 1997, for approximately $1,500,000. During the year ended April 30, 1998, the Group sold oil and gas properties for approximately $5,600,000. Proceeds of such sales were credited to the full cost pool.

(17)SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

 Results of Operations from Oil and Gas Producing Activities

  The following sets forth certain information with respect to the Group's results of operations from oil and gas producing activities for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998. All of the Group's oil and gas producing activities are located within the United States. The abandonment costs include $2,491,299 and $955,496 related to the Tunisia and Kazakhstan projects, respectively.

                                        1996           1997           1998
                                   -------------- -------------- --------------
                                   (AS RESTATED)
                                   (IN THOUSANDS) (IN THOUSANDS) (IN THOUSANDS)
   Revenues......................     $11,980        $ 5,698        $10,210
   Production costs..............      (4,601)        (2,550)        (4,849)
   Gross production taxes........        (871)          (567)          (657)
   Cessation of overseas explora-
    tion.........................      (3,447)           --             --
   Depreciation and depletion....      (3,208)        (1,457)        (2,571)
   Loss on commodity deriva-
    tives........................         --             --          (1,128)
                                      -------        -------        -------
   Income (loss) from operations
    before income taxes..........        (147)         1,124          1,005
   Income tax expense............         --             --             --
                                      -------        -------        -------
   Results of operations
    (excluding corporate overhead
    and interest costs)..........     $  (147)       $ 1,124        $ 1,005
                                      =======        =======        =======

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

 Capitalized Costs and Cost Incurred Relating to Oil and Gas Activities

                                       1996           1997           1998
                                  -------------- -------------- --------------
                                  (AS RESTATED)
                                  (IN THOUSANDS) (IN THOUSANDS) (IN THOUSANDS)
United States....................    $ 41,379       $36,107        $ 43,200
Foreign..........................         --            --              --
                                     --------       -------        --------
      Total capitalized costs....      41,379        36,107          43,200
Less accumulated depreciation,
 depletion and amortization......     (12,022)       (9,432)        (13,571)
                                     --------       -------        --------
      Net capitalized costs......    $ 29,357       $26,675        $ 29,629
                                     ========       =======        ========
Costs incurred during the year:
  Exploration costs:
    United States................    $    --        $   --         $    --
    Foreign......................          84           --              --
                                     --------       -------        --------
                                     $     84       $   --         $    --
                                     ========       =======        ========
  Development costs:
    United States................    $    978       $   348        $  1,821
    Foreign......................         --            --              276
                                     --------       -------        --------
                                     $    978       $   348        $  2,097
                                     ========       =======        ========
  Purchase of minerals in place:
    United States................    $  2,800       $   --         $  9,041
    Foreign......................         --            --              --
                                     --------       -------        --------
                                     $  2,800       $   --         $  9,041
                                     ========       =======        ========

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

  The estimates of proved oil and gas reserves were prepared by independent petroleum engineers. The Group emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of the Group's proved reserves are undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

  Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

  The following is an analysis of the Group's proved oil and gas reserves.

                                                          OIL (MBBLS) GAS (MMCF)
                                                          ----------- ----------
   Proved resources at July 31, 1995.....................   5,431.8     28,113
   Revisions of previous estimates.......................   1,077.5      1,350
   Production............................................    (405.0)    (3,481)
   Purchases of reserves-in-place........................     248.7      2,190
                                                            -------     ------
   Proved reserves at July 31, 1996......................   6,353.0     28,172
   Revisions of previous estimates.......................     417.7       (577)
   Production............................................    (190.0)    (1,640)
                                                            -------     ------
   Proved reserves at April 30, 1997.....................   6,580.7     25,955
   Revisions of previous estimates.......................    (735.5)     2,149
   Production............................................    (396.2)    (1,689)
   Purchases of reserves-in-place........................   1,335.7      4,173
   Sales of reserves-in-place............................    (290.4)    (4,266)
                                                            -------     ------
   Proved reserves at April 30, 1998.....................   6,494.3     26,322
                                                            =======     ======
   Proved developed reserves at:
     July 31, 1996.......................................   4,952.9     27,757
                                                            =======     ======
     April 30, 1997......................................   5,166.9     25,461
                                                            =======     ======
     April 30, 1998......................................   3,773.7     22,632
                                                            =======     ======

  During the nine months ended April 30, 1997, the Group sold oil and gas properties for approximately $1,500,000. The Group chose not to include those properties in its reserve appraisal at July 31, 1996.

                    ALLIANCE RESOURCES PLC AND SUBSIDIARIES

DISCOUNTED FUTURE NET CASH FLOWS

  In accordance with Statement of Financial Accounting Standards No. 69, estimates of the standardized measure of discounted future cash flows were determined by applying period-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by the estimated future production and development costs based on period-end costs to determine pre-tax cash inflows over the Group's tax basis in the associated proved oil and gas properties. Net operating losses, credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

  The estimated standardized measure of discounted future cash flows follows:

                                          1996          1997          1998
                                      ------------  ------------  ------------
   Future cash inflows..............  $181,566,000  $139,587,000  $131,858,000
   Future production and development
    costs...........................   (79,763,000)  (64,086,000)  (48,683,000)
                                      ------------  ------------  ------------
   Future net cash inflows before
    income tax expense..............   101,803,000    75,501,000    83,175,000
   Future income tax expense........   (21,193,000)  (11,477,000)  (10,444,000)
                                      ------------  ------------  ------------
   Future net cash flows............    80,610,000    64,024,000    72,731,000
   10% annual discount for estimated
    timing of cash flows............   (36,721,000)  (28,656,000)  (27,625,000)
                                      ------------  ------------  ------------
   Standardized measure of
    discounted future net cash
    flows...........................  $ 43,889,000  $ 35,368,000  $ 45,106,000
                                      ============  ============  ============

  The changes in standardized measure of discounted future net cash flows follows:

                                                  NINE MONTHS
                                    YEAR ENDED       ENDED        YEAR ENDED
                                   JULY 31, 1996 APRIL 30, 1997 APRIL 30, 1998
                                   ------------- -------------- --------------
   Beginning of period............  $28,802,000   $ 43,889,000   $35,368,000
   Increases (decreases)
     Sales, net of production
      costs.......................   (6,973,000)    (4,074,000)   (4,338,000)
     Net change in sales prices,
      net of production costs.....   21,444,000    (12,690,000)    7,671,000
     Changes in estimated future
      development costs...........   (3,419,000)      (280,000)   (1,161,000)
     Revisions of previous quan-
      tity estimates..............    6,601,000      1,282,000    (1,778,000)
     Accretion of discount........    2,691,000      5,350,000     3,963,000
     Net change income taxes......   (8,725,000)     5,345,000       813,000
     Purchases of reserves-in-
      place.......................    2,093,000            --     12,720,000
     Sales of reserves-in-place...          --             --     (4,975,000)
     Changes of production rates
      (timing) and other..........    1,375,000     (3,454,000)   (3,177,000)
                                    -----------   ------------   -----------
   End of period..................  $43,889,000   $ 35,368,000   $45,106,000
                                    ===========   ============   ===========

                                                                     APPENDIX A

                                   GLOSSARY

  The terms defined in this Appendix are used throughout this Proxy Statement.

  Acquisition Share. Newly created restricted voting share of Alliance convertible by the holder into one Share within five years after completion of the Acquisition subject to and in accordance with the terms and conditions of the Acquisition Agreement.

  Alliance. Alliance Resources PLC, a public limited company organized and registered under the laws of England and Wales.

  BoA. Bank of America National Trust & Savings Association.

  BoA ORI. The overriding royalty interest in LaTex's share of all hydrocarbons produced from substantially all of LaTex's oil and gas properties, previously owned by an affiliate of BoA.

  Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

  Bcf. One billion cubic feet of gas.

  Bcfe. Means Bcf equivalent.

  Boe. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or gas liquids to 6 Mcf of gas.

  Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

  Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

  Development Well. A development well is a well drilled within the presently proved productive area of an oil or gas reservoir, as indicated by reasonable interpretation of available data, with the objective of completing in that reservoir.

  Difco. Difco Limited, a private limited company organized and registered under the laws of England and Wales.

  Difco Acquisition. Alliance's acquisition of all of the issued and outstanding shares of capital stock of Difco, with Difco becoming a wholly-owned subsidiary of Alliance.

  Difco Acquisition Agreement. The Sale and Purchase Agreement, dated as of June 29, 1998, by and between Alliance and the shareholders of Difco.

  Dry Hole; Dry Well; Non-Productive Well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

  Exploratory Well. An exploratory well is a well drilled either in search of a new, as-yet undiscovered oil or gas reservoir or to greatly extend the known limits of a previously discovered reservoir.

  Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

  LaTex. LaTex Resources, Inc., a Delaware corporation and a wholly-owned subsidiary of Alliance.

  LaTex Merger. The merger of Alliance with LaTex, effective May 1, 1997.

  MBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

  MBoe. One thousand BOEs.

  MBtu. One thousand BTUs.

  Mcf. One thousand cubic feet of gas.

  MMbl. One million barrels of crude oil or other liquid hydrocarbons.

  MMboe. One million BOEs.

  MMbtu. One million BTUs.

  MMcf. One million cubic feet of gas.

  MMcfe. MMcf equivalent using the ratio of six MMcf of gas to one MBbl of crude oil or condensate.

  Net; Net Revenue Interest. Production or revenue that is owned by the respective company and produced for its interest after deducting royalties and other similar interests.

  Net Acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

  NTS. The U.K. National Transmission System.

  Operating Agreement. Joint Operating Agreement between Alliance and Burlington Resources covering Block Nos. 110/2b, 110/2c, 110/7c-F1, 110/7a, 110/8a, 110/9a, 110/12a, 110/14, 113/26a and 113/27a in the East Irish Sea.

  P per therm. Pence per therm, which is equal to 1,000 great calories (a "great calorie" being the heat required to raise a kilogram of water one degree centigrade).

  Pre-tax PV10 value. When used with respect to oil and gas reserves, Pre-tax PV10 value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

  Productive Well. A well that is producing oil or gas or that is capable of production.

  Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved Reserves. The estimated quantities of crude oil, gas and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

  Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

  Shares. The ordinary shares of Alliance, par value (Pounds)0.40 per share.

  Sour Gas. Natural gas contaminated with chemical impurities, notably hydrogen sulphide or other sulfur compounds, which impart to the gas a foul odor. Such compounds must be removed before the gas can be used for commercial and domestic purposes.

  Standardized Measure. When used with respect to oil and gas reserves, Standardized Measure is the standardized measure of discounted future net cash flows to be generated from the production of proved reserves computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances may estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

  Subsidiary Undertaking. An undertaking is the subsidiary undertaking of another if any of the following apply.

    a. It holds a majority of the voting rights in the undertaking.

    b. It is a member of the undertaking and has the right to appoint or remove directors holding a majority of the voting rights at meetings of the board on all, or substantially all, matters.

    c. It has the right to exercise a dominant influence over the undertaking:

      i. by virtue of provisions contained in the undertaking's memorandum or articles; or

      ii. by virtue of a control contract. The control contract must be in writing and be of a kind authorized by the memorandum or articles of the controlled undertaking. It must also be permitted by the law under which that undertaking is established.

    d. It is a member of the undertaking and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the undertaking.

    e. It has a participating interest in the undertaking and:

      i. it actually exercises a dominant influence over the undertaking;
    or

      ii. it and the undertaking are managed on a unified basis.

  A parent undertaking is also treated as the parent undertaking of the subsidiary undertakings of its subsidiary undertakings.

  Sweet Gas. Natural gas not contaminated with impurities, such as hydrogen sulphide or other sulphur compounds, except for removal of any liquid constituents that may be present, sweet gas is ready for commercial and domestic use.

  U.K. DTI. The United Kingdom Department of Trade and Industry.

  Undeveloped Acreage. Lease acreage on which wells have not been participated in or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

  U.S. GAAP. U.S. generally accepted accounting principles.

  Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property as well as to a share of production.

                                                                     APPENDIX B

                                                                   July 7, 1998

Board of Directors
Alliance Resources PLC
Kingsbury House
15-17 King Street
London, SW1Y 6QU
United Kingdom

Gentlemen:

  On March 3, 1998, Alliance Resources PLC ("Alliance") instructed Gaffney, Cline & Associates, Inc. ("GCA") to proceed with an independent due diligence examination and evaluation of certain undeveloped gas fields and exploration licenses in Morecambe Bay of the United Kingdom's East Irish Sea. These properties were acquired by a wholly-owned subsidiary of Burlington Resources Inc. ("Burlington") in December 1997 from British Gas Exploration and Production Plc ("BG"). Burlington will serve as the operator in most of the licenses. Subsequent to the aforementioned transaction, Alliance has the opportunity to acquire an undivided 20% interest in these properties, and it is this secondary transaction that is the subject of this report.

  GCA is an independent professional consultancy of 35 years standing whose specialties include petroleum reservoir evaluation and economic analysis. In the preparation of this report, GCA, its partners, directors and employees have maintained and continue to maintain a strict, independent relationship with Alliance and Burlington in the services provided, including the provision of the opinions expressed in this report. Furthermore, GCA has no interest in any assets or share capital of Alliance or Burlington.

  GCA has conducted a review of seven undeveloped natural gas discoveries and the exploration potential of 13 blocks or partial blocks located in the East Irish Sea off the west coast of the United Kingdom and purchased by Burlington. This review was conducted during March 1998 subsequent to a series of technical and commercial information gathering visits to Burlington's offices in Houston and London, and discussions were held with key project personnel.

  Burlington made available to GCA its comprehensive database of technical information acquired from BG on this property package, including all raw data, geological, petrophysical and geophysical interpretations, engineering reports and calculations. GCA has received all the essential data requested and has further reviewed the 3D seismic data and interpretations available on Burlington's workstations.

  The proved natural gas reserve volumes reported here have been prepared in accordance with the reporting guidelines of the United States Securities and Exchange Commission (SEC), and have been satisfactorily tested for economic producing life using constant prices and costs as of January 1, 1998, the effective date of this assessment. This economic test was conducted using a December 31, 1997, quoted price of 16.05 pence/therm (US $2.65/million Btu @ US $1.65/(Pounds)) for spot deliveries of natural gas at Bacton in the United Kingdom (published in the Financial Times) to calculate estimated future gross revenues. Future net revenues were ascertained by deducting capital expenditures, operating costs and other expenditures (including abandonment costs, totaling an aggregate of $6MM, although these costs would not begin to be incurred until after the year 2015) determined to be appropriate.

  This reserve volume economic test also formed the general basis for the supplementary economic information presented below. The Discounted Future Net Revenue (DFNR) after-tax at 10% reflects a deduction of US $26.8 million for accumulated past costs against Alliance's future income tax liability in the United Kingdom. This deduction arises from Burlington's acquisition of the British Gas properties and is assumed to pass proportionately to Alliance's 20% net interests. A sensitivity analysis of the effect of variations in natural

Board of Directors
ALLIANCE RESOURCES PLC
July 7, 1998

gas sales prices on the Discounted Future Net Revenue (DFNR) at 10% illustrated below, indicates that each 1 pence/therm change in gas price would cause a corresponding change of US $12.0 million (MM) pre-tax and US $8.5 MM in the after-tax DFNR at 10%. The following table represents a summary of our conclusions as of January 1, 1998:

                         NET TO ALLIANCE RESOURCES PLC

                                                    PROVED     PROVED    TOTAL
                                                   DEVELOPED UNDEVELOPED PROVED
                                                   --------- ----------- ------
Estimated Future Net Oil/Condensate--bbis........       0           *        *
Estimated Future Net Gas--Bscf...................       0       152.8    152.8
Total Future Gross Revenue--$MM..................       0       379.1    379.1
Capital Expenditures--$MM........................       0        78.9     78.9
Operating Expenditures--$MM......................       0       102.8    102.8
Estimated Future Net Revenue (Pre-tax)--$MM......       0       197.4    197.4
Discounted Future net Revenue @ 10% (Pre-tax)--
 $MM.............................................       0        86.7     86.7
United Kingdom Income Taxes--$MM.................       0        53.1     53.1
Estimated Future Net Revenue (After-tax)--$MM....       0       144.3    144.3
Discounted Future Net Revenue @ 10% (After-tax)--
 $MM.............................................       0        62.5     62.5
Estimated Future Net Revenues (Pre-tax) by Year--
 $MM
  1998...........................................       0        (0.5)    (0.5)
  1999...........................................       0       (19.1)   (19.1)
  2000...........................................       0        (9.1)    (9.1)
  2001...........................................       0        23.4     23.4
                                                      ---       -----    -----
    Subtotal.....................................       0        (5.3)    (5.3)
  Thereafter.....................................       0       202.7    202.7
                                                      ---       -----    -----
    Total........................................       0       197.4    197.4
                                                      ===       =====    =====

--------
* The hydrocarbon liquid content of these sales gas reserve volumes are reflected in the sales gas revenues through their heating value.

  The estimated reserve volumes shown in this report are for Proved Undeveloped reserve volumes and are expressed in billions of standard cubic feet (Bscf). They contain inert gases with no heating value which, if removed, would reduce the total proved net reserve volume shown above by 22 Bscf. In accordance with SEC guidelines, our estimates do not contemplate unproved (Probable or Possible) reserve volumes which may exist for these properties. Indeed, while 11 undrilled exploration prospects have been identified in this property package which do appear to present attractive drilling opportunities, neither the cost of pursuing a program of this nature or the rewards, if any, of a successful outcome of such activity have been taken into account in the economic conclusions presented here.

  THE ESTIMATED REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES PRESENTED HERE ARE NOT REPRESENTED TO BE MARKET VALUES FOR THE APPRAISED PROPERTIES.

  This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserve volumes for properties of this type and character. The recovery of natural gas reserve volumes and projection of producing rates are dependent upon many variable factors, including the development of the fields, prudent operations, and market demand. Actual production results and future well data may yield additional facts, not presently available to us, which will require adjustments to our estimates.

Board of Directors
ALLIANCE RESOURCES PLC
July 7, 1998

  The reserve volumes included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales volumes, prices received for the reserves, costs incurred in recovering such reserve volumes and future capital costs may vary from assumptions included in this report due to governmental policies, uncertainties of supply and demand and other factors. Also, estimates of reserve volumes may increase or decrease as a result of future operations. As in all aspects of oil and natural gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data. Therefore, our conclusions necessarily represent only informed, professional judgements.

  The data used in our estimates was obtained from Burlington and was accepted as accurate. Basic geologic and field performance data, together with our engineering worksheets, are maintained on file in our office.

  As independent oil and gas consultants, Gaffney, Cline & Associates, Inc. hereby consents to the inclusion of our report and the references to our firm in the Proxy Statement of Alliance to be used in connection with the solicitation of proxies to approve the acquisition of the subject properties and in the Schedule 14A of Alliance filed with the Securities and Exchange Commission.

                               Very truly yours,

                       GAFFNEY, CLINE & ASSOCIATES, INC.

                               William B. Cline
                                Senior Partner

PROXY                        ALLIANCE RESOURCES PLC
                                KINGSBURY HOUSE
                               15-17 KING STREET
                                LONDON SW1Y 6QU

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Keenan and Paul R. Fenemore, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all of the ordinary shares of Alliance Resources PLC (the "Company"), held of record by the undersigned at the close of business on July 27, 1998, at the Extraordinary General Meeting of the Company (the "Meeting") to be held on July 29, 1998, and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING IN ACCORDANCE WITH PROPOSAL 3.

                                    (Continued and to be signed on reverse side)

[X] Please mark votes as in this example.
1. Proposal to approve the acquisition of Difco Limited ("Difco"), the simultaneous acquisition by Difco of the East Irish Sea Interests and the dispensation of the existing Difco shareholders from any obligations under Rule 9 of the City Code on Takeovers and Mergers.
                        [_] FOR [_] AGAINST [_] ABSTAIN
2. Proposal to approve the increase in authorized share capital, the Directors' power of allotment and the increase in the Directors' borrowing powers.
                        [_] FOR [_] AGAINST [_] ABSTAIN
3. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the Meeting or any adjournments thereof.
                        [_] FOR [_] AGAINST [_] ABSTAIN

                                   Please execute the Proxy as your name
                                   appears hereon. When shares are held by
                                   joint tenants, both should sign, or if one signs he should attach evidence of his authority. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATED:  July   , 1998

                                   --------------------------------------------
                                             Signature of Shareholder

                                   --------------------------------------------
                                             Signature of Shareholder
                                                (if held jointly)

PLEASE MARK BOXES IN BLUE OR BLACK INK. PLEASE MARK, COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. TO BE VALID, THIS FORM MUST BE COMPLETED, SIGNED AND RETURNED SO THAT IT ARRIVES AT THE COMPANY'S REGISTRARS NOT LATER THAN 2:00 PM ON JULY 27, 1998.